Exhibit T3C1

KAISA GROUP HOLDINGS LTD.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee

and

The entities listed on Schedule I hereto

as initial Subsidiary Guarantors

Indenture

Dated as of [•], 2016

Series A Variable Rate Senior Notes due December 31, 2019

CROSS-REFERENCE TABLE

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.11
(a)(4)	N.A
(a)(5)	7.07(e)
(b)	7.01(c), 7.07(a), 7.07(b), 7.10
311(a)	7.01(c)
(b)	7.01(c)
312(a)	2.12
(b)	12.03(d)
(c)	12.03(d)
313(a)	7.01(e)
(b)(1)	7.01(e)
(b)(2)	7.01(e)
(c)	7.01(e)
(d)	7.01(e)
314(a)	4.20, 6.08
(b)	10.01(b)(iii), 10.01(d)
(c)(1)	12.04
(c)(2)	12.04
(c)(3)	N.A
(d)	10.06
(e)	12.05
(f)	N.A
315(a)	7.01(b), 7.02(b)
(b)	7.05
(c)	7.01(b)
(d)	7.01(d)
(e)	6.13
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.07, 9.02
(c)	9.02(d)
317(a)(1)	6.09
(a)(2)	6.10
(b)	4.01(a)
318(a)	12.02

v

EXHIBITS1

EXHIBIT A	Form of Certificated Note
EXHIBIT B	[Intentionally Left Blank]
EXHIBIT C	[Intentionally Left Blank]
EXHIBIT D	Form of Global Note
EXHIBIT E-1	Form of Authorization Certificate
EXHIBIT E-2	Form of Authorization Certificate
EXHIBIT F-1	[Intentionally Left Blank]
EXHIBIT F-2	[Intentionally Left Blank]
EXHIBIT G	[Intentionally Left Blank]
EXHIBIT H	Supplemental Indenture
EXHIBIT I	Form of Compliance Certificate
EXHIBIT J	Trustee, Paying Agent and Registrar
EXHIBIT K	Form of Paying Agent and Registrar Appointment Letter
SCHEDULE I	Subsidiary Guarantors
SCHEDULE II	Subsidiary Guarantor Pledgors
SCHEDULE III	Transactions with Shareholders and Affiliates Pursuant to Agreements in Effect on the Exchange Date

[1]	Commercial terms contained in these exhibits will be adapted in the indentures for the other series in conformity with the Restructuring Support Agreement.

INDENTURE, dated as of [•], 2016, among Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands, as the Company, the Subsidiary Guarantors listed in Schedule I hereto, and Wilmington Trust, National Association, as Trustee.

RECITALS

WHEREAS, the Company has duly authorized the execution and delivery of this Indenture to provide for the issuance of US$[•][10% of the aggregate principal amount of all New HY Notes issued] aggregate principal amount of the Company’s Series A Variable Rate Senior Notes due December 31, 2019 and, if and when issued, any Additional Notes and PIK Notes as provided herein (the “Notes”). All things necessary to make this Indenture a valid agreement of the Company, in accordance with its terms, have been done, and the Company has done all things necessary to make the Notes (in the case of the Additional Notes or PIK Notes, when duly authorized), when executed by the Company and authenticated and delivered by the Registrar and duly issued by the Company, the valid obligations of the Company as hereinafter provided.

WHEREAS, the Subsidiary Guarantors party hereto have duly authorized the execution and delivery of this Indenture as guarantors of the Notes. All things necessary to make this Indenture a valid agreement of each Subsidiary Guarantor, in accordance with its terms, have been done, and each Subsidiary Guarantor has done all things necessary to make the Subsidiary Guarantees, when the Notes are executed by the Company and authenticated and delivered by the Registrar and duly issued by the Company, the valid obligations of such Subsidiary Guarantor as hereinafter provided.

WHEREAS, pursuant to the Security Documents (as defined herein), the initial Subsidiary Guarantor Pledgors (as defined herein) and the Company have agreed to grant a security interest in the Collateral (as defined herein) to the Trustee in order to secure the obligations of the Company under the Notes and this Indenture and of such Subsidiary Guarantor Pledgor under its Subsidiary Guarantee.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary, whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary.

“Additional Amounts” has the meaning set forth in Section 4.21.

“Additional Notes” has the meaning set forth in Section 2.09.

“Additional New HY Notes” means Additional Notes and additional [Series B Notes, Series C Notes, Series D Notes and Series E Notes.]2

“Affiliate” means, with respect to any Person, any other Person (1) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person, (2) who is a director or officer of such Person or any Subsidiary of such Person or of any Person referred to in clause (1) of this definition or (3) who is a spouse or any person cohabiting as a spouse, child or step-child, parent or step-parent, brother, sister, step-brother or step-sister, parent-in-law, grandchild, grandparent, uncle, aunt, nephew and niece of a Person described in clause (1) or (2). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 4.15.

“Agent” means any Registrar or Paying Agent as the context requires.

“Applicable Redemption Price” means an amount equal to the aggregate principal amount of the Notes outstanding multiplied by the redemption price that would be applicable to the redemption of the Notes under Section 3.02 as of the Debt Proceeds Redemption Date, plus any accrued and unpaid interest to (but excluding) the Debt Proceeds Redemption Date.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any Restricted Subsidiary or (2) an acquisition by the Company or any Restricted Subsidiary of the property and assets of any Person other than the Company or any Restricted Subsidiary that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by the Company or any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of the Company or any Restricted Subsidiary which accounts for all or substantially all of the assets of such Restricted Subsidiary.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction and including any sale or issuance of the Capital Stock of any Restricted Subsidiary) in one transaction or a series of related transactions by the Company or any Restricted Subsidiary to any Person; provided that “Asset Sale” shall not include:

(1) sales, transfers or other dispositions of inventory, receivables and other current assets (including properties under development for sale and completed properties for sale) in the ordinary course of business;

[2]	To adjust when populating the other indentures.

(2) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.07;

(3) sales, transfers or other dispositions of assets with a Fair Market Value not in excess of US$1.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions;

(4) any sale, transfer, assignment or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Company or its Restricted Subsidiaries;

(5) any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6) a transaction covered in Section 5.01; and

(7) any sale, transfer or other disposition by the Company or any Restricted Subsidiary, including the sale or issuance by the Company or any Restricted Subsidiary of any Capital Stock of any Restricted Subsidiary to the Company or any Restricted Subsidiary.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value, discounted at the interest rate implicit in such Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Authorization Certificate” has the meaning set forth in Section 2.02.

“Authorized Officer” means, with respect to the Company, a Subsidiary Guarantor or a JV Subsidiary Guarantor, any one officer or director, who, in each case, is authorized to represent the Company, a Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, in each case as evidenced to the Trustee in an Authorization Certificate.

“Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Bank Deposit Secured Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary that is (i) secured by cash deposits, bank accounts or other assets of the Company or a Restricted Subsidiary and/or (ii) guaranteed by a guarantee or a letter of credit (or similar instruments) from or arranged by the Company or a Restricted Subsidiary and is used by the Company and its Restricted Subsidiaries to effect exchange of currencies or remit money onshore or offshore.

“Board of Directors” means the board of directors elected or appointed by the stockholders of the Company to manage the business of the Company or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” means any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by every member of the Board of Directors.

“Business Day” means any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in the location of the Corporate Trust Office, The City of New York, London or Hong Kong (or in any other place in which payments on the Notes are to be made) are authorized by law or governmental regulation to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Exchange Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock, but excluding debt securities convertible into such equity.

“Capitalized Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Certificated Notes” means the Notes, in certificated, registered form, executed and delivered by the Company (and the Subsidiary Guarantors) and authenticated by the Registrar in exchange for the Global Notes, in the event that (1) Euroclear or Clearstream is at any time unwilling or unable to act as a depository for the Global Notes and a successor depository is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (2) either Euroclear or Clearstream, or a successor depositary is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so or (3) an Event of Default has occurred and is continuing with respect to the Notes.

“Change of Control” means the occurrence of one or more of the following events:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act), other than one or more Permitted Holders;

(2) the Company consolidates with, or merges with or into, any Person (other than one or more Permitted Holders), or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and in substantially the same proportion as before the transaction;

(3) the Permitted Holders are the beneficial owners of less than 35.0% of the total voting power of the Voting Stock of the Company;

(4) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 of the Exchange Act), directly or indirectly, of the total voting power of the Voting Stock of the Company greater than such total voting power held beneficially by the Permitted Holders;

(5) individuals who on the Exchange Date constituted the Board of Directors (together with any new directors whose election was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who were members of the Board of Directors on the Exchange Date or whose election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(6) the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Offer” has the meaning set forth in Section 4.13.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” means Clearstream Banking, société anonyme, its affiliates and its successors or assigns.

“Closing Price” means, with respect to any Trading Day, the price for such day published in the Daily Quotation Sheet published by The Stock Exchange of Hong Kong Limited or, as the case may be, the equivalent quotation sheet of any other securities exchange on which the Company’s ordinary shares are at any time listed for trading.

“Collateral” means all collateral securing, or purported to be securing, directly or indirectly, the Notes or any Subsidiary Guarantee pursuant to the Security Documents, and shall initially consist of the Capital Stock of the initial Subsidiary Guarantors.

“Commercial Properties Group” means the group of Subsidiaries of the Company holding an interest in hotels and commercial properties.

“Commodity Agreement” means any spot, forward, swap or option commodity price protection agreements or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Common Depositary” means Citibank Europe plc, as common depositary for Euroclear and Clearstream.

“Common Security Trustee” means Citicorp International Limited as the shared security agent under the Intercreditor Agreement.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding on the Exchange Date, and include, without limitation, all series and classes of such common stock or ordinary shares.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor under this Indenture and the Notes pursuant to this Indenture.

“Consolidated Assets” means, with respect to any Restricted Subsidiary at any date of determination, the Company and its Restricted Subsidiaries’ proportionate interest in the total consolidated assets of that Restricted Subsidiary and its Restricted Subsidiaries measured in accordance with GAAP as of the last day of the most recent fiscal quarter period for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile on a timely manner) are available (which may include internal consolidated financial statements).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense;

(2) income taxes (other than income taxes attributable to extraordinary and non-recurring gains or losses or sales of assets); and

(3) depreciation expense, amortization expense and all other non-cash items reducing Consolidated Net Income (other than non-cash items in a period which reflect cash expenses paid or to be paid in another period), less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in conformity with GAAP; provided that (i) if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by the Company or any Restricted Subsidiary and (ii) in the case of any PRC CJV consolidated in accordance with GAAP, Consolidated EBITDA shall be reduced (to the extent not already reduced in accordance with GAAP) by any payments, distributions or amounts (including the Fair Market Value of any non-cash payments, distributions or amounts) required to be made or paid by such PRC CJV to the PRC CJV Partner, or to which the PRC CJV Partner otherwise has a right or is entitled, pursuant to the joint venture agreement governing such PRC CJV.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (i) Consolidated Interest Expense for such period and (ii) all cash and non-cash dividends paid, declared, accrued or accumulated during such period on any Disqualified Stock or Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or any Wholly Owned Restricted Subsidiary except for dividends payable in the Company’s Capital Stock (other than Disqualified Stock) or dividends paid to the Company or to a Wholly Owned Restricted Subsidiary.

“Consolidated Interest Expense” means, for any period, the amount that would be included in gross interest expense on a consolidated income statement prepared in accordance with GAAP for such period of the Company and its Restricted Subsidiaries, plus, to the extent not included in such gross interest expense, and to the extent incurred, accrued or payable during such period by the Company and its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capitalized Lease Obligations and imputed interest with respect to Attributable Indebtedness, (ii) amortization of debt issuance costs and original issue discount expense and non-cash interest payments in respect of any Indebtedness, (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges with respect to letters of credit or similar instruments issued for financing purposes or in respect of any Indebtedness, (v) the net costs associated with Hedging Obligations (including the amortization of fees), (vi) interest on Indebtedness of any other Person that is guaranteed by the Company or any Restricted Subsidiary (other than Pre-Registration Mortgage Guarantees), only to the extent such interest is actually paid by the Company or any Restricted Subsidiary and (vii) any capitalized interest; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in conformity with GAAP; provided that the following items (other than any net after-tax gains in connection with the sale of Guangzhou Jiasui Shine Co., Ltd.) shall be excluded in computing Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of net income actually paid in cash to, or the amount of loss actually funded in cash by, the specified Person or a Restricted Subsidiary of the Person during such period;

(2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary or all or substantially all of the property and assets of such Person are acquired by the Company or any Restricted Subsidiary;

(3) the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter, articles of association or other similar constitutive documents, or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

(4) the cumulative effect of a change in accounting principles;

(5) any net after-tax gains realized on the sale or other disposition of (A) any property or assets of the Company or any Restricted Subsidiary or (B) any Capital Stock of any Person (including any gains by the Company realized on sales of Capital Stock of the Company or any Restricted Subsidiary), in each case, which is not sold in the ordinary course of business of the Company or any Restricted Subsidiary;

(6) any translation gains or losses due solely to fluctuations in currency values and related tax effects; and

(7) any net after-tax extraordinary or non-recurring gains,

provided that any net after tax gains derived from direct or indirect sale by the Company or any Restricted Subsidiary of (i) Capital Stock of a Restricted Subsidiary primarily engaged in the holding of Investment Property or (ii) an interest in any Investment Property arising from the difference between the original cost basis and the cash sale price shall be added to Consolidated Net Income to the extent not already included in the net income for such period as determined in conformity with GAAP and Consolidated Net Income.

“Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available fiscal quarter, semi-annual or annual consolidated balance sheet of the Company and its Restricted Subsidiaries, plus, to the extent not included, any Preferred Stock of the Company, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Company or any Restricted Subsidiary, each item to be determined in conformity with GAAP.

“Contractor Guarantees” means any guarantee by the Company or any Restricted Subsidiary of Indebtedness of any contractor, builder or other similar Person engaged by the Company or such Restricted Subsidiary in connection with the development, construction or improvement of real or personal property or equipment to be used in a Permitted Business by the Company or any Restricted Subsidiary in the ordinary course of business, which Indebtedness was Incurred by such contractor, builder or other similar Person to finance the cost of such development, construction or improvement.

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, United States of America.

“Currency Agreement” means any foreign exchange forward contract, currency swap agreement, currency hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in foreign exchange rates.

“CVR” means the contingent value rights issued by the Company on the Exchange Date, after the Schemes of Arrangement have been sanctioned, issued pursuant to the CVR Agreement.

“CVR Agreement” means the Contingent Value Rights Agreement, dated as of the Exchange Date, between the Company and U.S. Bank National Association, as CVR Trustee.

“CVR Settlement Date” has the same meaning ascribed to it in the CVR Agreement.

“CVR Triggering Event” has the same meaning ascribed to it in the CVR Agreement.

“Debt Proceeds Redemption Amount” means an amount equal to the Net Cash Proceeds of any issuance of Future Permitted Pari Passu Secured Indebtedness multiplied by the ratio of (i) the aggregate principal amount of the Notes outstanding to (ii) the aggregate principal amount of Existing Permitted Pari Passu Secured Indebtedness outstanding, rounded down to the nearest US$1; provided that, to the extent that any portion of the Net Cash Proceeds of any issuance of Future Permitted Pari Passu Secured Indebtedness are not to be applied to repurchase or redeem any Existing Permitted Pari Passu Secured Indebtedness (whether due to a prohibition in the terms of such Existing Permitted Pari Passu Secured Indebtedness or otherwise, such Indebtedness being “Excluded Pari Passu Indebtedness”), the aggregate principal amount of such Excluded Pari Passu Indebtedness shall be excluded from the aggregate principal amount of Existing Permitted Pari Passu Secured Indebtedness for the purposes of making the calculation under clause (ii) hereunder.

“Debt Proceeds Redemption Date” means the 30th day following the issuance of the notice of redemption with respect to an issuance of Future Permitted Pari Passu Secured Indebtedness.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.13 and Section 4.14 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of the Notes as are required to be repurchased pursuant to Section 4.13 and Section 4.14.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“Entrusted Loans” means borrowings by a PRC Restricted Subsidiary from a bank that are secured by a pledge of deposits or bank accounts made by another PRC Restricted Subsidiary to the lending bank as security for such borrowings, provided that such borrowings are not reflected on the consolidated balance sheet of the Company.

“Euroclear” means Euroclear Bank SA/NV, its affiliates and its successors or assigns.

“Event of Default” has the meaning set forth in Section 6.01.

“Excess Proceeds” has the meaning set forth in Section 4.14.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Convertible Bond PIK Interest” means the interest that is capitalized and added to the then current outstanding principal amount of the Exchange Convertible Bonds pursuant to the terms of the Exchange Convertible Bonds.

“Exchange Convertible Bonds” means the U.S. dollar-denominated variable rate convertible bonds due 2019 issued by the Company pursuant to the terms of the Mandatorily Exchangeable Bonds and any Exchange Convertible Bond PIK Interest with respect thereto.

“Exchange Date” means the date on which the Notes are originally issued under this Indenture, after the Schemes of Arrangement have been sanctioned.

“Exempted Subsidiary” means any Restricted Subsidiary organized in any jurisdiction other than the PRC that is prohibited by applicable law or regulation to provide a Subsidiary Guarantee or a JV Subsidiary Guarantee or create any Lien over its Capital Stock to secure any of the secured obligations subject to the Intercreditor Agreement; provided that (x) the Company shall have failed, upon using commercially reasonable efforts, to obtain any required governmental or regulatory approval or registration with respect to such Subsidiary Guarantee, JV Subsidiary Guarantee or Lien over its Capital Stock, to the extent that such approval or registration is available under any applicable law or regulation and (y) such Restricted Subsidiary shall cease to be an Exempted Subsidiary immediately upon such prohibition ceasing to be in force or apply to such Restricted Subsidiary or upon the Company having obtained such applicable approval or registration.

“Existing Non-Guarantor Subsidiaries” means the PRC Restricted Subsidiaries and the Other Non-Guarantor Subsidiaries.

“Existing Permitted Pari Passu Secured Indebtedness” means the New HY Notes and the Mandatorily Exchangeable Bonds outstanding on the Exchange Date and any Exchange Convertible Bonds which are issued pursuant to the terms of the Mandatory Exchangeable Bonds, and any PIK Notes and Indebtedness resulting from the payment in kind of interest pursuant to the terms of the indentures governing the New HY Notes in the form of PIK Notes (as defined in such indentures), Mandatorily Exchangeable Bond PIK Interest or Exchange Convertible Bond PIK Interest with respect thereto.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution, except in the case of a determination of Fair Market Value of total assets for the purposes of determining a JV Entitlement Amount, in which case such price shall be determined by an accounting, appraisal or investment banking firm of recognized international standing appointed by the Company.

“Fixed Charge Coverage Ratio” means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarter periods prior to such Transaction Date for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner) are available (which may include internal consolidated financial statements) (the “Four Fiscal-Quarter Period”) to (2) the aggregate Consolidated Fixed Charges during such Four Fiscal-Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness or Preferred Stock Incurred, repaid or redeemed during the period (the “Reference Period”) commencing on and including the first day of the Four Fiscal-Quarter Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Fiscal-Quarter Period), in each case as if such Indebtedness or Preferred Stock had been Incurred, repaid or redeemed on the first day of such Reference Period; provided that in the event of any such repayment or redemption, Consolidated EBITDA for such Four Fiscal-Quarter Period shall not include any interest income actually earned by the Company or such Restricted Subsidiary during such Four Fiscal-Quarter Period in respect of the funds used to repay or redeem such Indebtedness or Preferred Stock;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period;

(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Company or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; and

(E) pro forma effect shall be given to the creation, designation or re-designation of Restricted Subsidiaries and Unrestricted Subsidiaries as if such creation, designation or re-designation had occurred on the first day of such Reference Period;

provided that, to the extent that clause (C) or (D) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition (or asset acquisition or asset disposition), such pro forma calculation shall be based upon the four full fiscal quarter periods immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

“Future Permitted Pari Passu Secured Indebtedness” has the meaning set forth in Section 4.22.

“Future Subsidiary Guarantor” has the meaning set forth in Section 11.09.

“Future Subsidiary Guarantor Pledgor” has the meaning set forth in Section 10.02.

“GAAP” means Hong Kong Financial Reporting Standards as in effect from time to time. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Global Note” has the meaning set forth in Section 2.04.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” has the meaning set forth in Section 4.12.

“Hedging Obligation” of any Person means the obligations of such Person pursuant to any Commodity Agreement, Currency Agreement or Interest Rate Agreement.

“Holder” means the Person in whose name a Note is registered in the Note register.

“Incur” means, with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Capital Stock; provided that (1) any Indebtedness and Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (or fails to meet the qualifications necessary to remain an Unrestricted Subsidiary) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) the accretion of original issue discount shall not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments;

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Indebtedness;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person;

(8) to the extent not otherwise included in this definition, Hedging Obligations; and

(9) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends.

Notwithstanding the foregoing, Indebtedness shall not include (1) any capital commitments, deferred payment obligation, pre-sale receipts in advance from customers or similar obligations Incurred in the ordinary course of business in connection with the acquisition, development, construction or improvement of real or personal property (including land use rights) to be used in a Permitted Business, (2) any Entrusted Loan; provided that such Indebtedness is not reflected as borrowings on the consolidated balance sheet of the Company (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet) or (3) any obligations in respect of the CVRs.

The amount of Indebtedness of any Person at any time shall be the outstanding balance at such time of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest;

(C) that the amount of Indebtedness with respect to any Hedging Obligation shall be (x) zero if Incurred pursuant to clause (vi) of Section 4.06(b) or (y) equal to the net amount payable by such Person if the Commodity Agreement, Currency Agreement or Interest Rate Agreement giving rise to such Hedging Obligation were terminated at that time due to default by such Person if not Incurred pursuant to such clause; and

(D) that the contingent obligations arising from letters of credit, bankers’ acceptances or other similar instruments of a Restricted Subsidiary to secure Indebtedness of another Restricted Subsidiary shall not be deemed to be Indebtedness so long as such contingent obligations are used to secure the payment of Indebtedness of another Restricted Subsidiary permitted to be Incurred under this Indenture.

“Independent Third Party” means any Person that is not an Affiliate of the Company.

“Insurance Company Investor” means an Independent Third Party that is a financial institution or an insurance company organized under the laws of the PRC or an Affiliate thereof that invests in any Capital Stock of a PRC Restricted Subsidiary.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of the Exchange Date, among the Company, the Subsidiary Guarantor Pledgors, Wilmington Trust, National Association as the trustee for the New HY Notes, U.S. Bank National Association as the bond trustee with respect to the Mandatorily Exchangeable Bonds and Citicorp International Limited as the shared security agent (the “Common Security Trustee”), as supplemented or amended from time to time.

“Interest Payment Date” has the meaning specified in the Form of Note attached hereto as Exhibit A and Exhibit D.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Interest Record Date” has the meaning specified in the Form of Note attached hereto as Exhibit A and Exhibit D.

“Investment” means:

(i) any direct or indirect advance, loan or other extension of credit to another Person,

(ii) any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others),

(iii) any purchase or acquisition of Capital Stock, Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person, or

(iv) any guarantee of any obligation of another Person to the extent such obligation is outstanding and to the extent guaranteed by such Person.

For the purposes of the provisions of Section 4.07 and Section 4.18: (i) the Company will be deemed to have made an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of the Company’s proportionate interest in the assets (net of the Company’s proportionate interest in the liabilities owed to any Person other than the Company or a Restricted Subsidiary and that are not guaranteed by the Company or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary at the time of such designation and (ii) any property transferred to or from any Person shall be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Investment Property” means any property that is owned and held by any Restricted Subsidiary incorporated under the laws of the PRC for long-term rental yields or for capital appreciation or both, or any hotel owned by the Company or any Restricted Subsidiary from which the Company or any Restricted Subsidiary derives or expects to derive operating income.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “–” indication, or an equivalent rating representing one of the four highest Rating Categories, by S&P or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest Rating Categories, by Moody’s or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Company as having been substituted for S&P or Moody’s or both, as the case may be.

“Judgment Currency” has the meaning set forth under Section 7.12.

“JV Entitlement Amount” means, with respect to any JV Subsidiary Guarantor and its Subsidiaries, an amount that is equal to the product of (i) the Fair Market Value of the total assets of such JV Subsidiary Guarantor and its Subsidiaries, on a consolidated basis (without deducting any Indebtedness or other liabilities of such JV Subsidiary Guarantor and its Subsidiaries) as of the date of the last fiscal quarter end of the Company; and (ii) a percentage equal to the direct equity ownership percentage of the Company and/or its Restricted Subsidiaries in the Capital Stock of such JV Subsidiary Guarantor and its Subsidiaries.

“JV Subsidiary Guarantee” has the meaning set forth under Section 11.01.

“JV Subsidiary Guarantor” means a Restricted Subsidiary that executes a JV Subsidiary Guarantee.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to create any mortgage, pledge, security interest, lien, charge, easement or encumbrance of any kind).

“Mandatorily Exchangeable Bond PIK Interest” means the interest that is capitalized and added to the then current outstanding principal amount of the Mandatorily Exchangeable Bonds pursuant to the terms of the Mandatorily Exchangeable Bonds.

“Mandatorily Exchangeable Bonds” means the U.S. dollar-denominated variable rate mandatorily exchangeable bonds due 2019 issued by the Company on the Exchange Date and any Mandatorily Exchangeable Bond PIK Interest with respect thereto.

“Measurement Date” means April 28, 2010.

“Minority Joint Venture” means any corporation, association or other business entity that is accounted for by the equity method of accounting in accordance with GAAP by the Company or a Restricted Subsidiary and primarily engaged in the Permitted Businesses, and such Minority Joint Venture’s Subsidiaries.

“Moody’s” means Moody’s Investors Service, Inc., its affiliates and its successors or assigns.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment banks) related to such Asset Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP;

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof; and

(c) with respect to the issuance of Future Permitted Pari Passu Secured Indebtedness, the cash proceeds of such issuance, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance and net of taxes paid or payable as a result thereof.

“New HY Notes” means the Series A Notes, the Series B Notes, the Series C Notes, the Series D Notes and the Series E Notes; each, a “series.”

“New Non-Guarantor Subsidiaries” has the meaning assigned to such term in Section 11.09(c).

“Non-Guarantor Subsidiary” means any Restricted Subsidiary not providing a Subsidiary Guarantee or JV Subsidiary Guarantee.

“Non-Restructured Onshore Debt” means Onshore Debt of the Company or any Restricted Subsidiary outstanding on the Exchange Date (other than Restructured Onshore Debt).

“Notes” has the meaning assigned to such term in the Recitals.

“Offer to Purchase” means an offer to purchase the Notes by the Company from the Holders commenced by sending a notice to the Trustee, the Paying Agent and each Holder at its last address appearing in the Note register stating:

(1) the provision of this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is sent) (the “Offer to Purchase Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Company defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Offer to Purchase Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note pursuant to the applicable procedures of Euroclear and Clearstream, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the order of the Company’s agent (the “Tender Agent”) appointed for the purpose of the Offer to Purchase with a copy to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Offer to Purchase Payment Date;

(6) that Holders will be entitled to withdraw their election if the Tender Agent receives, not later than the close of business on the third Business Day immediately preceding the Offer to Purchase Payment Date, a facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of US$1,000 and integral multiples of US$1 in excess thereof. Notwithstanding the foregoing, for the purpose of Euroclear and Clearstream, the denominations are considered as US$1. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum amount.

One Business Day prior to the Offer to Purchase Payment Date, the Company will deposit with the Tender Agent money sufficient to pay the purchase price of all Notes or portions thereof to be accepted by the Company for payment on the Offer to Purchase Payment Date. On the Offer to Purchase Payment Date, the Company shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; and (b) deliver, or cause to be delivered, to the Paying Agent all Notes or portions thereof so accepted together with an Officers’ Certificate (with a copy to the Trustee) specifying the Notes or portions thereof accepted for payment by the Company. The Tender Agent shall promptly send to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Registrar shall as soon as reasonably practicable authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each such Note purchased and each such new Note issued shall be in a principal amount of US$1,000 and integral multiples of US$1 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Offer to Purchase Payment Date. The Company will comply with Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations, in the event that the Company is required to repurchase the Notes pursuant to an Offer to Purchase.

The materials used in connection with an Offer to Purchase are required to contain or incorporate by reference information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will assist such Holders to make an informed decision with respect to the Offer to Purchase, including a brief description of the events requiring the Company to make the Offer to Purchase, and any other information required by applicable law to be included therein. The offer is required to contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase.

“Officer” means one of the executive officers of the Company or, in the case of a Subsidiary Guarantor or a JV Subsidiary Guarantor, one of the directors or executive officers of such Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be.

“Officers’ Certificate” means a certificate signed by two Officers; provided, however, with respect to the Officers’ Certificate required to be delivered by any Subsidiary Guarantor or JV Subsidiary Guarantor under this Indenture, Officers’ Certificate means a certificate signed by one Officer if there is only one Officer in such Subsidiary Guarantor or JV Subsidiary Guarantor at the time such certificate is required to be delivered.

“Onshore Debt” has the meaning set forth in Section 6.04(b).

“Opinion of Counsel” means a written opinion from legal counsel which is reasonably acceptable to the Trustee.

“Other Non-Guarantor Subsidiaries” means Ace Start Enterprises Limited (佳始企业有限公司), Bowen Asset Management (Cayman) Limited (宝运资产管理(开曼)有限公司), Bowen Asset Management Limited (宝运资产管理有限公司), Brave Sigh Limited (勇志有限公司), Brave Sigh (Hong Kong) Limited (勇志(香港)有限公司), Central Sino Investments Limited (正汉投资有限公司), Central Sino Investments (Hong Kong) Limited (正汉投资(香港)有限公司), Crest Sum Limited (总冠有限公司), Crest Sum (Hong Kong) Limited (总冠(香港)有限公司), Glorious Model Limited (荣程有限公司), Glorious Model (Hong Kong) Limited (荣程(香港)有限公司), Goldenform Investments Limited (崇坚投资有限公司), Greater Sail Limited (顺帆有限公司), Greater Sail (Hong Kong) Limited (顺帆(香港)有限公司), Hao Xi Holdings Limited (豪熙控股有限公司), Hao Xi Holdings (Hong Kong) Limited (豪熙控股(香港)有限公司), Heroic Lead Limited (杰领有限公司), Heroic Lead (Hong Kong) Limited (杰领(香港)有限公司), Huang Da Limited (煌达有限公司), Huang Da (Hong Kong) Limited (煌达(香港)有限公司), Kaisa Logistic Group Limited (佳兆业物流集团有限公司), Kaisa Technology Limited (佳兆业科技有限公司), Kaisa Ventures Limited (佳兆业创投有限公司), Kaisa Ventures (Hong Kong) Limited (佳兆业创投(香港)有限公司), Luxuriant Year Limited (茂年有限公司), Luxuriant Year (Hong Kong) Limited (茂年(香港)有限公司), Onfair Asia Pacific Limited (安信亚太有限公司), Peiyu Limited (沛裕有限公司), Peiyu (Hong Kong) Investments Limited (沛裕(香港)投资有限公司), Pointer Star Limited (尖星有限公司), Portwood Global Limited (港活环球有限公司), Portwood Global (Hong Kong) Limited (港活环球(香港)有限公司), Richedge Limited (博锋有限公司), Richedge (Hong Kong) Limited (博锋(香港)有限公司), Right Year Developments Limited (伟年发展有限公司), Right Year Developments (Hong Kong) Limited (伟年发展(香港)有限公司), Soarhigh Developments Limited (展升发展有限公司), Soarhigh Developments (Hong Kong) Limited (展升发展(香港)有限公司), Splendid Maple Limited (烨枫有限公司), Splendid Maple (Hong Kong) Limited (烨枫(香港)有限公司), Superb Mega Limited (超旭有限公司), Super Winful Limited (超全有限公司), Tong Sheng Investments Limited (通升投资有限公司), Tong Sheng Investments (Hong Kong) Limited (通升投资(香港)有限公司), Yuan Yuan Investment Company Limited (远源投资有限公司), Action Enrich Limited, Action Enrich (Hong Kong) Investment Limited, Sunny Harvest Investments Limited, Sunny Harvest Investments (Hong Kong) Limited, Sunny Sino Investments Limited and Sunny Sino Investments (Hong Kong) Limited.

“outstanding” when used with respect to the Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Paying Agent or accepted by the Paying Agent for cancellation;

(ii) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Paying Agent for the Holders of such Notes; provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be outstanding because the Company or any Affiliate of the Company holds the Note; provided that in determining whether the Holders of the requisite amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company. For the avoidance of doubt, the aggregate principal amount outstanding under any Note shall include any increase in the outstanding principal amount of such Note as the result the issuance of PIK Notes, if any.

“Pari Passu Guarantee” means a guarantee by the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor of Indebtedness of the Company (including Additional New HY Notes), any Subsidiary Guarantor or any JV Subsidiary Guarantor; provided that (i) the Company, such Subsidiary Guarantor or such JV Subsidiary Guarantor is permitted to Incur such Indebtedness under Section 4.06 and (ii) such guarantee ranks pari passu with the Subsidiary Guarantee of such Subsidiary Guarantor or with any outstanding JV Subsidiary Guarantee of such JV Subsidiary Guarantor, as the case may be.

“Paying Agent” means the initial paying and transfer agent with respect to the Notes appointed pursuant to a Paying Agent and Registrar Appointment Letter in the form of Exhibit K or any successor thereto and any paying and transfer agent with respect to the Notes subsequently appointed pursuant to a paying and transfer agent and registrar agreement or letter of appointment.

“Payment Date” shall have the meaning set forth in Section 4.01.

“Payment Default” means (1) any default in the payment of interest on any Note when the same becomes due and payable, (2) any default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, (3) the failure by the Company to make or consummate a Change of Control Offer in the manner described under Section 4.13 or an Offer to Purchase in the manner described under Section 4.14 or (4) any Event of Default specified in Section 6.01(e).

“Permitted Business” means any business conducted by the Company and its Restricted Subsidiaries on the Exchange Date and other businesses reasonably related, ancillary or complementary thereto.

“Permitted Holders” means any or all of the following:

(1) Mr. Kwok Ying Shing, Mr. Kwok Chun Wai and Mr. Kwok Ying Chi;

(2) any Affiliate (other than an Affiliate as defined in clause (2) or (3) of the definition of “Affiliate”) of any of the Persons specified in clause (1) of this definition; and

(3) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are at least 80% owned by Persons specified in clauses (1) and (2) of this definition.

“Permitted Indebtedness” has the meaning set forth in Section 4.06(b).

“Permitted Investment” means:

(1) any Investment in the Company or a Restricted Subsidiary that is primarily engaged, directly or indirectly through one or more other Restricted Subsidiaries, in a Permitted Business or a Person which will, upon the making of such Investment, become a Restricted Subsidiary that is primarily engaged, directly or indirectly through one or more other Restricted Subsidiaries, in a Permitted Business or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or a Restricted Subsidiary that is primarily engaged in a Permitted Business.

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) any Investment pursuant to a Hedging Obligation designed solely to protect the Company or any Restricted Subsidiary against fluctuations in commodity prices, interest rates or foreign currency exchange rates and not for speculation;

(7) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(8) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 4.14;

(9) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.08;

(10) any Investment pursuant to Pre-Registration Mortgage Guarantees or Contractor Guarantees by the Company or any Restricted Subsidiary otherwise permitted to be incurred under this Indenture;

(11) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(12) advances to contractors and suppliers for the acquisition of assets or consumables or services in the ordinary course of a Permitted Business that are recorded as deposits or prepaid expenses on the Company’s consolidated balance sheet;

(13) deposits of pre-sale proceeds made in order to secure the completion and delivery of pre-sold properties and issuance of the related land use title in the ordinary course of a Permitted Business;

(14) deposits made in order to comply with statutory or regulatory obligations to maintain deposits for workers, compensation claims and other purposes specified by statute or regulation from time to time in the ordinary course of a Permitted Business;

(15) (i) deposits made in order to secure the performance of the Company or any Restricted Subsidiary, (ii) prepayments made in connection with the acquisition of real property or land use rights by the Company or any Restricted Subsidiary, in each case, in the ordinary course of a Permitted Business and (iii) advances to government authorities or government affiliated entities in the PRC in connection with the financing of redevelopment of old urban areas or primary land development, in each case, in the ordinary course of business that are recorded as assets on the Company’s consolidated balance sheet; and

(16) any Investment (including any deemed Investment upon the redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary or upon the sale of Capital Stock of a Restricted Subsidiary) by the Company or any Restricted Subsidiary in any Person; provided that:

(a) the Person into which such Investment is made is primarily engaged in the Permitted Businesses;

(b) none of the other shareholders of or partners in such Person is a Person described in clauses (x) or (y) of Section 4.15(a) (other than by reason of such shareholder or partner being an officer or director of the Company, a Restricted Subsidiary, a Minority Joint Venture or an Unrestricted Subsidiary or by reason of being a Restricted Subsidiary, a Minority Joint Venture or an Unrestricted Subsidiary);

(c) in the case of any Investment by the Company or any Restricted Subsidiary in a Person of which less than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by the Company or its Restricted Subsidiaries, at the time of such Investment, the Company could Incur at least US$1.00 of Indebtedness under the proviso in Section 4.06(a); provided that, this paragraph (c) shall not apply if such Investment would otherwise have been permitted under this clause (16) and such Investment, together with the aggregate amount of all other Investments made in reliance on this proviso since the Exchange Date, shall not exceed in aggregate an amount equal to 10% of Total Assets (such aggregate amount of Investments shall be calculated after deducting an amount equal to the net reduction in all Investments made in reliance on this proviso since the Exchange Date resulting from the events set forth in paragraphs (e)(i) through (e)(iii) of this clause (16), where references in such clauses to “under this clause (16)” shall be substituted with “in reliance on the proviso in paragraph (c) of this clause (16)”);

(d) no Default has occurred and is continuing or would occur as a result of such Investment; and

(e) such Investment, together with the aggregate of all other Investments made under this clause (16) since the Exchange Date shall not exceed in aggregate an amount equal to 20% of Total Assets. Such aggregate amount of Investments shall be calculated after deducting an amount equal to the net reduction in all Investments made under this clause (16) since the Exchange Date resulting from:

(i) payments of interest on Indebtedness, dividends or repayments of loans or advances made under this clause (16), in each case to the Company or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income),

(ii) the unconditional release of a Guarantee provided by the Company or a Restricted Subsidiary after the Exchange Date under this clause (16) of an obligation of any such Person, or

(iii) to the extent that an Investment made after the Exchange Date under this clause (16) is sold or otherwise liquidated or repaid for cash, the lesser of (x) cash return of capital with respect to such Investment (less the cost of disposition, if any) and (y) the initial amount of such Investment, not to exceed, in each case, the amount of Investments made by the Company or a Restricted Subsidiary after the Exchange Date in any such Person under this clause (16);

provided, further, that, for the avoidance of doubt, the value of each Investment made pursuant to this clause (16) shall be valued at the time such Investment is made;

(17) guarantees permitted under Section 4.06(b)(xxi); and

(18) any Investment deemed to have been made by the Company or any Restricted Subsidiary in the Subsidiaries in the Commercial Properties Group in connection with the Restructuring upon designation of such Subsidiaries in the Commercial Properties Group as Unrestricted Subsidiaries, provided that (A) (i) the Board of Directors of the Company has determined in good faith that the designation of such Subsidiaries in the Commercial Properties Group as Unrestricted Subsidiaries is necessary to obtain approval from a Qualified Exchange for the Restructuring, (ii) at the time of such designation, the members of the Restructuring Group remain Subsidiaries of the Company, and (iii) at the time of such designation, the members of the Restructuring Group remain primarily engaged in the Permitted Businesses; and (B) the aggregate of all Investments made under this clause (18) since the Exchange Date shall not exceed an amount equal to 10% of Total Assets (for the avoidance of doubt, any portion of such Investments exceeding 10% of Total Assets shall not constitute a Permitted Investment pursuant to this clause (18) but may be made, characterized and accounted for in accordance with the other provisions of this Indenture and provided further that, at the time when (x) the Company ceases to hold, directly or indirectly, at least 30% of the Voting Stock of any entity so designated as an Unrestricted Subsidiary or (y) any Person or group of Persons other than the Company and its Subsidiaries acquires a higher percentage of the Voting Stock of such entity than the percentage held directly or indirectly by the Company, the Company will be deemed to make an Investment in such entity equal to the Fair Market Value of any Investment that the Company retains, directly or indirectly, in such entity immediately following such event.

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal or administrative proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(5) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(6) any interest or title of a lessor in the property subject to any operating lease;

(7) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired; provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(8) Liens in favor of the Company or any Restricted Subsidiary;

(9) Liens arising from attachment or the rendering of a final judgment or order against the Company or any Restricted Subsidiary that does not give rise to an Event of Default;

(10) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(11) Liens existing on the Exchange Date and Liens securing any Indebtedness Incurred pursuant to Section 4.06(b)(i), Section 4.06(b)(xxiii) and Section 4.06(b)(xxiv);

(12) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (v) of Section 4.06(b); provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced and the new Lien has no greater priority than the original Lien; and provided further that any Future Permitted Pari Passu Secured Indebtedness complies with each of the requirements set forth under Section 4.22;

(13) Liens (including extensions and renewals thereof) upon real or personal property; provided that (a) such Lien is created solely for the purpose of securing Indebtedness of the type described under clause (vii) of Section 4.06(b), (b) such Lien is created prior to, at the time of or within 180 days after the later of the acquisition or the completion of development, construction or improvement of such property, (c) the principal amount of Indebtedness secured by such Lien does not exceed 100% of the cost of such property, development, construction or improvement and (d) such Lien shall not extend to or cover any property or assets other than such item of property and any improvements on such item; provided that, such Lien may cover other property or assets (instead of or in addition to such item of property or improvements) and the principal amount of Indebtedness secured by such Lien may exceed 100% of such cost if (x) such Lien is Incurred in the ordinary course of business and (y) the aggregate book value of property or assets (as of the last day of the most recent fiscal quarter period for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner) are available (which may be internal consolidated statements) ) or, if any such property or assets have been acquired since the date of such financial statements, the cost of such property or assets subject to Liens Incurred pursuant to this clause (13) does not exceed 130% of the aggregate principal amount of Indebtedness secured by such Liens;

(14) Liens under the Security Documents;

(15) Liens securing Indebtedness of the Company or any Restricted Subsidiary under any Pre-Registration Mortgage Guarantee which is permitted to be Incurred under clause (xiii) of Section 4.06(b);

(16) easements, rights-of-way, municipal and zoning ordinances or other restrictions as to the use of properties in favor of governmental agencies or utility companies that do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any Restricted Subsidiary;

(17) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations permitted by clause (vi) of Section 4.06(b);

(18) Liens on deposits of pre-sale proceeds made in order to secure the completion and delivery of pre-sold properties and issuance of the related land use title made in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(19) Liens on deposits made in order to comply with statutory obligations to maintain deposits for workers’ compensation claims and other purposes specified by statute made in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(20) Liens on deposits made in order to secure the performance of the Company or any Restricted Subsidiary in connection with the acquisition of real property or land use rights or personal property (including, without limitation, Capital Stock) by the Company or any Restricted Subsidiary (including, without limitation, by way of acquisition of Capital Stock of a Person) in the ordinary course of business and not securing Indebtedness of the Company or any Restricted Subsidiary;

(21) Liens granted by the Company or any PRC Restricted Subsidiary in favor of any Insurance Company Investor to secure the obligations of a Subsidiary of such PRC Restricted Subsidiary to pay a guaranteed or preferred dividend or return on Capital Stock of such Subsidiary held by such Insurance Company Investor permitted to be Incurred under clause (xvi) of Section 4.06(b);

(22) Liens on Investment Properties securing Indebtedness of the Company or any Restricted Subsidiary incorporated under the laws of the PRC permitted to be Incurred under clause (xix) of Section 4.06(b);

(23) Liens Incurred on cash deposits, bank accounts or other assets of the Company or any Restricted Subsidiary to secure Bank Deposit Secured Indebtedness of the type described under clause (xx) of Section 4.06(b);

(24) Liens on current assets securing Indebtedness permitted to be Incurred under clause (xiv) of Section 4.06(b);

(25) Liens to secure Entrusted Loans;

(26) Liens securing Indebtedness permitted to be Incurred under clause (xvii) of Section 4.06(b);

(27) Liens on the Capital Stock of the Person that is to be acquired under the relevant Staged Acquisition Agreement securing Indebtedness permitted to be Incurred under clause (xv) of Section 4.06(b);

(28) Liens securing Indebtedness Incurred under clause (xxi) of Section 4.06(b); and

(29) Liens on assets of a Non-Guarantor Subsidiary securing any Permitted Subsidiary Indebtedness of any Non-Guarantor Subsidiary permitted to be Incurred under the proviso in Section 4.06(a).

“Permitted Pari Passu Secured Indebtedness” has the meaning set forth in Section 4.22.

“Permitted Refinancing Indebtedness” has the meaning set forth in Section 4.06(b).

“Permitted Subsidiary Indebtedness” means Indebtedness (other than Public Indebtedness) of, and all Preferred Stock issued by, the Non-Guarantor Subsidiaries, taken as a whole (but excluding the amount of any Indebtedness of any Non-Guarantor Subsidiary permitted under clauses (i), (ii), (iv), (vi) and (xiii) of Section 4.06(b)); provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount outstanding of all such Indebtedness does not exceed an amount equal to 15.0% of Total Assets.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PIK Interest” means interest on the Notes paid in the form of PIK Notes.

“PIK Notes” has the meaning set forth in Section 2.07.

“PRC” means the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macau and Taiwan.

“PRC CJV” means any future Subsidiary that is a Sino-foreign cooperative joint venture enterprise with limited liability, established in the PRC pursuant to the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures adopted on April 13, 1988 (as most recently amended on October 31, 2000) and the Detailed Rules for the Implementation of the Law of the People’s Republic of China on Sino-foreign Cooperative Joint Ventures promulgated on September 4, 1995, as such laws may be amended.

“PRC CJV Partner” means with respect to a PRC CJV, the other party or parties to the joint venture agreement relating to such PRC CJV with the Company or any Restricted Subsidiary.

“PRC Restricted Subsidiary” means a Restricted Subsidiary organized under the laws of the PRC.

“Preferred Stock” as applied to the Capital Stock of any Person means Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over any other class of Capital Stock of such Person.

“Pre-Registration Mortgage Guarantees” means any Indebtedness of the Company or any Restricted Subsidiary consisting of a guarantee in favor of any bank or other similar financial institutions in the ordinary course of business of secured loans of purchasers of individual units of properties from the Company or any Restricted Subsidiary; provided that any such guarantee shall be released in full on or before the perfection of a security interest in such properties under applicable law in favor of the relevant lender.

“principal” of any Indebtedness means the principal amount of such Indebtedness (or if such Indebtedness was issued with original issue discount, the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness), together with, unless the context otherwise indicates, any premium then payable on such Indebtedness.

“Public Indebtedness” means any bonds, debentures, notes or similar debt securities issued in a public offering or a private placement (other than the New HY Notes) to institutional investors.

“Qualified Exchange” means either (1) the New York Stock Exchange, the London Stock Exchange, The Stock Exchange of Hong Kong Limited, the Nasdaq Stock Market or Singapore Exchange Securities Trading Limited or (2) a national securities exchange (as such term is defined in Section 6 of the Exchange Act) or a designated offshore securities market (as such term is defined in Rule 902(b) under the Securities Act).

“Qualified IPO” means an initial public offering, and a listing of, Capital Stock of a company on a Qualified Exchange, provided that, in the case that such listing is on a national securities exchange (as such term is defined in Section 6 of the Exchange Act) or a designated offshore securities market (as such term is defined in Rule 902(b) under the Securities Act), such listing shall result in a public float of not less than the percentage required by the applicable listing rules.

“Rating Agencies” means (1) S&P and (2) Moody’s and (3) if S&P or Moody’s or both shall not make a rating of the Notes publicly available, one or more “nationally recognized statistical rating organizations”, as the case may be, within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “–” for S&P; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from “BB+” to “BB,” as well as from “BB–” to “B+,” will constitute a decrease of one gradation).

“Rating Date” means, (1) in connection with a Change of Control Triggering Event, that date which is 90 days prior to the earlier of (a) a Change of Control and (b) a public notice of the occurrence of a Change of Control or of the intention by the Company or any other Person or Persons to effect a Change of Control or (2) in connection with actions contemplated under Section 5.01, that date which is 90 days prior to the earlier of (a) the occurrence of any such actions as set forth therein and (b) a public notice of the occurrence of any such actions.

“Rating Decline” means, (1) in connection with a Change of Control Triggering Event, the occurrence on, or within six months after the date of public notice of the occurrence of a Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) of any of the events listed below or (2) in connection with actions contemplated under Section 5.01, the notification by any of the Rating Agencies that such proposed actions will result in any of the events listed below:

(a) in the event the Notes are rated by both Moody’s and S&P on the Rating Date as Investment Grade, the rating of the Notes by either Rating Agency shall be below Investment Grade;

(b) in the event the Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by such Rating Agency shall be below Investment Grade; or

(c) in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“Register” has the meaning assigned to such term in Section 2.05.

“Registrar” has the meaning assigned to such term in Section 2.05.

“Regulation S” means Regulation S under the Securities Act.

“Relevant Jurisdiction” has the meaning set forth in Section 4.21(a).

“Responsible Officer” when used with respect to the Trustee shall mean any officer of the Trustee having direct responsibility for the administration of this Indenture, or to whom corporate trust matters are referred because of that officer’s knowledge of and familiarity with the particular subject.

“Restricted Payments” has the meaning assigned to such term in Section 4.07.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Restructured Onshore Debt” has the meaning set forth in Section 6.04(b).

“Restructuring” means the restructuring and Qualified IPO of the common shares of a Subsidiary of the Company in the Commercial Properties Group.

“Restructuring Group” means the company whose common shares are expected to be offered in the Restructuring and its Subsidiaries.

“RMB” means the Renminbi, the lawful currency of the People’s Republic of China, excluding Hong Kong, Macau and Taiwan for the purposes of this Indenture

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, its affiliates and its successors or assigns.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Company or any Restricted Subsidiary transfers such property to another Person and the Company or any Restricted Subsidiary leases it from such Person.

“Schemes of Arrangement” means a scheme of arrangement in respect of the Company under sections 673 and 674 of the Companies Ordinance (Cap. 622 of the laws of Hong Kong), and/or a scheme of arrangement in respect of the Company under section 86 of the Companies Law (2013 Revision) as applicable in the Cayman Islands and/or a scheme of arrangement in respect of the Company under Part 26 of the Companies Act 2006 as applicable in England and Wales.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Security Documents” means, collectively, the pledge or charge agreements and any other agreements or instruments that may evidence or create any security interest in favor of the Common Security Trustee on behalf of the Trustee and/or any Holders in any or all of the Collateral.

“Senior Indebtedness” of the Company or any Restricted Subsidiary, as the case may be, means all Indebtedness of the Company or such Restricted Subsidiary, as relevant, whether outstanding on the Exchange Date or thereafter created, except for Indebtedness which, in the instrument creating or evidencing the same, is expressly stated to be subordinated in right of payment to (a) in respect of the Company, the Notes, (b) in respect of any Restricted Subsidiary that is a Subsidiary Guarantor, its Subsidiary Guarantee; or (c) in respect of any Restricted Subsidiary that is a JV Subsidiary Guarantor, its JV Subsidiary Guarantee; provided that Senior Indebtedness does not include (1) any obligation to the Company or any Restricted Subsidiary, (2) trade payables or (3) Indebtedness Incurred in violation of this Indenture.

“Series A Notes” means the Notes.

“Series B Notes” means the variable rate senior notes due June 30, 2020, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [18% of all New HY Notes issued].

“Series C Notes” means the variable rate senior notes due December 31, 2020, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [22% of all New HY Notes issued].

“Series D Notes” means the variable rate senior notes due June 30, 2021, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [24% of all New HY Notes issued].

“Series E Notes” means the variable rate senior notes due December 31, 2021, to be issued by the Company on the Exchange Date in an original aggregate principal amount of US$[•] [26% of all New HY Notes issued].

“Significant Restricted Subsidiary” means a Restricted Subsidiary, or a group of Restricted Subsidiaries, that would, when taken together, be a “significant subsidiary” within the meaning of the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Exchange Date; provided that in each instance in such definition in which the term “10 percent” is used, the term “5 percent” shall be substituted therefor.

“Staged Acquisition Agreement” means an agreement between the Company or any Restricted Subsidiary and an Independent Third Party pursuant to which the Company or such Restricted Subsidiary agrees to (x) acquire not less than a majority of the Capital Stock of a Person (which owns land use rights in respect of parcels of land suitable for Permitted Business) (the “Minimum Initial Purchase”) from such Independent Third Party and pay for the Minimum Initial Purchase in full or in installments at a purchase price that is not more than the Fair Market Value of such Capital Stock on the date of such agreement and/or (y) on or after the payment in full of the purchase price for the Minimum Initial Purchase and such Person becomes a Restricted Subsidiary, (i) acquire additional shares of Capital Stock of such Restricted Subsidiary from such Independent Third Party and pay for such additional shares in full or in installments after the date of such agreement at a purchase price that is not more than the Fair Market Value of such Capital Stock on the date of such agreement or (ii) acquire additional shares of Capital Stock of such Restricted Subsidiary from such Independent Third Party in accordance with a “right of first refusal” or “right of first offer” type of provision in such agreement at a purchase price that is not more than the Fair Market Value of such Capital Stock on or about the date of such purchase.

“Stated Maturity” means, (1) with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness and (2) with respect to any scheduled installment of principal of or interest on any Indebtedness, the date specified as the fixed date on which such installment is due and payable as set forth in the documentation governing such Indebtedness.

“Subordinated Shareholder Loan” means any unsecured loan to the Company or any Restricted Subsidiary from Permitted Holders which (i) is expressly subordinated in right of payment to the Notes, (ii) by its terms (and by the terms of any security into which it is convertible or for which it is exchangeable) does not mature and is not required to be repaid, pursuant to a sinking fund obligation event of default or otherwise, in whole or in part, on or prior to the date that is one year after the Stated Maturity of the Notes and (iii) by its terms does not provide any cash payment of interest.

“Subordinated Indebtedness” means any Indebtedness of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor which is contractually subordinated or junior in right of payment to the Notes, any Subsidiary Guarantee or any JV Subsidiary Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity (i) of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person or (ii) of which 50% or less of the outstanding Voting Stock is owned, directly or indirectly, by such Person and which is “controlled” and consolidated by such Person in accordance with GAAP.

“Subsidiary Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by any Subsidiary Guarantor.

“Subsidiary Guarantor” means any initial Subsidiary Guarantor named herein and any other Restricted Subsidiary which guarantees the payment of the Notes pursuant to this Indenture and the Notes; provided that Subsidiary Guarantor will not include (a) any Person whose Subsidiary Guarantee has been released in accordance with this Indenture and the Notes or (b) any JV Subsidiary Guarantor.

“Subsidiary Guarantor Pledgor” means any initial Subsidiary Guarantor Pledgor named in Schedule II hereto and any other Subsidiary Guarantor which pledges Collateral to secure the obligations of the Company under the Notes and this Indenture and of such Subsidiary Guarantor under its Subsidiary Guarantee; provided that a Subsidiary Guarantor Pledgor will not include any Person whose pledge under the Security Documents has been released in accordance with the Security Documents, this Indenture and the Notes.

“Surviving Person” shall have the meaning as set forth in Section 5.01(a)(i).

“Tax Redemption Date” shall have the meaning as set forth in Section 3.01.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America, any state of the European Economic Area, the People’s Republic of China and Hong Kong or any agency of the foregoing or obligations fully and unconditionally guaranteed by the United States of America, any state of the European Economic Area, the People’s Republic of China and Hong Kong or any agency of the foregoing, in each case maturing within one year;

(2) time deposit accounts, certificates of deposit, demand notes and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof, any state of the European Economic Area or Hong Kong, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of US$100.0 million (or the Dollar Equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing within 180 days of the date of acquisition thereof, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities, maturing within one year of the date of acquisition thereof, issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof and rated at least “A” by S&P or Moody’s;

(6) any money market fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above;

(7) time deposit accounts, certificates of deposit, overnight or call deposits and money market deposits with any bank or financial institution organized under the laws of the PRC or Hong Kong; and

(8) structured deposit products that are principal protected with any bank or financial institution organized under the laws of the PRC or Hong Kong if held to maturity (which shall not be more than one year) and can be withdrawn at any time with no more than six months’ notice.

“TIA” or “Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as amended and in effect from time to time.

“Total Assets” means, as of any date, the total consolidated assets of the Company and its Restricted Subsidiaries measured in accordance with GAAP as of the last day of the most recent fiscal quarter period for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile on a timely manner) are available (which may include internal consolidated financial statements); provided that only with respect to clause (vii) of Section 4.06(b) and the definition of “Permitted Subsidiary Indebtedness”, Total Assets shall be calculated after giving pro forma effect to include the cumulative value of all of the real or personal property or equipment the acquisition, development, construction or improvement of which requires or required the Incurrence of Indebtedness and calculation of Total Assets thereunder, as measured by the purchase price or cost therefor or budgeted cost provided in good faith by the Company or any Restricted Subsidiary to the bank or other similar financial institutional lender providing such Indebtedness.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trading Day” means a day when The Stock Exchange of Hong Kong Limited or, as the case may be, any other securities exchange on which the Company’s ordinary shares are at any time listed for trading, is open for dealing business, provided that if no Closing Price is reported for one or more consecutive dealing days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have been dealing days when ascertaining any period of dealing days.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Trustee” means the party named as such in the first paragraph of this Indenture or any successor trustee under this Indenture pursuant to Article VII.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided herein and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the holder thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of 100% of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person; provided that Subsidiaries that are PRC CJVs shall not be considered Wholly Owned Subsidiaries unless such Person or one or more Wholly Owned Subsidiaries of such Person are entitled to 95% or more of the economic benefits distributable by such Subsidiary.

SECTION 1.02 Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(b) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(c) all references to Sections or Articles or Exhibits refer to Sections or Articles or Exhibits of or to this Indenture unless otherwise indicated; and

(d) references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended from time to time (or to successor statutes and regulations).

ARTICLE II

ISSUE, EXECUTION, FORM AND REGISTRATION OF NOTES

SECTION 2.01 Authentication and Delivery of Notes and Subsidiary Guarantees and JV Subsidiary Guarantees . Upon the execution and delivery of this Indenture, or from time to time thereafter, Notes may be executed and delivered by the Company in an initial aggregate principal amount outstanding of not more than US$[•][10.00% of all New HY Notes] (other than PIK Notes issued pursuant to Section 2.07 and Additional Notes issued pursuant to Section 2.09) to the Registrar for authentication, accompanied by an Officers’ Certificate of the Company directing such authentication and specifying the amount of Notes to be authenticated, the applicable rate at which interest will accrue on such Notes, the date on which the original issuance of such Notes is to be authenticated, the date from which interest will begin to accrue, the date or dates on which interest on such Notes will be payable and the date on which the principal of such Notes will be payable and other terms relating to such Notes, Subsidiary Guarantees and JV Subsidiary Guarantees (if any). The Registrar shall thereupon authenticate and deliver said Notes to or upon the written order of the Company (as set forth in such Officers’ Certificate). The Company will provide Opinions of Counsel to the Trustee confirming, among other things, that the issuance of Notes and the execution and delivery of the Indenture are duly authorized and the Notes constitute legal, valid, binding and enforceable obligations of the Company.

SECTION 2.02 Execution of Notes, Subsidiary Guarantees and JV Subsidiary Guarantees. (a) The Notes shall be executed by or on behalf of the Company by the signature of an Authorized Officer of the Company. Such signatures may be the manual or facsimile signature of the present or any future Authorized Officer. With the delivery of this Indenture, the Company and each of the Subsidiary Guarantors is furnishing, and from time to time thereafter, the Company, each of the Subsidiary Guarantors and JV Subsidiary Guarantors (if any) may furnish, a certificate substantially in the form of Exhibits E-1 and E-2 (an “Authorization Certificate”) identifying and certifying the incumbency and specimen (or facsimile) signatures of the Authorized Officers. Until the Trustee receives a subsequent Authorization Certificate, the Trustee shall be entitled to conclusively rely on the last Authorization Certificate delivered to it for purposes of determining the Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note which has been duly authenticated and delivered by the Registrar.

(b) In case an Authorized Officer who shall have signed any of the Notes shall cease to be such Authorized Officer before the Note shall be authenticated and delivered by the Registrar or disposed of by or on behalf of the Company, such Note nevertheless may be authenticated and delivered or disposed of as though the Person who signed such Note had not ceased to be such Authorized Officer; and any Note may be signed on behalf of the Company by such Person as, at the actual date of the execution of such Note, shall be an Authorized Officer, although at the date of the execution and delivery of this Indenture any such Person was not an Authorized Officer.

SECTION 2.03 Certificate of Authentication. Only such Notes as shall bear thereon a certification of authentication substantially as set forth in the forms of the Notes in Exhibits A and D hereto, executed by the Registrar by manual signature of one of its authorized signatories, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Registrar upon any Note executed by or on behalf of the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.

SECTION 2.04 Form, Denomination and Date of Notes; Payments. (a) The Notes and the Registrar’s certificate of authentication shall be substantially in the form set forth in Exhibits A and D hereto. On the Exchange Date, the Notes shall be issued in the form provided in Section 2.04(c). The Notes shall be numbered, lettered or otherwise distinguished in such manner or in accordance with such plans as the Authorized Officer of the Company executing the same may determine with the approval of the Registrar.

The Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, with the rules of any securities market in which the Notes are admitted to trading, or to conform to general usage.

(b) Each Note shall be dated the date of its authentication. Each Note shall bear interest from the date of issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for and shall be payable on the dates and in the forms specified on the face and reverse of the form of Note set forth as Exhibit A hereto. Interest on the Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) On the Exchange Date, an appropriate Authorized Officer will execute and deliver to the Registrar one or more global notes (the “Global Notes”) in definitive, fully registered form without interest coupons, in a denomination of US$1,000 and integral multiples of US$1 in excess thereof, substantially in the form of Exhibit D hereto, and may be transferred only in amounts of US$1,000 or greater; all such Global Notes so executed and delivered to the Registrar pursuant to of this subsection (c) shall be in an aggregate principal amount that shall equal the aggregate principal amount of the Notes that are to be issued on the Exchange Date. The aggregate principal amount of the Global Notes may from time to time be increased or decreased as applicable, to reflect exchanges and redemptions and increased to reflect the making of payments of PIK Interest, by adjustments made on the records of the Common Depositary or its nominee, as hereinafter provided in the Indenture or the Notes. Notwithstanding the foregoing, for the purpose of Euroclear and Clearstream, the denominations are considered as US$1. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum amount.

(d) Each Global Note (i) shall be delivered by the Registrar to the Common Depositary and shall be registered in the name of the nominee for the Common Depositary, and (ii) shall also bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE NOMINEE FOR THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE NOMINEE FOR THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.

Holders may obtain information regarding the amount of any OID, the issue price, the issue date and the yield to maturity relating to the Notes by contacting [•].”

Global Notes may be deposited with such other Common Depositary as the Company may from time to time designate in writing to the Registrar (with a copy to the Trustee), and shall bear such legend as may be appropriate.

(e) If at any time Euroclear or Clearstream notifies the Company that it is unwilling or unable to continue as a depositary for such Global Notes, the Company shall appoint a successor Common Depositary with respect to such Global Notes. If (i) a successor depositary for such Global Notes is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, (ii) either Euroclear or Clearstream, or a successor depositary is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to permanently cease business or does in fact do so, or (iii) any of the Notes has become immediately due and payable in accordance with Section 6.01 or 6.02 and the Company has received a written request from a Holder, the Company will execute, and the Registrar, upon receipt of an Officers’ Certificate of the Company directing the authentication and delivery thereof, will authenticate and deliver, Certificated Notes in any authorized denominations in an aggregate principal amount equal to the principal amount of such Global Notes in exchange for such Global Notes.

(f) Global Notes shall in all respects be entitled to the same benefits under this Indenture as Certificated Notes authenticated and delivered hereunder.

(g) The Person in whose name any Note is registered at the close of business on the Interest Record Date with respect to any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Interest Record Date and prior to such Interest Payment Date.

SECTION 2.05 Registration, Transfer and Exchange. The Notes are issuable only in registered form. The Company will keep at the specified office of the Registrar as provided in Section 4.02 (the “Registrar”) a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfer of, Notes as provided in this Article. The name and address of the registered holder of each Note and the amount of each Note, and all transfers and exchanges related thereto, will be recorded in the Register. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time. Such Register shall be open for inspection by the Trustee and the Trustee may request and shall receive copies of such Register at all reasonable times and upon reasonable notice.

Upon due presentation for registration of transfer of any Note, the Company shall execute and the Registrar shall authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations for a like aggregate principal amount.

A Holder may register the transfer of a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Register. Prior to the registration of any transfer by a Holder as provided herein, the Company, the Trustee and any agent of any of them shall treat the Person in whose name the Note is registered as the owner thereof for all purposes whether or not the Note shall be overdue, and neither the Company, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by Euroclear or Clearstream (or their respective agent) and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged to the Registrar. When Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met. To permit registrations of transfers and exchanges, the Company shall execute and the Registrar shall authenticate Notes at the Company’s request.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder thereof or his attorney duly authorized in writing in a form satisfactory to the Company and the Registrar.

The Company or the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes (other than any such transfer taxes or other similar governmental charge payable upon exchanges). No service charge to any Holder shall be made for any such transaction.

The Company shall not be required to exchange or register a transfer of (1) any Notes for a period of 15 days next preceding the first mailing of notice of redemption of Notes to be redeemed, (2) any Notes called or being called for redemption or (3) any Notes between any Record Date and the relevant Payment Date.

All Notes issued upon any registration of transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Claims against the Company for the payment of principal of, premium, if any, or interest, on the Notes will become void unless presentation for payment is made as required in this Indenture within a period of six years.

SECTION 2.06 Book-Entry Provisions for Global Note. (a) Each Global Note initially shall be deposited with the Common Depositary and registered in the name of the Common Depositary or its nominee for the accounts of Euroclear and Clearstream. Beneficial interests in the Notes may be held by any member of, or participant in Euroclear or Clearstream (“Agent Members”). Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Common Depository or by the Trustee or any nominee of the Common Depositary or under such Global Note, and the Common Depositary may be treated by the Company, a Subsidiary Guarantor, the Trustee and any agent of any of them as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, a Subsidiary Guarantor, the Trustee or any agent of any of them, from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between the Euroclear and Clearstream and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Common Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred, and transfers increasing or decreasing the aggregate principal amount of Global Notes may be conducted, only in accordance with the rules and procedures of Euroclear and Clearstream. In addition, Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in any Global Note under the circumstances set forth in Section 2.04(e).

(c) Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in one other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(d) In connection with the transfer of an entire Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.06, the Global Note shall be deemed to be surrendered to the Paying Agent for cancellation, and the Company shall execute, and the Registrar shall authenticate and deliver, to each beneficial owner identified by the Common Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Certificated Notes of authorized denominations.

(e) Neither the Trustee nor any Agent shall have any responsibility or liability for any actions taken or not taken by Euroclear, Clearstream or the Common Depositary.

(f) The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and any Person that may hold beneficial interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(g) The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.06 in accordance with its customary procedures. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

SECTION 2.07 PIK Notes. (a) In the event that the Company pays PIK Interest as set forth in the Notes, the Company shall increase the outstanding principal amount of the Global Notes or issue additional Certificated Notes as applicable (in each case, “PIK Notes”) having an aggregate principal amount equal to the amount of interest then due and owing as PIK Interest as follows:

(i) with respect to Notes represented by one or more Global Notes, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable Interest Payment Date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest US$1); and

(ii) with respect to Notes represented by Certificated Notes, by issuing PIK Notes in the form of Certificated Notes, dated as of the applicable Interest Payment Date, in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest US$1).

(b) Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest in the form of PIK Notes, the Global Notes will bear interest on such increased principal amount from and including the applicable Interest Payment Date. Any PIK Notes issued in the form of Certificated Notes will be dated as of the applicable Interest Payment Date and will bear interest from and including such date. The PIK Notes are identical to the Notes for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and mandatory offers to purchase (except that interest will begin to accrue on the PIK Notes from and including the date they are issued rather than the Exchange Date), and will be consolidated and form a single class with the Notes. References to “principal amount” of the Notes shall include any increase in the principal amount of the outstanding Notes as a result of the payment of PIK Interest.

(c) To the extent PIK Notes are issued in the form of Certificated Notes as contemplated by Section 2.01(a)(ii) above, the Registrar will, at the request of the Company, authenticate and deliver any PIK Notes in the form of Certificated Notes for original issuance to the Holders of Certificated Notes on the relevant Interest Record Date in accordance with this Indenture. PIK Notes in the form of Certificated Notes will be issued in minimum denominations of US$1 and integral multiples of US$1 in excess thereof but may only be transferred in denominations of US$1,000 and integral multiples of US$1 in excess thereof. Notwithstanding the foregoing, for the purpose of Euroclear and Clearstream, the denominations are considered as US$1. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum amount.

SECTION 2.08 Mutilated, Defaced, Destroyed, Stolen and Lost Notes. (a) The Company shall execute and deliver to the Registrar Certificated Notes in such amounts and at such times as to enable the Registrar to fulfill its responsibilities under this Indenture and the Notes.

(b) In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, upon the request of the registered holder thereof, the Company in its discretion may execute, and, upon the written request of Authorized Officers of the Company, the Registrar shall authenticate and deliver, a new Note, bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and substitution for the Note so apparently destroyed, lost or stolen. In every case the applicant for a substitute Note shall furnish to the Company, the Subsidiary Guarantors, the JV Subsidiary Guarantors (if any), the Registrar and the Trustee and any agent of the Company, the Subsidiary Guarantors, the JV Subsidiary Guarantors (if any), the Registrar or the Trustee such security and/or indemnity as may be required by each of them to indemnify and defend and to save each of them harmless and, in every case of destruction, loss or theft evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, such Holder, if so requested by the Company, the Subsidiary Guarantors or the JV Subsidiary Guarantors, will pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Registrar) connected with the preparation and issuance of the substitute Note. The Registrar is hereby authorized, in accordance with and subject to the foregoing conditions in this clause (b), to authenticate and deliver from time to time, Notes in exchange for or in lieu of Notes, respectively, which become mutilated, defaced, destroyed, stolen or lost. Each Note delivered in exchange for or in lieu of any Note shall carry all the rights to interest (including rights to accrued and unpaid interest and Additional Amounts) which were carried by such Note.

(c) All Notes surrendered for payment or exchange shall be delivered to the Paying Agent. The Paying Agent shall cancel and destroy all such Notes surrendered for payment or exchange, in accordance with its Note destruction policy, and, upon receipt of as written request from the Company, shall deliver a certificate of destruction to the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors.

(d) In the event any such mutilated, defaced, destroyed, lost or stolen certificate has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new certificate, pay such Notes.

SECTION 2.09 Further Issues. Subject to the covenants described in Article IV, the Company may, from time to time, without notice to or the consent of the Holders, create and issue additional Notes (the “Additional Notes”) having the same terms and conditions as the Notes (including the benefit of the Subsidiary Guarantees and JV Subsidiary Guarantees (if any)) in all respects (or in all respects except for the issue date, issue price and the first payment of interest on them and, to the extent necessary, certain temporary securities law transfer restrictions) (a “Further Issue”) so that such Additional Notes may be consolidated and form a single class with the previously outstanding Notes and vote together as one class on all matters with respect to the Notes; provided that the issuance of any such Additional Notes shall then be permitted under Section 4.06; and provided further that such Additional Notes will not be issued under the same ISIN or Common Code number as the previously outstanding Notes unless such Additional Notes are fungible with the previously outstanding Notes for U.S. federal income tax purposes.

SECTION 2.10 Cancellation of Notes; Disposition Thereof. All Notes surrendered for payment, redemption, registration of transfer or exchange, if surrendered to the Company or any agent of the Company or the Trustee, shall be delivered to the Paying Agent for cancellation or, if surrendered to the Paying Agent, shall be canceled by it; and no Notes shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Paying Agent shall dispose of canceled Notes held by it in accordance with its customary procedures, and upon receipt of a written request from the Company, deliver a certificate of disposition to the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Paying Agent for cancellation.

SECTION 2.11 ISIN and Common Code. The Company in issuing the Notes may use ISIN or Common Code (if then generally in use), and, if so, the Company and the Trustee shall use the Notes’ ISIN or Common Code in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee and the Agents in writing of any change in the ISIN and Common Code.

SECTION 2.12 Holder Lists. The Agent shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders in accordance with Section 312(a) of the TIA. If the Agent is not the Registrar, the Company shall furnish, or shall cause to be furnished, to the Trustee and the Agent on or before each Interest Payment Date and at such other times as the Trustee or the Agent may request in writing a list, in such form and as of such date as the Trustee or the Agent, as the case may be, may reasonably require, of the names and addresses of Holders appearing in the security register of the Registrar.

ARTICLE III

REDEMPTION

SECTION 3.01 Redemption for Tax Reasons. (a) The Notes may be redeemed, at the option of the Company or a Surviving Person, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to the Holders (which notice shall be irrevocable) (with a copy to the Trustee and the Agents), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company or the Surviving Person, as the case may be, for redemption (the “Tax Redemption Date”) if, as a result of:

(i) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(ii) any change in the existing official position, or the stating of an official position, regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after (A) with respect to the Company or any initial Subsidiary Guarantor, the Exchange Date, or (B) with respect to any Future Subsidiary Guarantor, JV Subsidiary Guarantor or Surviving Person, the date such Future Subsidiary Guarantor, JV Subsidiary Guarantor or Surviving Person becomes a Subsidiary Guarantor, JV Subsidiary Guarantor or Surviving Person, as the case may be, with respect to any payment due or to become due under the Notes or this Indenture, the Company, such Subsidiary Guarantor, such JV Subsidiary Guarantor or such Surviving Person, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the taking of reasonable measures by the Company, such Subsidiary Guarantor, such JV Subsidiary Guarantor or such Surviving Person, as the case may be; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company, such Subsidiary Guarantor, JV Subsidiary Guarantor or such Surviving Person, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(b) Prior to the giving of any notice of redemption of the Notes pursuant to Section 3.01(a), the Company, a Subsidiary Guarantor, a JV Subsidiary Guarantor or a Surviving Person, as the case may be, will deliver to the Trustee and the Agents at least 30 days but not more than 60 days before the Tax Redemption Date:

(i) an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, describing the facts related thereto and stating that such requirement cannot be avoided by the Company, such Subsidiary Guarantor, such JV Subsidiary Guarantor or such Surviving Person, as the case may be, by taking reasonable measures available to it; and

(ii) an Opinion of Counsel or an opinion of a tax consultant, in either case, of recognized standing with respect to tax matters of the Relevant Jurisdiction, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee and the Agents shall accept such Officers’ Certificate, Opinion of Counsel and opinion of such tax consultant as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders.

(c) Any Notes that are redeemed will be cancelled.

SECTION 3.02 Optional Redemption . [NTD: redemption periods will need to be adjusted for other Series]

(a) At any time from time to time before December 31, 2017, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest to (but excluding) the redemption date.

(b) At any time from time to time during the one-year period from (and including) December 31, 2017 to (and excluding) December 31, 2018, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to 101% of the principal amount of the Notes, plus any accrued and unpaid interest to (but excluding) the redemption date.

(c) At any time from time to time during the one-year period from (and including) December 31, 2018 to (and excluding) December 31, 2019, the Company may at its option redeem the Notes, in whole or in part, at a redemption price equal to 102% of the principal amount of the Notes, plus any accrued and unpaid interest to (but excluding) the redemption date.

(d) The Company will give not less than 30 days’ nor more than 60 days’ notice of any redemption to the Holders (with a copy to the Trustee and the Agents).

(e) Any notice of redemption provided pursuant to this Section 3.02 and the related redemption may, at the Company’s discretion, be subject to one or more conditions precedent. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion and as notified to the Trustee and the Agents in writing at or prior to 10:00 a.m. (London time) on the Business Day prior to the redemption date, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) (provided, however, that the redemption price in respect of the Notes redeemed will be determined based on the actual redemption date of the Notes after all such conditions are satisfied, if such date is later than the date specified in the related notice of redemption, including accrued and unpaid interest thereon to, but not including, the actual redemption date), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by 10:00 a.m. (London time)on the Business Day prior to the redemption date as stated in such notice, or by 10:00 a.m. (London time) on the Business Day prior to the redemption date as so delayed, as notified to the Trustee and the Agent in writing on or prior to the Business Day prior to the redemption date.

SECTION 3.03 Redemption with Proceeds from Pari Passu Debt Issuance.

Within ten (10) Business Days after any issuance of Future Permitted Pari Passu Secured Indebtedness, the Company shall issue a notice of redemption to redeem the Notes, in whole or part, at the Applicable Redemption Price on the Debt Proceeds Redemption Date in an amount not to exceed the Debt Proceeds Redemption Amount.

SECTION 3.04 Method and Effect of Redemption. (a) The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i) the redemption date;

(ii) the redemption price, including the portion thereof representing accrued and unpaid interest;

(iii) the place or places where Notes are to be surrendered for redemption;

(iv) Notes called for redemption must be so surrendered in order to collect the redemption price;

(v) on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date;

(vi) if any Note contains an ISIN or Common Code number, no representation is being made as to the correctness of the ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes;

(vii) any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, with respect to any Certificated Note, after the redemption date upon surrender of such Note, a new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(viii) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption being redeemed; and

(ix) any condition to such redemption.

(b) At the Company’s request, the Paying Agent shall give the notice of redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee and the Paying Agent, at least five (5) Business Days before notice of redemption is required to be delivered, mailed or caused to be delivered or mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee and the Paying Agent), an Officers’ Certificate requesting that the Paying Agent give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(a).

(c) The Company may provide in such notice that payment of the redemption price may be made by another Person, provided that such notice shall not relieve the Company of any of its obligations under this Indenture.

(d) Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption to the Paying Agent, the Company shall redeem such Notes at the redemption price. If a redemption date (including, for the avoidance of doubt, any Debt Proceeds Redemption Date) is not a Business Day, payment may be made on the next succeeding day that is a Business day, and no interest shall accrue on any amount that would have been otherwise payable on such redemption date if it were a Business Day for the intervening period. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

(e) If the redemption date is on or after an Interest Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, will be paid to the Person in whose name the Note is registered at the close of business on such record date and no additional interest will be payable to holders whose Notes will be subject to redemption.

(f) If less than all of the Notes are to be redeemed, the Notes will be selected for redemption as follows:

(i) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the Notes are then listed (if any) as notified to the Trustee and the Agent in writing by the Company, and subject to any applicable procedures of the clearing systems through which the Notes are held; or

(ii) if the Notes are not listed on any securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate unless otherwise required by law and subject to any applicable clearing system procedures.

(g) Notes settled for redemption will be in amounts of US$1,000 and integral multiples of US$1 in excess thereof, provided that no Note of US$1,000 in principal amount or less shall be redeemed in part. Notwithstanding the foregoing, for the purpose of Euroclear and Clearstream, the denominations are considered as US$1. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum amount.

ARTICLE IV

COVENANTS

SECTION 4.01 Payment of Notes. (a) The Company will pay the principal of, any premium and interest, and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Not later than 10:00 a.m. (London time) one Business Day prior to the Interest Payment Date (unless the Company elects to pay interest in the form of PIK Notes in lieu of cash in accordance with the terms and provisions of the Notes), the due date of any principal or premium on any Notes, the Tax Redemption Date pursuant to Section 3.01 or the redemption date pursuant to Section 3.02 (each a “Payment Date”), the Company will pay or cause to be paid to the account of the Paying Agent at the specified office of the Paying Agent, at 1 North Wall Quay, Dublin 1, Ireland, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, an amount which shall be sufficient to pay the aggregate amount of interest, principal or premium or a combination of them, as the case may be, becoming due in respect of the Notes on such Payment Date; provided that, if the Company or any Affiliate of the Company is acting as Paying Agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. In each case the Company shall promptly notify the Trustee and the Paying Agent of its compliance with this paragraph. The Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all sums held by such Paying Agent for the payment of the principal of or interest on the Notes, and shall give to the Trustee notice of any default by the Company in the making of any such payment.

(b) An installment of principal, premium or interest will be considered paid on the date due if the Paying Agent, other than the Company or any Affiliate of the Company, holds on that date money designated for and sufficient to pay the installment. If the Company or any Affiliate of the Company acts as Paying Agent, an installment of principal, premium or interest will be considered paid on the due date only if paid to the Holders.

(c) The Trustee (or the Paying Agent, which will include the Company or any Affiliate of the Company if it is acting as Paying Agent) to the extent funded by the Company will make cash payments in immediately available U.S. dollars in respect of the Notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes notified to the Paying Agent in writing prior to the relevant Record Date. With respect to Certificated Notes, the Trustee (or Paying Agent) will make all cash payments in immediately available U.S. dollars by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each Holder’s registered address; provided that if the Company or any Affiliate of the Company is acting as Paying Agent, it shall make such payment to the Holders as specified above.

(d) At least four Business Days prior to the first Payment Date and, if there has been any change with respect to the matters set forth in the below-mentioned certificate, at least three Business Days prior to each Payment Date thereafter, the Company shall furnish the Trustee and the Paying Agent with an Officers’ Certificate instructing the Trustee and the Paying Agent as to any circumstances in which payments of principal of, or interest on, the Notes due on such date shall be subject to deduction or withholding for, or on account of, any taxes described in Section 4.21 and the rate of any such deduction or withholding. If any such deduction or withholding shall be required and if the Company therefore becomes liable to pay Additional Amounts, if any, pursuant to Section 4.21 hereof then at least three Business Days prior to each Payment Date, the Company shall furnish the Trustee and the Paying Agent with a certificate which specifies the amount required to be withheld on such payment to Holders of the Notes, and the Additional Amounts, if any, due to the Holders of the Notes, and at least one Business Day prior to such Payment Date, will pay to the Paying Agent such Additional Amounts, if any, as shall be required to be paid to such Holders.

(e) Whenever the Company appoints a Paying Agent other than the Trustee for the purpose of paying amounts due in respect of the Notes, it will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Company, among other things, to be bound by and observe the provisions of this Indenture (including the Notes). The Company shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee,

(i) that it will hold all sums received by it as such Paying Agent for the payment of the principal of, or interest on, the Notes (whether such sums have been paid to it by or on behalf of the Company or by any other obligor on the Notes, the Subsidiary Guarantee or the JV Subsidiary Guarantee (if any)) in trust for the benefit of the Holders of the Notes or of the Trustee;

(ii) that it will give the Trustee written notice of any failure by the Company (or by any other obligor on the Notes, the Subsidiary Guarantee or the JV Subsidiary Guarantee (if any)) to make any payment of the principal, or interest on, the Notes and any other payments to be made by or on behalf of the Company under this Indenture, when the same shall be due and payable; and

(iii) that it will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request at any time during the continuance of a failure referred to in clause (ii) above.

(f) Anything in this Section 4.01 to the contrary notwithstanding, the Company may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held by the Company or any Paying Agent hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee upon the trusts herein contained. If the Paying Agent shall pay all sums held to the Trustee as required under this Section 4.01, the Paying Agent shall have no further liability for the money so paid over to the Trustee.

(g) Anything in this Section 4.01 to the contrary notwithstanding, the agreements to hold sums as provided in this Section 4.01 are subject to the provisions of Section 8.04.

(h) Notwithstanding any other provision in this Section 4.01, if the Company is permitted under this Indenture to pay PIK Interest and elects to pay interest in the form of PIK Notes in the manner provided for in this Indenture and the Notes, then all such interest paid in the form of PIK Notes shall be considered paid or duly provided for, for all purposes of this Indenture and the Notes, and shall not be considered overdue.

SECTION 4.02 Maintenance of Office or Agency. (a) The Company will maintain an office or agency where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company hereby initially designates the office of the Paying Agent at 1 North Wall Quay, Dublin 1, Ireland, as such office of the Company. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee; provided, however, that the office of Trustee shall not be an office or agency of the Company for service of legal process on the Company.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each place where principal of, and interest on, any Notes are payable. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) So long as the Notes are listed on the Singapore Exchange Securities Trading Limited (the “SGX ST”) and the SGX ST so requires, there will be a Paying Agent in Singapore. The Company will give to the Trustee written notice of the location of any such office or agency and of any change of location thereof. If the Company maintains a Paying Agent in a member state of the European Union, such Paying Agent will be located in a member state of the European Union that is not obligated to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such Directive or such other directive. The Company has initially appointed the Paying Agent and Registrar listed in Exhibit J as paying and transfer agent and registrar and each party has accepted such appointment.

(d) So long as any of the Notes remain outstanding, the Subsidiary Guarantors and JV Subsidiary Guarantors (if any) will maintain in the location of the Paying Agent at 1 North Wall Quay, Dublin 1, Ireland, and each other place where principal of, premium and interest on, any Notes is payable an office or agency where notices and demands to or upon the Subsidiary Guarantors or JV Subsidiary Guarantors, as the case may be, in respect of the Notes, the Subsidiary Guarantee the JV Subsidiary Guarantee (if any) or this Indenture may be served. The Subsidiary Guarantors hereby initially designate the Paying Agent at 1 North Wall Quay, Dublin 1, Ireland, as the office or agency for each such purpose. In case the Subsidiary Guarantors or JV Subsidiary Guarantors (if any) shall fail to maintain any such office or agency or shall fail to give notice of the location or of any change in the location thereof, presentations and demands may be made and notices may be served at the specified office of the Trustee; provided, however, that the office of Trustee shall not be an office or agency of the Subsidiary Guarantors and JV Subsidiary Guarantors for service of legal process on the Company.

SECTION 4.03 Governmental Approvals and Licenses; Compliance with Law. The Company will, and will cause each Restricted Subsidiary to, (a) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Business, (b) preserve and maintain good and valid title to its properties and assets (including land-use rights) free and clear of any Liens other than Permitted Liens and (c) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except to the extent that failure so to obtain, maintain, preserve and comply would not reasonably be expected to have a material adverse effect on (i) the business, results of operations or prospects of the Company and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor to perform its obligations under the Notes, the relevant Subsidiary Guarantee or JV Subsidiary Guarantee or this Indenture.

SECTION 4.04 Payment of Taxes and other Claims. The Company will pay or discharge, and cause each of its Subsidiaries to pay or discharge before the same become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any Subsidiary or its income or profits or property and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any Subsidiary, other than any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

SECTION 4.05 Intentionally Omitted.

SECTION 4.06 Limitation on Indebtedness and Preferred Stock. (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not permit any Restricted Subsidiary to issue any Preferred Stock; provided that the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) and any Non-Guarantor Subsidiary may Incur Permitted Subsidiary Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (x) no Default has occurred and is continuing and (y) the Fixed Charge Coverage Ratio would be not less than 2.75 to 1.0. Notwithstanding the foregoing, the Company will not permit any Restricted Subsidiary to Incur any Disqualified Stock (other than Disqualified Stock held by the Company or a Subsidiary Guarantor, so long as it is so held).

(b) Notwithstanding the foregoing, the Company and, to the extent provided below, any Restricted Subsidiary, may Incur each and all of the following (“Permitted Indebtedness”):

(i) Indebtedness under (a) the New HY Notes (excluding any Additional New HY Notes), (b) the Mandatorily Exchangeable Bonds and (c) any Exchange Convertible Bonds issued pursuant to the terms of the Mandatorily Exchangeable Bonds, and each Subsidiary Guarantee and each JV Subsidiary Guarantee for the foregoing Indebtedness;

(ii) any Pari Passu Guarantees;

(iii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Exchange Date, but excluding Indebtedness permitted under Sections 4.06(b)(i) and 4.06(b)(iv); provided that such Indebtedness of Non-Guarantor Subsidiaries shall be included in the calculation of Permitted Subsidiary Indebtedness;

(iv) Indebtedness of the Company or any Restricted Subsidiary owed to the Company or any Restricted Subsidiary; provided that (A) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (iv), and (B) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, and if a Subsidiary Guarantor or a JV Subsidiary Guarantor is the obligor on such Indebtedness and the Company or any other Subsidiary Guarantor or JV Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantor or the JV Subsidiary Guarantee of such JV Subsidiary Guarantor, as the case may be;

(v) Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under Section 4.06(a) or clause (i), (ii), (iii), (vii), (xvi), (xvii), (xix), (xx), (xxi), (xxii), (xxiii) or (xxiv) of Section 4.06(b) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (A) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes, a Subsidiary Guarantee or a JV Subsidiary Guarantee shall only be permitted under this clause (v) if (1) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes, a Subsidiary Guarantee or a JV Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes, such Subsidiary Guarantee or such JV Subsidiary Guarantee or (2) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, a Subsidiary Guarantee or a JV Subsidiary Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes, such Subsidiary Guarantee or such JV Subsidiary Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, such Subsidiary Guarantee or such JV Subsidiary Guarantee, (B) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (C) in no event may Indebtedness of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor be refinanced pursuant to this clause (v) by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor or a JV Subsidiary Guarantor;

(vi) Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to Hedging Obligations entered into in the ordinary course of business and designed solely to protect the Company or any Restricted Subsidiary from fluctuations in interest rates, currencies or the price of commodities and not for speculation;

(vii) Indebtedness Incurred by the Company or any Restricted Subsidiary for the purpose of financing (i) all or any part of the purchase price of real or personal property (including the lease purchase price of land use rights) or equipment to be used in the ordinary course of business by the Company or a Restricted Subsidiary in the Permitted Business, including any such purchase through the acquisition of Capital Stock of any Person that owns such real or personal property or equipment which will, upon such acquisition, become a Restricted Subsidiary or (ii) all or any part of the purchase price or the cost of development, construction or improvement of real or personal property (including the lease purchase price of land use rights) or equipment to be used in the ordinary course of business by the Company or such Restricted Subsidiary in the Permitted Business; provided, however, that in each case (A) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (B) such Indebtedness shall be Incurred no later than 180 days after the acquisition of such property or completion of such development, construction or improvement, and (C) on the date of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount outstanding of all such Indebtedness permitted by this clause (vii) (together with the aggregate principal amount outstanding of Indebtedness that was permitted to be Incurred under clauses (xvi), (xix), (xx), (xxi) and (xxii) of this Section 4.06(b) and any Permitted Refinancing Indebtedness Incurred under clause (v) with respect to this clause (vii) and clauses (xvi), (xix), (xx), (xxi) and (xxii), but excluding any Contractor Guarantee Incurred under this clause (vii) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to 25.0% of Total Assets;

(viii) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to workers’ compensation claims or self-insurance obligations or bid, performance or surety bonds (in each case other than for an obligation for borrowed money);

(ix) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, trade guarantees or similar instruments issued in the ordinary course of business to the extent that such letters of credit, trade guarantees or similar instruments are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 30 days following receipt by the Company or such Restricted Subsidiary, as applicable, of a demand for reimbursement;

(x) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or any Restricted Subsidiary pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition); provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company or any Restricted Subsidiary from the disposition of such business, assets or Restricted Subsidiary;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xii) (A) guarantees by the Company or any Subsidiary Guarantor of Indebtedness of the Company or any Restricted Subsidiary that was permitted to be Incurred by this Section 4.06, (B) guarantees by any Restricted Subsidiary of Indebtedness of another Restricted Subsidiary that was permitted to be Incurred under clauses (vii), (xiv) and (xvi) of this Section 4.06(b), or (C) guarantees by any JV Subsidiary Guarantor of Indebtedness of any other JV Subsidiary Guarantor that is a direct or indirect Subsidiary or parent of such JV Subsidiary Guarantor, which Indebtedness was permitted to be Incurred by another clause of this Section 4.06;

(xiii) Pre-Registration Mortgage Guarantees by the Company or any Restricted Subsidiary;

(xiv) Indebtedness of the Company or any Restricted Subsidiary with a maturity of one year or less used by the Company or any Restricted Subsidiary for working capital; provided that the aggregate principal amount of Indebtedness permitted by this clause (xiv) at any time outstanding does not exceed US$20.0 million (or the Dollar Equivalent thereof);

(xv) Indebtedness of the Company or any Restricted Subsidiary constituting an obligation to pay the deferred purchase price in the form of installment payments pursuant to a Staged Acquisition Agreement;

(xvi) Preferred Stock or Disqualified Stock issued by a PRC Restricted Subsidiary or Indebtedness Incurred by the Company or any PRC Restricted Subsidiary constituting a guarantee by, or grant of a Lien on assets of, the Company or such PRC Restricted Subsidiary in favor of any Insurance Company Investor in respect of the obligation of any Subsidiary of such PRC Restricted Subsidiary to pay a guaranteed or preferred dividend or return on any shares of Capital Stock of such Subsidiary held by such Insurance Company Investor (including any shares of Preferred Stock or Disqualified Stock which may be issued by such Subsidiary pursuant to this clause (xvi) to such Insurance Company Investor); provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount outstanding of all such Indebtedness permitted by this clause (xvi) (together with the aggregate principal amount outstanding of Indebtedness that was permitted to be Incurred under clauses (vii), (xix), (xx), (xxi) and (xxii) of this Section 4.06(b) and any Permitted Refinancing Indebtedness Incurred under clause (v) with respect to this clause (xvi) and clauses (vii), (xix), (xx), (xxi) and (xxii), but excluding any Contractor Guarantee Incurred under clause (vii) of this Section 4.06(b) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to 25.0% of Total Assets;

(xvii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed US$10.0 million (or the Dollar Equivalent thereof);

(xviii) Indebtedness constituting a Subordinated Shareholder Loan;

(xix) Indebtedness Incurred by any Restricted Subsidiary incorporated under the laws of the PRC which is secured by Investment Properties, and guarantees thereof by the Company or any such Restricted Subsidiary; provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount outstanding of all such Indebtedness permitted by this clause (xix) (together with the aggregate principal amount outstanding of Indebtedness that was permitted to be Incurred under clauses (vii), (xvi), (xx), (xxi) and (xxii) of this Section 4.06(b) and any Permitted Refinancing Indebtedness Incurred under clause (v) with respect to this clause (xix) and clauses (vii), (xvi), (xx), (xxi) and (xxii), but excluding any Contractor Guarantee Incurred under clause (vii) of this Section 4.06(b) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to 25.0% of Total Assets;

(xx) Bank Deposit Secured Indebtedness Incurred by the Company or any Restricted Subsidiary, provided that on the date of Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount outstanding of such Indebtedness permitted by this clause (xx) (together with the aggregate principal amount outstanding of Indebtedness that was permitted to be Incurred under clauses (vii), (xvi), (xix), (xxi) and (xxii) of this Section 4.06(b) and any Permitted Refinancing Indebtedness Incurred under clause (v) with respect to this clause (xx) and clauses (vii), (xvi), (xix), (xxi) and (xxii), but excluding any Contractor Guarantee Incurred under clause (vii) of this Section 4.06(b) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to 25.0% of Total Assets;

(xxi) Indebtedness Incurred by the Company or any Restricted Subsidiary constituting a guarantee of Indebtedness of any Person (other than the Company or a Restricted Subsidiary) by the Company or such Restricted Subsidiary, if the aggregate of all Indebtedness Incurred under this clause (xxi) (together with the aggregate principal amount outstanding of Indebtedness that was permitted to be Incurred under clauses (vii), (xvi), (xix), (xx) and (xxii) of this Section 4.06(b) and any Permitted Refinancing Indebtedness Incurred under clause (v) with respect to this clause (xxi) and clauses (vii), (xvi), (xix), (xx) and (xxii), but excluding any Contractor Guarantee Incurred under clause (vii) of this Section 4.06(b) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to 25.0% of Total Assets;

(xxii) Acquired Indebtedness of any Restricted Subsidiary Incurred and outstanding on the date on which such Person becomes a Restricted Subsidiary (other than Indebtedness Incurred (i) to provide all or any portion of the funds utilized to consummate the transaction or series of transactions pursuant to which a Person becomes a Restricted Subsidiary or (ii) otherwise in contemplation of a Person becoming a Restricted Subsidiary or any such acquisition); provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto, the aggregate principal amount outstanding of all such Indebtedness Incurred pursuant to this clause (xxii) (together with the aggregate principal amount outstanding of Indebtedness that was permitted to be Incurred under clauses (vii), (xvi), (xix), (xx) and (xxi) of this Section 4.06(b) and any Permitted Refinancing Indebtedness Incurred under clause (v) with respect to this clause (xxii) and clauses (vii), (xvi), (xix), (xx) and (xxi), but excluding any Contractor Guarantee Incurred under clause (vii) of this Section 4.06(b) to the extent the amount of such Contractor Guarantee is otherwise reflected in such aggregate principal amount) does not exceed an amount equal to 25.0% of Total Assets;

(xxiii) Indebtedness represented by (a) PIK Notes issued in respect the payment of PIK Interest in accordance with this Indenture and (b) any Indebtedness resulting from the payment in kind of interest pursuant to the terms of the indentures governing the other series of New HY Notes in the form of PIK Notes (as defined in such indentures), in each case, by the Company and any related Subsidiary Guarantees and JV Subsidiary Guarantees; and

(xxiv) Indebtedness represented by any Mandatorily Exchangeable Bond PIK Interest or Exchange Convertible Bond PIK Interest capitalized pursuant to the terms of the Mandatorily Exchangeable Bonds or the Exchange Convertible Bonds, as the case may be.

(c) For purposes of determining compliance with this Section 4.06, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.06, including under the proviso in the first sentence of Section 4.06(a), the Company, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness in one or more types of Indebtedness described in this Section 4.06.

(d) Notwithstanding this Section 4.06, the maximum amount of Indebtedness that may be Incurred or Preferred Stock that may be issued pursuant to this Section 4.06 will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

SECTION 4.07 Limitation on Restricted Payments. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Restricted Payments”):

(i) declare or pay any dividend or make any distribution on or with respect to the Company’s or any Restricted Subsidiary’s Capital Stock (other than dividends or distributions payable or paid in shares of the Company’s, or payable or paid solely in shares of any Restricted Subsidiary’s, Capital Stock (other than Disqualified Stock or Preferred Stock) or in options, warrants or other rights to acquire shares of such Capital Stock) held by Persons other than the Company or any Restricted Subsidiary;

(ii) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of the Company, any Restricted Subsidiary or any direct or indirect parent of the Company held by any Persons other than the Company or any Restricted Subsidiary (excluding (i) the purchase of any shares of Capital Stock of any Person pursuant to a Staged Acquisition Agreement and (ii) the purchase of any shares of Capital Stock of any PRC Restricted Subsidiary held by any Insurance Company Investor);

(iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness that is subordinated in right of payment to the Notes, any Subsidiary Guarantee or any JV Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any Restricted Subsidiary); or

(iv) make any Investment, other than a Permitted Investment;

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(B) the Company could not Incur at least US$1.00 of Indebtedness under the proviso in the first sentence of Section 4.06(a); or

(C) such Restricted Payment, together with the aggregate amount of all Restricted Payments made by the Company and its Restricted Subsidiaries after the Measurement Date, shall exceed the sum (without duplication) of:

(1) 50% of the aggregate amount of the Consolidated Net Income of the Company (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the semi-annual fiscal period in which the Measurement Date occurred and ending on the last day of the Company’s most recently ended fiscal quarter period for which consolidated financial statements of the Company (which the Company shall use its reasonable best efforts to compile in a timely manner) are available (which may include internal consolidated financial statements); plus

(2) 100% of the aggregate Net Cash Proceeds received by the Company after the Measurement Date as a capital contribution to its common equity or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including any such Net Cash Proceeds received upon (x) the conversion of any Indebtedness (other than Subordinated Indebtedness) of the Company into Capital Stock (other than Disqualified Stock) of the Company, or (y) the exercise by a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (other than Disqualified Stock), in each case after deducting the amount of any such Net Cash Proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Capital Stock of the Company; plus

(3) the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Measurement Date of any Indebtedness of the Company or any Restricted Subsidiary convertible or exchangeable into Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(4) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Measurement Date in any Person resulting from (w) payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case, to the Company or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), (x) the unconditional release of a guarantee provided by the Company or any Restricted Subsidiary after the Measurement Date of an obligation of another Person, (y) the net cash proceeds from the sale of any such Investment (except to the extent such proceeds are included in the calculation of Consolidated Net Income) or (z) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments made by the Company or a Restricted Subsidiary after the Measurement Date in any such Person; plus

(5) US$25.0 million (or the Dollar Equivalent thereof).

(b) The foregoing provision will not be violated by reason of:

(i) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with Section 4.07(a);

(ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(iii) the redemption, repurchase or other acquisition of Capital Stock of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 4.07(a)(iv);

(iv) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than to a Subsidiary of the Company) of, shares of Capital Stock (other than Disqualified Stock) of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (C)(2) of Section 4.07(a)(iv);

(v) the payment of any dividends or distributions declared, paid or made by a Restricted Subsidiary that is not, directly or indirectly, Wholly Owned by the Company payable on a pro rata basis or on a basis more favorable to the Company to all holders of any class of Capital Stock of such Restricted Subsidiary;

(vi) the purchase by the Company or a Restricted Subsidiary of Capital Stock of any Restricted Subsidiary that is not Wholly Owned, directly or indirectly, by the Company from an Independent Third Party pursuant to an agreement entered into between/among the Company or any Restricted Subsidiary and such Independent Third Party solely for the purpose of acquiring real property or land use rights, provided that (A) such purchase occurs within 12 months after such Restricted Subsidiary acquires the real property or land use rights it was formed to acquire and (B) the Company delivers to the Trustee a Board Resolution set forth in an Officers’ Certificate confirming that, in the opinion of the Board of Directors, the purchase price of such Capital Stock is less than or equal to the Fair Market Value of such Capital Stock;

(vii) (A) the repurchase, redemption or other acquisition or retirement for value of the Capital Stock of the Company or any Restricted Subsidiary (directly or indirectly, including through any trustee, agent or nominee) in connection with an employee benefit plan, and any corresponding Investment by the Company or any Restricted Subsidiary in any trust or similar arrangements to the extent of such repurchased, redeemed, acquired or retired Capital Stock, or (B) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary held by an employee benefit plan of the Company or any Restricted Subsidiary, any current or former officer, director, consultant, or employee of the Company or any Restricted Subsidiary (or permitted transferees, estates or heirs of any of the foregoing); provided that the aggregate consideration paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed US$25.0 million (or the Dollar Equivalent thereof using the Exchange Date as the date of determination);

(viii) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company, provided, however, that any such cash payment shall not be for the purpose of evading the limitation of Section 4.07 (as determined in good faith by the Board of Directors of the Company);

(ix) repurchases of Capital Stock deemed to occur upon the surrender by the holder of a stock option of shares of Capital Stock otherwise issuable upon exercise of such stock options as payment of a portion of the exercise price thereof;

(x) dividends paid to any Insurance Company Investor in respect of any Preferred Stock or Disqualified Stock issued by or any Indebtedness Incurred by any PRC Restricted Subsidiary under clause (xvi) of Section 4.06(b); or

(xi) any payments made pursuant to the CVR Agreement,

provided that, in the case of clause (ii), (iii) or (iv) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence of the actions or payments set forth therein.

(c) Each Restricted Payment permitted pursuant to clause (i) of Section 4.07(b) made after the Measurement Date shall be included in calculating whether the conditions of clause (C) of Section 4.07(a)(iv) have been met with respect to any subsequent Restricted Payments.

(d) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this clause (d) will be the Fair Market Value. The Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an appraisal or investment banking firm of recognized international standing if the Fair Market Value exceeds US$10.0 million (or the Dollar Equivalent thereof).

(e) Not later than the date of making any Restricted Payment (other than any Restricted Payment set forth in clauses (v) through (ix) of Section 4.07(b)) in excess of US$10.0 million (or the Dollar Equivalent thereof), the Company will deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

SECTION 4.08 Limitation on Liens. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien on the Collateral (other than Permitted Liens).

(b) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur, assume or permit to exist any Lien of any nature whatsoever on any of its assets or properties of any kind, whether owned at the Exchange Date or thereafter acquired, except Permitted Liens, unless the Notes are secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien, for so long as such obligation or liability is secured by such Lien.

SECTION 4.09 Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a) the Company or any Restricted Subsidiary could have (x) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale and Leaseback Transaction under Section 4.06(a) and (y) incurred a Lien to secure such Indebtedness pursuant to Section 4.08 in which case, the corresponding Indebtedness and Lien will be deemed incurred pursuant to those provisions;

(b) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale and Leaseback Transaction; and

(c) the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company or any Restricted Subsidiary applies the proceeds of such transaction in compliance with, Section 4.14.

SECTION 4.10 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (a) Except as provided in Section 4.10(b), the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary;

(ii) pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary;

(iii) make loans or advances to the Company or any other Restricted Subsidiary; or

(iv) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary;

provided that (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock; (ii) the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary; and (iii) the provisions contained in documentation governing Indebtedness requiring transactions between or among the Company and any Restricted Subsidiary or between or among any Restricted Subsidiary to be on fair and reasonable terms or on an arm’s length basis, in each case, shall not be deemed to constitute such an encumbrance or restriction.

(b) The provisions of Section 4.10(a) do not apply to any encumbrances or restrictions:

(i) existing in agreements as in effect on the Exchange Date, or in the New HY Notes, the Mandatorily Exchangeable Bonds, the Exchange Convertible Bonds, the Subsidiary Guarantees, the JV Subsidiary Guarantees, this Indenture, the indentures governing the other series of New HY Notes, the Mandatorily Exchangeable Bonds, the Exchange Convertible Bonds or the Security Documents, or under any Permitted Pari Passu Secured Indebtedness of the Company or any Subsidiary Guarantor Pledgor or Pari Passu Guarantee, or in any extensions, refinancings, renewals or replacements of any of the foregoing agreements, provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(ii) existing under or by reason of applicable law, rule, regulation or order;

(iii) with respect to any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, or in any extensions, refinancings, renewals or replacements thereof, provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(iv) that otherwise would be prohibited by the provision described in clause (iv) of Section 4.10(a) if they arise, or are agreed to in the ordinary course of business and, that (A) restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease or license, (B) exist by virtue of any Lien on, or agreement to transfer, option or similar right with respect to any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (C) do not relate to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary that is permitted by Section 4.06, Section 4.11 and Section 4.14;

(vi) with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness or issuance of Preferred Stock of the type described permitted under clauses (vii), (xiv), (xvi), (xix), (xx), (xxi) and (xxii) of Section 4.06(b) if, as determined by the Board of Directors, such encumbrances or restrictions (A) are customary for such types of agreements and (B) would not, at the time agreed to, be expected to materially and adversely affect the ability of the Company to make any required payment on the Notes, or in any extensions, refinancings, renewals or replacements of any of the foregoing agreements, provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(vii) existing in customary provisions in joint venture agreements and other similar agreements permitted under this Indenture, to the extent such encumbrance or restriction relates to the activities or assets of a Restricted Subsidiary that is a party to such joint venture and if (as determined in good faith by the Board of Directors) (A) the encumbrances or restrictions are customary for a joint venture or similar agreement of that type and (B) the encumbrances or restrictions would not, at the time agreed to, be expected to materially and adversely affect (x) the ability of the Company to make the required payments on the Notes or (y) any Subsidiary Guarantor or JV Subsidiary Guarantor to make required payments under its Subsidiary Guarantee or JV Subsidiary Guarantee; or

(viii) existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Subsidiary or its subsidiaries or the property or assets of such Subsidiary or its subsidiaries, or any extensions, refinancing, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no more restrictive in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced.

SECTION 4.11 Limitation on Sales and Issuances of Capital Stock in Restricted Subsidiaries. The Company will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(a) to the Company or a Restricted Subsidiary;

(b) to the extent such Capital Stock represents director’s qualifying shares or is required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary;

(c) for the issuance or sale of the Capital Stock of a Restricted Subsidiary if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any remaining Investment in such Person would have been permitted to be made under Section 4.07 if made on the date of such issuance or sale and if the Company complies with Section 4.14; provided that paragraph (c) of clause (16) of the definition of “Permitted Investments” shall not apply if such Restricted Payment would otherwise have been permitted under clause (16) of such definition; and

(d) the issuance or sale of Capital Stock of a Restricted Subsidiary (which remains a Restricted Subsidiary after any such issuance or sale); provided that the Company or such Restricted Subsidiary applies the Net Cash Proceeds of such issuance or sale in accordance with Section 4.14;

provided that a Restricted Subsidiary may issue Common Stock to its shareholders on a pro rata basis or on a basis more favorable to the Company and its Restricted Subsidiaries.

SECTION 4.12 Limitation on Issuances of Guarantees by Restricted Subsidiaries. (a) The Company will not permit any Restricted Subsidiary which is not a Subsidiary Guarantor or a JV Subsidiary Guarantor, directly or indirectly, to guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor, unless (x) (1) such Restricted Subsidiary, simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee (in the case of a Subsidiary Guarantor) or JV Subsidiary Guarantee (in the case of a JV Subsidiary Guarantor) of payment of the Notes by such Restricted Subsidiary and (2) such Restricted Subsidiary waives and will not in any manner whatsoever claim, or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee or JV Subsidiary Guarantee until the Notes have been paid in full, or (y) such guarantee is permitted by clause (iii), (iv), (xii)(B) (other than, in the case of case of clause (xii)(B), (x) a guarantee by a PRC Restricted Subsidiary of the Indebtedness of a non-PRC Restricted Subsidiary that is not a Subsidiary of such PRC Subsidiary or (y) a guarantee by a non-PRC Restricted Subsidiary that is not a Subsidiary Guarantor or a JV Subsidiary Guarantor of Indebtedness of a Subsidiary Guarantor or a JV Subsidiary Guarantor) or (xx) (in the case of clause (xx), with respect to the guarantee provided by any Restricted Subsidiary which is not a Subsidiary Guarantor or JV Subsidiary Guarantor through the pledge of cash deposits, bank accounts or other assets to secure (or the use of any guarantee or letter of credit or similar instrument to guarantee) any Bank Deposit Secured Indebtedness) of Section 4.06(b).

(b) If the Guaranteed Indebtedness (i) ranks pari passu in right of payment with the Notes, any Subsidiary Guarantee or JV Subsidiary Guarantee, then the guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or the JV Subsidiary Guarantee, as the case may be, or (ii) is subordinated in right of payment to the Notes, any Subsidiary Guarantee or any JV Subsidiary Guarantee, then the guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee or the JV Subsidiary Guarantee, as the case may be, at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes, the Subsidiary Guarantee or the JV Subsidiary Guarantee.

(c) The Company will not permit any JV Subsidiary Guarantor, directly or indirectly, to guarantee any Indebtedness of the Company or any other Restricted Subsidiary unless the aggregate claims of the creditor under such guarantee will be limited to the JV Entitlement Amount. If any JV Subsidiary Guarantor guarantees any Indebtedness of the Company or any other Restricted Subsidiary where the aggregate claims of the creditor under such guarantee exceed the JV Entitlement Amount, such JV Subsidiary Guarantee shall be replaced with a Subsidiary Guarantee given by a Subsidiary Guarantor.

SECTION 4.13 Repurchase of Notes Upon a Change of Control Triggering Event. (a) Not later than 30 days following a Change of Control Triggering Event, the Company will make an Offer to Purchase all outstanding Notes (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to (but not including) the Offer to Purchase Payment Date.

(b) The Company will timely repay all Indebtedness or obtain consents as necessary under, or terminate, agreements or instruments that would otherwise prohibit a Change of Control Offer required to be made pursuant to this Section 4.13.

(c) Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the same manner, at the same times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) the Company has previously or concurrently delivered or mailed a redemption notice with respect to all of the outstanding Notes pursuant to Article 3.

SECTION 4.14 Limitation on Asset Sales. (a) The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i) no Default shall have occurred and be continuing or would occur as a result of such Asset Sale;

(ii) the consideration received by the Company or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of;

(iii) at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets; provided that, in the case of an Asset Sale in which the Company or such Restricted Subsidiary receives Replacement Assets involving aggregate consideration in excess of US$35.0 million (or the Dollar Equivalent thereof), the Company shall deliver to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary of such Asset Sale from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized international standing. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes, any Subsidiary Guarantee or any JV Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that releases the Company or such Restricted Subsidiary from further liability; and

(B) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are promptly, but in any event within 30 days of closing, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds to:

(i) permanently repay Senior Indebtedness of the Company or any Restricted Subsidiary (and, if such Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) in each case owing to a Person other than the Company or a Restricted Subsidiary; or

(ii) acquire properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties or assets that will be used in the Permitted Business (including any shares of Capital Stock in a Person holding such properties or assets that is primarily engaged in a Permitted Business) (“Replacement Assets”).

(c) Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in clauses (i) and (ii) of Section 4.14(b) will constitute “Excess Proceeds”. Excess Proceeds of less than US$10.0 million (or the Dollar Equivalent thereof) will be carried forward and accumulated. When accumulated Excess Proceeds equals to or exceeds US$10.0 million (or the Dollar Equivalent thereof), within 10 days thereof, the Company must make an Offer to Purchase Notes having a principal amount equal to:

(i) accumulated Excess Proceeds, multiplied by;

(ii) a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest US$1. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash.

(d) If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Offer to Purchase exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of Notes and any other pari passu Indebtedness tendered (or required to be prepaid or redeemed). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

SECTION 4.15 Limitation on Transactions With Shareholders and Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with (x) any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Company or (y) with any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(i) the Affiliate Transaction is on fair and reasonable terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s length transaction by the Company or the relevant Restricted Subsidiary with a Person that is not such a holder or an Affiliate of the Company or such Restricted Subsidiary; and

(ii) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$5.0 million (or the Dollar Equivalent thereof), a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.15 and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$10.0 million (or the Dollar Equivalent thereof), in addition to the Board Resolution required in clause (ii)(A) above, an opinion issued by an accounting, appraisal or investment banking firm of recognized international standing as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view.

(b) The foregoing limitation does not limit, and shall not apply to:

(i) the payment of reasonable and customary regular fees and other compensation to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

(ii) transactions between or among the Company and any Subsidiary Guarantor or between or among Subsidiary Guarantors;

(iii) transactions between or among the Company and any Wholly Owned Restricted Subsidiary or between or among Wholly Owned Restricted Subsidiaries;

(iv) any Restricted Payment of the type described in clause (i), (ii) or (iii) of Section 4.07(a) if permitted by Section 4.07;

(v) any sale of Capital Stock (other than Disqualified Stock) of the Company;

(vi) the payment of compensation to officers and directors of the Company or any Restricted Subsidiary pursuant to an employee stock or share option scheme, so long as such scheme is in compliance with the listing rules of The Stock Exchange of Hong Kong Limited, which as of the Exchange Date require a majority shareholder approval of any such scheme;

(vii) any transaction between (A) the Company or any Restricted Subsidiary and (B) any entity in the Restructuring Group entered into in connection with the Restructuring, including, without limitation, transactions entered into for purposes of any reorganization in connection with the Restructuring and the entry into, and the performance thereof, of any underwriting agreement or other transaction documents in connection with the Restructuring; and

(viii) any transaction between (A) the Company or any Restricted Subsidiary and (B) any entity in the Restructuring Group entered into in the ordinary course of business, on fair and reasonable terms and disclosed in the offering document issued in connection with the Restructuring, or any amendment or modification or extension or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original transaction described in the offering document issued in connection with the Restructuring and in compliance with the rules of the relevant Qualified Exchange.

(c) In addition, the requirements of clause (ii) of Section 4.15(a) shall not apply to (i) Investments (other than Permitted Investments) not prohibited by Section 4.07, (ii) transactions pursuant to agreements in effect on the Exchange Date and described in Schedule III hereto, or any amendment or modification or replacement thereof, so long as such amendment, modification or replacement is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement in effect on the Exchange Date, (iii) any transaction between or among (x) any of the Company, any Wholly Owned Restricted Subsidiary and any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary or (y) the Company or a Restricted Subsidiary on the one hand and a Minority Joint Venture or an Unrestricted Subsidiary on the other hand; provided that in the case of this clause (iii), (A) such transaction is entered into in the ordinary course of business and (B) none of the shareholders or partners (other than the Company or any Restricted Subsidiary) of or in such Minority Joint Venture, Unrestricted Subsidiary or Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary is a Person described in clause (x) or (y) of Section 4.15(a) (other than by reason of such shareholder or partner being an officer or director of such Restricted Subsidiary, Minority Joint Venture or Unrestricted Subsidiary, as the case may be) and (iv) any Investment by the Company or any Restricted Subsidiary in accordance with the requirements under clause (16) of the definition of “Permitted Investment” on a pro rata basis based on its percentage ownership at the time of such Investment.

SECTION 4.16 Limitation on the Company’s Business Activities. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, engage in any business other than a Permitted Business; provided, however, that the Company or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than a Permitted Business as long as any Investment therein was not prohibited when made by Section 4.07.

SECTION 4.17 Limitation on Issuances of Future Subordinated Indebtedness or Equity. (a) The Company will not Incur any Indebtedness that is subordinated in right of payment or junior in lien priority to the New HY Notes or equity (or any instrument that is a hybrid thereof), unless such Indebtedness or equity (or any instrument that is a hybrid thereof) does not mature prior to December 31, 2021 and may not be redeemed prior to the full redemption of the New HY Notes.

(b) The Company shall no longer be entitled to make interest payment in PIK Notes in lieu of cash for any Interest Payment Date on or after the issuance of any such Indebtedness that is subordinated in right of payment or junior in lien priority to the New HY Notes or equity (or any instrument that is a hybrid thereof) permitted in paragraph (a) above, such issuance to be promptly notified in writing by the Company to the Trustee and the Agents in an Officers’ Certificate referring to this Section of the Indenture, unless such equity issuance is pursuant to the CVRs, the Exchange Convertible Bonds or any stock option plans of the Company. In the absence of such notice, the Trustee and the Agents may conclusively assume that PIK Notes are permitted.

SECTION 4.18 Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, provided that:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii) neither the Company nor any Restricted Subsidiary guarantees or provides credit support for the Indebtedness of such Restricted Subsidiary;

(iii) such Restricted Subsidiary has no outstanding Indebtedness that could trigger a cross-default to the Indebtedness of the Company or any other Restricted Subsidiary;

(iv) such Restricted Subsidiary does not own any Disqualified Stock of the Company or Disqualified or Preferred Stock of another Restricted Subsidiary or hold any Indebtedness, or any Lien on any property, of the Company or any Restricted Subsidiary, if such Disqualified or Preferred Stock or Indebtedness could not be Incurred under Section 4.06 or such Lien would violate Section 4.08;

(v) such Restricted Subsidiary does not own any Voting Stock of another Restricted Subsidiary, and all of its Subsidiaries are Unrestricted Subsidiaries or are being concurrently designated as Unrestricted Subsidiaries in accordance with this Section 4.18(a); and

(vi) the Investment deemed to have been made thereby in such newly designated Unrestricted Subsidiary and each other newly designated Unrestricted Subsidiary being concurrently redesignated would be permitted to be made under Section 4.07 (other than any Investment deemed to have been made by the Company or any Restricted Subsidiary in the Subsidiaries in the Commercial Properties Group in connection with the Restructuring upon designation of such Subsidiaries in the Commercial Properties Group as Unrestricted Subsidiaries, provided that (A) the Board of Directors of the Company has determined in good faith that the designation of such Subsidiaries in the Commercial Properties Group as Unrestricted Subsidiaries is necessary to obtain approval from a Qualified Exchange for the Restructuring, (B) at the time of such designation, the members of the Restructuring Group remain Subsidiaries of the Company, and (C) at the time of such designation, the members of the Restructuring Group remain primarily engaged in the Permitted Businesses).

(b) The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(ii) any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred under Section 4.06;

(iii) any Lien on the property of such Unrestricted Subsidiary at the time of such designation which will be deemed to have been Incurred by such newly designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred under Section 4.08;

(iv) such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary);

(v) if such Restricted Subsidiary is not organized under the laws of the PRC, such Restricted Subsidiary shall upon such designation execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor or a JV Subsidiary Guarantor to the extent required under Section 11.10; and

(vi) if such Restricted Subsidiary is not organized under the laws of the PRC, all Capital Stock of such Restricted Subsidiary owned by the Company or any other Restricted Subsidiary shall be pledged to the extent required under Section 10.02.

SECTION 4.19 Anti-Layering. The Company will not, and will not permit any Subsidiary Guarantor or JV Subsidiary Guarantor to, Incur any Indebtedness if such Indebtedness is contractually subordinated in right of payment to any other Indebtedness of the Company, such Subsidiary Guarantor or such JV Subsidiary Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes, the applicable Subsidiary Guarantee or the applicable JV Subsidiary Guarantee, on substantially identical terms. This does not apply to distinctions between categories of Indebtedness that exist by reason of any Liens or guarantees securing or in favor of some but not all of such Indebtedness.

SECTION 4.20 Provision of Financial Statements, Reports and Compliance Certificate. (a) So long as any of the Notes remain outstanding, the Company will furnish to the Trustee and furnish to the Holders upon request, as soon as they are available but in any event not more than 10 calendar days after they are filed with The Stock Exchange of Hong Kong Limited or any other securities exchange on which the Company’s ordinary shares are at any time listed for trading, true and correct copies of any financial or other report in the English language filed with such exchange; provided that, if and for as long as the Company has failed to file with such exchange such report as is required to be filed in accordance with the rules and regulations of such exchange, the Company shall, within 30 calendar days of the end of each fiscal quarter of the Company, furnish to the Trustee and publicly disclose on the website of such exchange a report on such immediately preceding fiscal quarter, which shall include details on the Company’s land bank, contracted sales, gross floor area and average selling prices of property units sold during such fiscal quarter; provided, further, that, if at any time the ordinary shares of the Company cease to be listed for trading on a recognized securities exchange, the Company will file with the Trustee and furnish to the Holders:

(i) as soon as they are available, but in any event within 90 calendar days after the end of the fiscal year of the Company, copies of its financial statements (on a consolidated basis and in the English language) in respect of such financial year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally recognized firm of independent accountants;

(ii) as soon as they are available, but in any event within 45 calendar days after the end of the first semi-annual fiscal period of the Company, copies of its financial statements (on a consolidated basis and in the English language) in respect of such half-year period (including a statement of income, balance sheet and cash flow statement) reviewed by a member firm of an internationally recognized firm of independent accountants; and

(iii) as soon as they are available, but in any event within 45 calendar days after the end of each of the first and third fiscal quarters of the Company, copies of its unaudited financial statements (on a consolidated basis and in the English language), including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Company together with a certificate signed by the person then authorized to sign financial statements on behalf of the Company to the effect that such financial statements are true in all material respects and present fairly the financial position of the Company as at the end of, and the results of its operations for, the relevant quarterly period.

The Company and any Subsidiary Guarantor and JV Subsidiary Guarantor, as applicable, shall also comply with the other provisions of Section 314 of the TIA, as applicable.

(b) In addition, so long as any of the Notes remain outstanding, the Company will provide to the Trustee (i) within 120 days after the close of each fiscal year ending after the Exchange Date, an Officers’ Certificate stating the Fixed Charge Coverage Ratio with respect to the four most recent fiscal quarter periods and showing in reasonable detail the calculation of the Fixed Charge Coverage Ratio, including the arithmetic computations of each component of the Fixed Charge Coverage Ratio, together with a certificate from the Company’s external auditors verifying the accuracy and correctness of the calculation and arithmetic computation, provided that the Company shall not be required to provide such auditor certification if its external auditors refuse to provide such certification as a result of a policy of such external auditors not to provide such certification and such refusal is notified in writing to the Trustee in an Officers’ Certificate of the Company; and (ii) as soon as possible and in any event within 30 days after the Company becomes aware or should reasonably become aware of the occurrence of a Default, an Officers’ Certificate setting forth the details of such Default, and the action which the Company proposes to take with respect thereto.

(c) Further, the Company has agreed that, during any period in which the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3- 2(b) thereunder, the Company, such Subsidiary Guarantor or such JV Subsidiary Guarantor, as the case may be, will supply to (i) any Holder or beneficial owner of a Note or (ii) a prospective purchaser of a Note or a beneficial interest therein designated by such Holder or beneficial owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act upon the request of any Holder or beneficial owner of a Note.

(d) Delivery of such reports, information and documents to the Trustee is for informational purposes only, the Trustee shall have no obligation to examine, distribute or request such reports, information or documents from the Company, each Subsidiary Guarantor and/or each JV Subsidiary Guarantor and the Trustee’s receipt of such shall not constitute actual or constructive notice or knowledge of any information contained therein or determinable from information contained therein, including the Company’s, each Subsidiary Guarantor’s and each JV Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on an Officers’ Certificate).

SECTION 4.21 Additional Amounts. (a) All payments of principal of, and premium (if any) and interest on, the Notes or under the Subsidiary Guarantees or the JV Subsidiary Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined under Section 5.01), an applicable Subsidiary Guarantor or an applicable JV Subsidiary Guarantor is organized or resident for tax purposes or any jurisdiction from or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Company, a Surviving Person, the applicable Subsidiary Guarantor or the applicable JV Subsidiary Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of each Note of such amounts as would have been received by such Holder had no such withholding or deduction been required, except that no Additional Amounts shall be payable:

(i) for or on account of:

(A) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(1) the existence of any present or former connection between the Holder or beneficial owner of such Note, Subsidiary Guarantee or Security Document, as the case may be, and the Relevant Jurisdiction other than merely holding such Note or the receipt of payments thereunder or under a Subsidiary Guarantee or JV Subsidiary Guarantee, as the case may be, including, without limitation, such Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(2) the presentation of such Note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, and interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(3) the failure of the Holder or beneficial owner to comply with a timely request of the Company, a Surviving Person, any Subsidiary Guarantor or JV Subsidiary Guarantor addressed to the Holder to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder or beneficial owner; or

(4) the presentation of such Note (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(B) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

(C) any withholding or deduction that is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive amending, supplementing or replacing such Directive or any law implementing or complying with, or introduced in order to conform to, such Directive or Directives;

(D) any tax, assessment, withholding or deduction required by sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (“FATCA”), any current or future Treasury Regulations or rulings promulgated thereunder, any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA, any intergovernmental agreement between the United States and any other jurisdiction pursuant to the implementation of FATCA, or any other agreement pursuant to the implementation of FATCA; or

(E) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (A), (B), (C) and (D); or

(ii) to a Holder that is a fiduciary, partnership or person other than the sole beneficial owner of any payment, to the extent that such payment would be required to be included for tax purposes in the income under the laws of a Relevant Jurisdiction of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the Holder thereof.

(b) Whenever there is mentioned in any context the payment of principal, premium or interest in respect of any Note, any Subsidiary Guarantee or any JV Subsidiary Guarantee, such mention shall be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(c) If the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or the relevant Subsidiary Guarantees or JV Subsidiary Guarantees, the Company or such Subsidiary Guarantor or JV Subsidiary Guarantor shall deliver to the Trustee and the Agents, at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Company or such Subsidiary Guarantor or JV Subsidiary Guarantor, as applicable, shall notify the Trustee and the Agents promptly thereafter), an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers’ Certificate must also set forth any other information necessary to enable the Agents to pay Additional Amounts to the Holders on the relevant payment date.

SECTION 4.22 Permitted Pari Passu Secured Indebtedness. On or after the Exchange Date, the Company and each Subsidiary Guarantor Pledgor may create Liens on the Collateral pari passu with the Lien for the benefit of the Holders to secure Indebtedness of the Company (including Additional Notes and PIK Notes) or any Subsidiary Guarantor and any Pari Passu Guarantee with respect to such Indebtedness of the Company or any Subsidiary Guarantor and any such Pari Passu Guarantee incurred after the Exchange Date, “Future Permitted Pari Passu Secured Indebtedness,” and, together with Existing Permitted Pari Passu Secured Indebtedness, “Permitted Pari Passu Secured Indebtedness”); provided that, with respect to Future Permitted Pari Passu Secured Indebtedness, (i) the Company or such Subsidiary Guarantor was permitted to Incur such Indebtedness under Section 4.06, (ii) the holders (or their representative) of such Indebtedness (other than Additional Notes or PIK Notes) become party to the Intercreditor Agreement, (iii) the agreement in respect of such Indebtedness contains provisions with respect to releases of Collateral and such Pari Passu Guarantee substantially similar to and no more restrictive on the Company and such Subsidiary Guarantor than the provisions of this Indenture and the Security Documents; (iv) the Company and any such Subsidiary Guarantor Pledgor deliver to the Trustee and the Common Security Trustee an Opinion of Counsel and an Officers’ Certificate, each with respect to corporate and collateral matters in connection with the Security Documents, stating that either (A) all necessary actions have been taken with respect to the recording, registering and filing of the Security Documents, or (B) no such action is necessary to make such Lien effective and (v) the Lien securing such Indebtedness shall be a Permitted Lien incurred pursuant to clause (12) of the definition thereof; provided, further, that the Company shall apply 100% of the Net Cash Proceeds from the issuance of any Future Permitted Pari Passu Secured Indebtedness to redeem New HY Notes (including PIK Notes) and the Mandatorily Exchangeable Bonds (or the Exchange Convertible Bonds which are issued pursuant to the terms of the Mandatorily Exchangeable Bonds) and any Mandatorily Exchangeable Bond PIK Interest or Exchange Convertible Bond PIK Interest with respect thereto on a pro rata basis and with payments pro rata based on the principal amount then outstanding excluding any Excluded Pari Passu Indebtedness in the manner described under Section 3.03 of this Indenture and the indentures governing the other series of the New HY Notes. By accepting the Notes each Holder shall be deemed to have consented to the execution of the Intercreditor Agreement and instructed and authorized the Trustee to enter into the Intercreditor Agreement. The Trustee shall not incur any liability for entering into the Intercreditor Agreement in accordance with and except as provided for in this Indenture.

SECTION 4.23 Non-Restructured Onshore Debt. The Company shall use commercially reasonable efforts to enter into restructuring agreements with the holders of any Non-Restructured Onshore Debt.

SECTION 4.24 No Payments For Consents. The Company will not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to such consent, waiver or amendment.

SECTION 4.25 Suspensions of Certain Covenants. If, on any date following the date of this Indenture, the Notes have an Investment Grade rating from both of the Rating Agencies and no Default or Event of Default has occurred and is continuing (a “Suspension Event”), then, beginning on that day and continuing until such time, if any, at which the Notes cease to have an Investment Grade rating from either of the Rating Agencies, the following provisions of this Indenture will be suspended in relation to the Notes:

(1)	Section 4.06;

(2)	Section 4.07;

(3)	Section 4.09;

(4)	Section 4.10;

(5)	Section 4.11;

(6)	Section 4.12;

(7)	Section 4.14; and

(8)	Section 4.16.

During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any Restricted Subsidiary as an Unrestricted Subsidiary pursuant to Section 4.18 or the definition of “Unrestricted Subsidiary.”

Such covenants will be reinstituted and apply according to their terms as of and from the first day on which a Suspension Event ceases to be in effect. Such covenants will not, however, be of any effect with regard to actions of the Company or any Restricted Subsidiary properly taken in compliance with the provisions of this Indenture during the continuance of the Suspension Event and, following reinstatement, the calculations under Section 4.07 will be made as if such covenant had been in effect since the date of this Indenture except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. The Trustee shall have no responsibility, obligation or duty to determine or monitor if a Suspension Event has occurred or to notify the Holders of any such event and shall incur no liability for any failure to do so. The Company shall promptly notify the Trustee in writing in an Officers’ Certificate of any Suspension Event.

SECTION 4.26 Listing of the Notes. The Company hereby covenants and agrees to use its reasonable efforts to cause the Notes to be approved for listing on the SGX ST and will maintain such listing for so long as any Notes remain outstanding; and if the Notes are no longer eligible to be listed for trading on SGX ST, to use its reasonable efforts to cause the Notes to be approved for listing as promptly as practicable on a Qualified Exchange.

ARTICLE V

CONSOLIDATION, MERGER AND SALE OF ASSETS

SECTION 5.01 Consolidation, Merger and Sale of Assets. (a) The Company will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i) the Company shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets (the “Surviving Person”) shall be a corporation organized and validly existing under the laws of the Cayman Islands, the British Virgin Islands, Hong Kong or the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Company under this Indenture, the Notes and the Security Documents, as the case may be, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes, or from or through which payment is made, and this Indenture, the Notes and the Security Documents, as the case may be, shall remain in full force and effect;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis, the Company or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(iv) immediately after giving effect to such transaction on a pro forma basis the Company or the Surviving Person, as the case may be, could Incur at least US$1.00 of Indebtedness under the proviso in the first sentence of Section 4.06(a);

(v) the Company delivers to the Trustee (x) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) of this Section 5.01(a)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

(vi) each Subsidiary Guarantor and JV Subsidiary Guarantor, unless such Subsidiary Guarantor or JV Subsidiary Guarantor is the Person with which the Company has entered into a transaction described under this Section 5.01, shall execute and deliver a supplemental indenture to this Indenture confirming that its Subsidiary Guarantee or JV Subsidiary Guarantee shall apply to the obligations of the Company or the Surviving Person in accordance with the Notes and this Indenture; and

(vii) no Rating Decline shall have occurred.

(b) No Subsidiary Guarantor or JV Subsidiary Guarantor will consolidate with or merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions) to another Person (other than the Company or another Subsidiary Guarantor or, in the case of a JV Subsidiary Guarantor, other than to another JV Subsidiary Guarantor, the Company or a Subsidiary Guarantor), unless:

(i) such Subsidiary Guarantor or JV Subsidiary Guarantor shall be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets shall be the Company, another Subsidiary Guarantor or shall become a Subsidiary Guarantor concurrently with the transaction by executing and delivering a supplemental indenture to this Indenture or, in the case of a JV Subsidiary Guarantor, another JV Subsidiary Guarantor, the Company or a Subsidiary Guarantor;

(ii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction on a pro forma basis, the Company shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction;

(iv) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur at least US$1.00 of Indebtedness under the proviso in the first sentence of Section 4.06(a);

(v) the Company delivers to the Trustee (x) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) of this Section 5.01(b)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

(vi) no Rating Decline shall have occurred;

provided that this Section 5.01(b) shall not apply to (A) any sale or other disposition that complies with Section 4.14 or any Subsidiary Guarantor or JV Subsidiary Guarantor whose Subsidiary Guarantee or JV Subsidiary Guarantee, as the case may be, is unconditionally released in accordance with the provisions of Section 11.11 and (B) a consolidation or merger of any Subsidiary Guarantor or JV Subsidiary Guarantor with and into the Company or any other Subsidiary Guarantor or JV Subsidiary Guarantor, so long as the Company or such Subsidiary Guarantor or JV Subsidiary Guarantor survives such consolidation or merger.

ARTICLE VI

DEFAULT AND REMEDIES

SECTION 6.01 Events of Default. Each of the following events is an “Event of Default”:

(a) default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 consecutive days;

(c) default in the performance or breach of the provisions of Section 5.01, the failure by the Company to make or consummate an Offer to Purchase in the manner described under Section 4.13 or Section 4.14, the failure by the Company to issue a redemption notice in the manner described under Section 3.03, or the failure by the Company to create, or cause its Restricted Subsidiaries to create, a Lien on the Collateral (subject to any Permitted Liens and the Intercreditor Agreement) in accordance with Section 10.01;

(d) the Company or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes (with a copy to the Trustee if given by the Holders);

(e) except as provided in Section 6.04(b), there occurs with respect to any Indebtedness of the Company or any Restricted Subsidiary (other than a Subordinated Shareholder Loan) having an outstanding principal amount of US$20.0 million (or the Dollar Equivalent thereof) or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and/or (ii) a failure to make a principal payment when due;

(f) one or more final judgments or orders for the payment of money are rendered against the Company or any Restricted Subsidiary and are not paid or discharged, and there is a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed US$20.0 million (or the Dollar Equivalent thereof) (in excess of amounts which the Company’s insurance carriers have agreed to pay under applicable policies) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(g) an involuntary case or other proceeding is commenced against the Company or any Significant Restricted Subsidiary with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary or for any substantial part of the property and assets of the Company or any Significant Restricted Subsidiary and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company or any Significant Restricted Subsidiary under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(h) the Company or any Significant Restricted Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Restricted Subsidiary, or for all or substantially all of the property and assets of the Company or any Significant Restricted Subsidiary, or (iii) effects any general assignment for the benefit of creditors;

(i) any Subsidiary Guarantor or JV Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee or JV Subsidiary Guarantee or, except as permitted by this Indenture, any Subsidiary Guarantee or JV Subsidiary Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect;

(j) any default by the Company or any Subsidiary Guarantor Pledgor in the performance of any of its obligations under the Security Documents or this Indenture, which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect;

(k) the Company or any Subsidiary Guarantor Pledgor denies or disaffirms its obligations under any Security Document or, other than in accordance with this Indenture and the Security Documents, any Security Document ceases to be or is not in full force and effect or the Common Security Trustee on behalf of the Trustee and the Holders ceases to have a security interest in the Collateral (subject to any Permitted Liens and the Intercreditor Agreement);

(l) failure by the Company to file with The Stock Exchange of Hong Kong Limited copies of its financial statements (on a consolidated basis) in respect of the fiscal year ended December 31, 2014 (including a statement of income, balance sheet and cash flow statement) audited by a member of an internationally recognized firm of independent accountants on or before December 31, 2016, and such failure is not cured by March 31, 2017;

(m) failure by the Company to make any payment (in cash or the Company’s ordinary shares) by the CVR Settlement Date following a CVR Triggering Event or following a Fundamental Change (as defined therein) by the date provided in the CVR Agreement pursuant to the terms of the CVR Agreement; and

(n) suspension of the trading of the Company’s ordinary shares on The Stock Exchange of Hong Kong Limited or any other Qualified Exchange on which the Company’s ordinary shares are at any time listed for trading after lifting of the suspension of trading of such shares existing as of the Exchange Date, and such suspension continues for more than 30 consecutive Trading Days.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in clause (g) or (h) of Section 6.01) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Company (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders, subject to it being indemnified and/or secured to its satisfaction, shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default specified in clause (g) or (h) of Section 6.01 occurs with respect to the Company or any Significant Restricted Subsidiary, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. In addition, if an Event of Default occurs and is continuing, the Trustee may, and shall upon request of Holders of at least 25% in aggregate principal amount of outstanding Notes, subject to the Trustee being indemnified and/or secured to the Trustee’s satisfaction, foreclose on the Collateral in accordance with the terms of the Security Documents and take such further action on behalf of the Holders of the Notes with respect to the Collateral as the Trustee deems appropriate or is directed by the Holders of at least 25% in aggregate principal amount of outstanding Notes.

SECTION 6.04 Waiver of Past Defaults. (a) The Holders of at least a majority in aggregate principal amount of the outstanding Notes by written notice to the Company and to the Trustee, may on behalf of all Holders waive all past defaults (other than a default in the payment of principal, premium or interest on the Notes) and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

(b) Any Event of Default existing on the Exchange Date arising out of or related to a default, event of default or acceleration of Indebtedness under or failure to pay principal of, or interest or premium on, any Indebtedness of the Company’s Subsidiaries that are incorporated in the PRC owed by such Subsidiaries to various financial institutions domiciled in the PRC (“Onshore Debt”), shall be deemed waived by all Holders, if, with respect to not less than 85% in aggregate principal amount of such Onshore Debt, as of the Exchange Date, either (i) such Onshore Debt is subject to binding documentation providing for its (A) restructuring or (B) refinancing or (ii) no default or event of default exists under such Onshore Debt, or will occur as a result of the transactions contemplated by the Schemes of Arrangement, and there are no events or circumstances (and no events or circumstances will arise as a result of the transactions contemplated by the Schemes of Arrangement) that would cause a default or event of default to occur under such Onshore Debt with or without the giving of notice or passage of time, or both. The Company shall deliver an Officers’ Certificate to the Trustee on the date of this Indenture confirming the foregoing provision has been met. For the avoidance of doubt, the waiver referred to in this Section 6.04(b) shall not apply to any Event of Default that occurs after the Exchange Date in respect of (I) any Onshore Debt or (II) any additional Indebtedness incurred after the Exchange Date by the Company’s Subsidiaries that are incorporated in the PRC.

SECTION 6.05 Control by Majority. The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law, this Indenture or the Security Documents, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction, and may take any other action it deems proper that is not inconsistent with any such direction received from such Holders. Prior to taking any action under this Section 6.05, the Trustee will be entitled to security and/or indemnification satisfactory to it in its sole direction against all losses and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits. A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee indemnity and/or security satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such written request;

(d) the Trustee does not comply with the written request within 60 days after receipt of the request and the offer of indemnity and/or security; and

(e) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a written direction that is inconsistent with the written request.

SECTION 6.07 Rights of Holders to Receive Payment. Notwithstanding anything to the contrary (other than pursuant to Section 9.01 of this Indenture and Section 316(a)(2) of the TIA), the right of any Holder to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of the Holder.

SECTION 6.08 Compliance Certificate. The Company will submit to the Trustee a Compliance Certificate in the form of Exhibit I hereto, as required by Section 314(a)(4) of the TIA, on or before a date not more than 120 days after the end of each fiscal year, that a review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under this Indenture, the Notes and the Security Documents and that the Company and its Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a Default or an Event of Default or currently exists a Default or an Event of Default in the fulfillment of any such obligation, specifying each such Default or Event of Default and the nature and status thereof. The Company will also be obligated to notify the Trustee in writing of any default or defaults in the performance of any covenants or agreements under this Indenture, the Notes or the Security Documents.

SECTION 6.09 Collection Suit by Trustee. If an Event of Default in payment of principal or interest specified in clause (a) or (b) of Section 6.01 occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount of principal and accrued interest remaining unpaid, together with interest on overdue principal and, to the extent lawful, overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the reasonably incurred costs and expenses of collection, including the compensation and other reasonably incurred expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

SECTION 6.10 Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation and other reasonably incurred expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in this Indenture will be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.11 Priorities. (a) At any time during which the Intercreditor Agreement is in force, any money collected upon enforcement of the Collateral shall be distributed in accordance with the Intercreditor Agreement.

(b) Any money collected by the Trustee (i) other than upon enforcement of the Collateral or (ii) upon enforcement of the Collateral at any time during which the Intercreditor Agreement is not in force shall, in each case, be paid out in the following order:

First, to the Trustee, the Paying Agent, the Registrar or any paying or collateral agent to the extent necessary to reimburse the Trustee, the Paying Agent, the Registrar, the Common Security Trustee or such agent for any fees, expenses, costs, charges and liabilities incurred in connection with the performance of its duties under this Indenture, the Security Documents or the Notes, including the collection or distribution of such amounts held or realized or in connection with expenses, costs, charges and liabilities incurred in enforcing its remedies under the Security Documents and preserving the Collateral and all amounts for which the Trustee, the Paying Agent, the Registrar, the Common Security Trustee is entitled to indemnification under the Indenture;

Second, to the Trustee for the benefit of Holders; and

Third, any surplus remaining after such payments will be paid to the Company or the Subsidiary Guarantor Pledgors.

The Trustee, upon written notice to the Company, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

SECTION 6.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Company, any Subsidiary Guarantors or JV Subsidiary Guarantors, the Trustee and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Company, any Subsidiary Guarantors or JV Subsidiary Guarantors, the Trustee and the Holders will continue as though no such proceeding had been instituted.

SECTION 6.13 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on the respective due dates, or a suit by any Holder, or group of Holders, of more than 10% in principal amount of the outstanding Notes.

SECTION 6.14 Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.

SECTION 6.15 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default will impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.16 Waiver of Stay, Extension or Usury Laws. The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors covenants, to the extent that it may lawfully do so, that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or the Subsidiary Guarantor or JV Subsidiary Guarantor from paying all or any portion of the principal of, or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

THE TRUSTEE

SECTION 7.01 General. (a) The duties and responsibilities of the Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article.

(b) Except during the continuance of an Event of Default, the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations will be read into this Indenture against the Trustee, the Registrar and the Paying Agent. In case an Event of Default has occurred and is continuing and a Responsible Officer of the Trustee has been notified in writing, or the Trustee has obtained actual knowledge, of such Event of Default, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. During the continuance of an Event of Default of which a Responsible Officer of the Trustee has been notified in writing or of which the Trustee has otherwise obtained actual knowledge, the Trustee may act only upon the written direction of the Holders of at least 25% of the aggregate principal amount then outstanding, subject to receiving indemnity and/or security to its satisfaction.

(c) Should the Trustee become a creditor of the Company or any of the Subsidiary Guarantors or JV Subsidiary Guarantors, the Trustee shall comply with Section 311(a) of the TIA, excluding any creditor relationship listed in Section 311(b) of the TIA. The Trustee is permitted to engage in business, contractual relationships and other transactions with the Company and its Affiliates and profit therefrom subject to Section 311 of the TIA. The Company hereby irrevocably waives, in favor of the Trustee, any conflict of interest which may arise by virtue of the Trustee acting in various capacities under this Indenture or for other customers of the Trustee to the extent permitted by the TIA. The Company acknowledges that the Trustee and its affiliates (together, the “Trustee Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Company may regard as conflicting with its interests and may possess information (whether or not material to the Company) other than as a result of the Trustee acting as Trustee hereunder, that the Trustee may not be entitled to share with the Company. Subject to Section 7.02(o), the Trustee will not disclose confidential information obtained from the Company without its consent to any of the Trustee’s other customers nor will it use on the Company’s behalf any confidential information obtained from any other customer. The foregoing shall not apply to any information that is publicly available or to any sharing of information at the Trustee and its affiliates or with respect to disclosures made pursuant to any applicable law, regulation or auditor requests. Without prejudice to the foregoing, the Company agrees that the Trustee may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Indenture. Nothing in this Section 7.01(c) shall prejudice Section 310(b) of the TIA.

(d) Subject to Section 315(d) of the TIA, no provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.04 or 6.05.

(e) The Trustee shall transmit to each Holder, on or around [•] annually beginning on [•],3 a brief report as required by Section 313(a) of the TIA, and a brief report as required, and within the times specified, by Section 313(b) of the TIA, each in a manner as provided in Section 313(c) of the TIA. A copy of each report at the time of its mailing to Holders shall be mailed by first class mail to the Company and filed by the Trustee with the SEC and each stock exchange, if any, on which the Notes are listed in accordance with Section 313(d) of the TIA. The Company shall promptly notify the Trustee of the listing or delisting of the Securities on or from any stock exchange.

SECTION 7.02 Certain Rights of Trustee. Subject to Section 7.01:

(a) In the absence of bad faith on its part, the Trustee may rely, and will be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee shall examine the document to determine whether it conforms to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its sole and absolute discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel conforming to Sections 12.04 and 12.05 and the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on the certificate or opinion

(c) The Trustee has no obligation to monitor the financial performance of the Company or any Subsidiary Guarantors or JV Subsidiary Guarantors.

(d) The Trustee may delegate duties to, and may act through, its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder, and will not be responsible for supervising the conduct of any attorney or agent so appointed.

[3]	Note that the TIA requires reports under Section 313(a) to be transmitted “at stated intervals of not more than 12 months”. Note request from WT to please pick an as of date other than May 15 if possible.

(e) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(f) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.05 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture; provided however, that the Trustee’s conduct does not constitute willful misconduct or negligence.

(g) The Trustee may consult with counsel or other professional advisors of its selection, and the advice of such counsel or advisors or any Opinion of Counsel will be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(h) No provision of this Indenture will require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties hereunder, or in the exercise of its rights or powers, unless it receives security and/or indemnity satisfactory to it against any loss, liability or expense.

(i) If any Subsidiary Guarantor or JV Subsidiary Guarantor is substituted to make payments on behalf of the Company pursuant to Article XI, the Company shall promptly notify the Trustee and any clearing house through which the Notes are traded of such substitution.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate.

(k) The Trustee shall not be deemed to have knowledge or notice of any Event of Default or defaults hereunder unless a Responsible Officer of the Trustee shall have received written notice thereof, the Trustee shall have obtained actual knowledge thereof or unless the Holders of not less than 25% in aggregate principal amount of the outstanding Notes gives written notice of such Event of Default or default at the Corporate Trust Office at the Trustee and such notice references the Notes and this Indenture.

(l) The permissive rights of the Trustee enumerated herein shall not be construed as duties unless so specified herein.

(m) The Trustee shall at no time have any responsibility or liability for or with respect to the legality, validity or enforceability of any security interest or Collateral or any arrangement or agreement between Company and any Person with respect thereto, or the perfection or priority of any security interest or Collateral created in any of the Security Documents (including ensuring that any necessary registrations in relation to the Collateral are carried out) or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of any security interest or Collateral following an Event of Default. The Trustee shall not be responsible or liable for preparation, filing or correctness of any financing statements or validity or perfection of any Lien or security interest.

(n) The Trustee’s immunities and protections from liability and its rights to compensation and indemnification in connection with the performance of its duties under this Indenture shall extend to the Trustee’s officers, directors, agents, custodians, employees and any other Person employed to act hereunder. Such immunities and protections and right to indemnification, together with the Trustee’s right to compensation, shall survive the Trustee’s resignation or removal and final payment of the Notes.

(o) The Trustee will treat information provided by the Company, a Subsidiary Guarantor or a JV Subsidiary Guarantor relating to the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) the Company consents to the transfer and disclosure by the Trustee of any information relating to the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors to and between branches, subsidiaries, representative offices, affiliates and agents of the Trustee and third parties selected by any of them, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). The Trustee and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any law, court regulator or legal process; provided that the Trustee shall (unless contrary to law) give the Company written notice of (as soon as practicable after) such request so that the Company may seek a protective order or other remedy protecting such confidential information from disclosure.

(p) In no event shall the Trustee be responsible or liable, directly or indirectly, for any special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Clause shall survive the redemption or maturity of the Notes, the termination or expiry of this Indenture or the resignation or removal of the Trustee.

(q) If a Default or Event of Default occurs and is continuing, all Agents will be required to act on the Trustee’s direction.

(r) The Trustee shall not be obligated to supervise the performance of any parties to the transaction documents, including this Indenture, of their respective obligations under the transaction documents or any other documents related thereto and the Trustee shall be entitled to assume, until it has actual knowledge or written notification to the contrary, that all such persons are properly performing their duties thereunder.

(s) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any of the Covenants contained in Article IV. The Trustee will not be responsible for the creditworthiness or solvency of the Company and any Subsidiary Guarantor or JV Subsidiary Guarantor or other person providing security under a Security Document or the Intercreditor Agreement.

(t) If an Event of Default shall have occurred or if the Trustee finds it expedient or necessary or is requested by the Company to undertake duties which are of an exceptional nature or otherwise outside the scope of the Trustee’s normal duties under this Indenture, the Company will pay such additional remuneration as they may agree.

(u) The Trustee shall not be liable for any failure or delay in the performance of its obligations under this Indenture or any other transaction document because of circumstances beyond the Trustee’s control, including, without limitation, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, rebellion, embargo, civil commotion, labor disputes, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, existing or future laws, ordinances, regulations or acts of governmental authorities, or the like which restrict or prohibit the performance of the obligations contemplated by this Indenture or any other transaction document (as the case may be), and other causes beyond the Trustee’s control whether or not of the same class or kind as specifically named above.

(v) The Trustee is not obliged to do or omit to do anything which in its reasonable opinion, would or may be illegal or would constitute a breach of any fiduciary duty or duty of confidentiality, or any law, rule, regulation, or any decree, order or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organization to which the Trustee is subject.

SECTION 7.03 Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not the Trustee. Any Agent may do the same with like rights.

SECTION 7.04 Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity or adequacy of this Indenture, the Security Documents, the Intercreditor Agreement or the Notes, (b) is not accountable for the Company’s use or application of the proceeds from the Notes and (c) shall not have any responsibility for the Company’s or any Holder’s compliance with any state or U.S. federal securities law in connection with the Notes.

SECTION 7.05 Notice of Default. If any Default occurs and is continuing and is known to the Trustee, the Trustee will send notice of the Default to each Holder within 90 days after it occurs, or, if later, within 15 days after written notification is provided to a Responsible Officer of the Trustee, or the Trustee otherwise obtains actual knowledge, of such Default unless the Default has been cured (and written notification of such cure is provided to a Responsible Officer of the Trustee or the Trustee otherwise obtains actual knowledge of such cure). The Trustee shall not be deemed to have knowledge of any non-compliance with this Indenture, a Default or Event of Default unless and until a Responsible Officer of the Trustee has received written notification, or the Trustee has otherwise obtained actual knowledge, of such Default or Event of Default through written notification describing the circumstances of such non-compliance, and identifying the circumstances constituting such default or Event of Default from the Company or from Holders of not less than 25% in aggregate principal amount of outstanding Notes. The Trustee shall have no obligation to investigate whether any Default or Event of Default has occurred. In the absence of written notice of a Default or Event of Default, the Trustee may assume without any liability in connection with such assumption that there is no Default or Event of Default.

SECTION 7.06 Compensation and Indemnity. (a) The Company, the Subsidiary Guarantors and JV Subsidiary Guarantors will, jointly and severally, pay the Trustee compensation as agreed upon in writing for its services. The compensation of the

Trustee is not limited by any law on compensation of a Trustee of an express trust. The Company, the Subsidiary Guarantors and JV Subsidiary Guarantors will reimburse the Trustee upon request for all reasonably incurred out-of-pocket expenses, disbursements and advances (including costs of collection) incurred or made by the Trustee for its services hereunder, including the compensation and reasonably incurred expenses of the Trustee’s agents and counsel.

(b) Each of the Company, the Subsidiary Guarantors and JV Subsidiary Guarantors, jointly and severally, will indemnify the Trustee or any predecessor Trustee and their agents, employees, officers and directors for, and hold them harmless against, any loss, damage, claim, including taxes, or liability, fees, costs or expense incurred by it without negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture, the Notes and the Security Documents, including the reasonably incurred fees, costs and expenses of its legal counsels and agents in defending the Trustee against any claim or liability and of complying with any process served upon it or any of its officers, agents, employees and directors in connection with the exercise or performance of any of its powers or duties under this Indenture, the Security Documents and the Notes.

(c) To secure the Company’s payment obligations in this Section 7.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held to pay principal of, and interest on particular Notes.

(d) This Section 7.06 shall survive the redemption, repurchase or maturity of the Notes, the termination of this Indenture, and resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services pursuant to this Indenture after the occurrence of an Event of Default specified in Section 6.01(g) or (h) with respect to the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor, the expenses are intended to constitute expenses of administration under the United States Bankruptcy Code (Title 11 of the United States Code) or any other similar law for the relief of debtors.

SECTION 7.07 Replacement of Trustee. (a) The Trustee may resign at any time by written notice to the Company.

(i) The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by written notice to the Trustee.

(ii) The Company may remove the Trustee if: (A) the Trustee is adjudged a bankrupt or an insolvent; (B) a receiver or other public officer takes charge of the Trustee or its property; or (C) the Trustee becomes incapable of acting.

A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) If the Trustee has been removed by the Holders, Holders of a majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Company), the Company or the Holders of a majority in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee, or the Trustee may appoint a replacement Trustee.

(c) Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Company, (i) the retiring Trustee will transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06, (ii) the resignation or removal of the retiring Trustee will become effective, and (iii) the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. Upon request of any successor Trustee, the Company will execute any and all instruments for fully vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Company will give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(d) Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s and the Subsidiary Guarantors’ obligations under Section 7.06 will continue for the benefit of the retiring Trustee.

(e) None of the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor or any of their respective Affiliates shall serve as the Trustee.

SECTION 7.08 Successor Trustee by Consolidation, Merger, Conversion or Transfer. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Indenture) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act will be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

SECTION 7.09 Money Held in Trust. The Trustee will not be liable for interest or investment income on any money received by it except as it may agree with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article VIII.

SECTION 7.10 Eligibility; Disqualification. The Trustee shall (A) be an entity organized and doing business under the laws of the United States of America or of any state thereof, (B) be authorized under such laws to exercise corporate trustee power, (C) be subject to supervision or examination by United States federal or state authorities and (D) have a combined capital and surplus of at least US$50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Section 310(b) of the TIA. Nothing in this Indenture shall prevent the Trustee from filing with the SEC the application referred to in the penultimate paragraph of Section 310(b) of the TIA or any qualifying Holder from filing a petition referred to in, and in accordance with, Section 310(b)(iii) of the TIA.

SECTION 7.11 Appointment of Co-Trustee. It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.11 are adopted to these ends.

(a) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(b) Should any instrument in writing from the Company be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall, on request, be executed, acknowledged and delivered by the Company; provided that, if an Event of Default shall have occurred and be continuing and if the Company does not execute any such instrument within fifteen (15) days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Company to execute any such instrument in the Company’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable of acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(c) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee in accordance with this Section 7.11; and

(ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder except for its own negligent action or negligent failure to act or its own willful misconduct.

(d) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Section 7.11.

(e) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

SECTION 7.12 Indemnification of Judgment Currency. The Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors agree, jointly and severally, to indemnify the Trustee, the Paying Agent and each Holder to the full extent permitted by applicable law against any loss incurred by the Trustee, the Paying Agent and such Holder as a result of any judgment or order being given or made for any amount due under such Note and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than U.S. dollars and as a result of any variation as between (a) the rate of exchange at which the U.S. dollar is converted into the Judgment Currency for the purpose of such judgment or order and (b) the spot rate of exchange in New York City at which the Trustee, the Paying Agent and the Holder on the date that payment is made pursuant to such judgment or order is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by the Trustee, the Paying Agent and the applicable Holder.

ARTICLE VIII

DEFEASANCE AND DISCHARGE

SECTION 8.01 Defeasance and Discharge of Indenture. The Company shall be deemed to have paid and shall be discharged from any and all obligations in respect of the Notes, on the 183rd day after the deposit referred to in clause (i) of this Section 8.01 has been made and the provisions of this Indenture and the Security Documents will no longer be in effect with respect to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except as to (1) rights of registration of transfer and exchange, (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes, (3) obligations to maintain paying agencies, (4) the rights of the Holders as beneficiaries hereof with respect to the monies so deposited with the Trustee payable to all or any of them and (5) obligations of the Company, the Subsidiary Guarantors and JV Subsidiary Guarantors under Section 7.06; provided that the following conditions shall have been satisfied:

(i) the Company has (A) deposited with the Trustee, in trust, money in U.S. dollars and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in U.S. dollars in an amount sufficient without consideration of investment or reinvestment to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes and (B) delivered to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Company is sufficient to provide payment for the principal of, premium, if any, and accrued interest on, the Notes on the Stated Maturity of such payment in accordance with the terms of this Indenture;

(ii) the Company has delivered to the Trustee (1) either (x) an Opinion of Counsel of recognized standing in the United States with respect to U.S. federal tax laws which is based on a change in applicable U.S. federal income tax law occurring after the Exchange Date to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this Section 8.01 and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred or (y) a ruling directed to the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, and (2) an Opinion of Counsel of recognized international standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law; and

(iii) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company or any Restricted Subsidiary is a party or by which the Company or any Restricted Subsidiary is bound.

SECTION 8.02 Covenant Defeasance. The Company may omit to comply with any term, provision or condition set forth in, and this Indenture will no longer be in effect with respect to, clauses (iii), (iv), (v)(x) and (vii) of Section 5.01(a), clauses (iii), (iv), (v)(x) and (vi) of Section 5.01(b), any covenant in Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18 and 4.20, clause (c) of Section 6.01 with respect to clauses (iii), (iv), (v)(x) and (vii) of Section 5.01(a) and clauses (iii), (iv), (v)(x) and (vi) of Section 5.01(b) and with respect to the other events set forth in such clause (c), clause (d) of Section 6.01 with respect to such other covenants and clauses (e) and (f) of Section 6.01 shall be deemed not to be Events of Default; provided the following conditions have been satisfied:

(a) The Company has deposited with the Trustee, in trust, money in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in U.S. dollars in an amount sufficient (without consideration of investment or reinvestment) to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of this Indenture and the Notes.

(b) The Company has delivered to the Trustee an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law.

(c) The Company has delivered to the Trustee of an Opinion of Counsel of recognized standing in the United States with respect to U.S. federal income tax matters to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

(d) Prior to the end of the 183-day period, none of the Company’s obligations under this Indenture will be discharged. Thereafter, the Trustee upon request will acknowledge in writing the discharge of the Company’s obligations under the Notes and this Indenture except for the surviving obligations specified above.

SECTION 8.03 Application of Trust Money. Subject to Section 8.04, the Trustee will hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 8.01 or 8.02, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and interest on the Notes in accordance with the Notes and this Indenture. Such money and U.S. Government Obligations will be segregated from other funds.

SECTION 8.04 Repayment to Company. Subject to Sections 7.06, 8.01 and 8.02, the Trustee will as soon as reasonably practicable pay to the Company upon written request any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money, subject to any relevant unclaimed property laws. The Trustee will as soon as reasonably practicable pay to the Company upon written request any money held for payment with respect to the Notes that remains unclaimed for two years; provided that before making such payment the Trustee may at the expense of the Company publish once in a newspaper of general circulation in the City of New York, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money will be repaid to the Company. After payment to the Company, Holders entitled to such money must look solely to the Company for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money will cease.

SECTION 8.05 Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Sections 8.01 or 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes will be reinstated as though no such deposit in trust had been made until such time as the Trustee is permitted to apply all such money in accordance with this Article VIII. If the Company makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it will be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust by the Trustee.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

SECTION 9.01 Amendments Without Consent of Holders. The Company, the Subsidiary Guarantors, the JV Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Intercreditor Agreement or any Security Document without notice to or the consent of any Holder, to:

(i) cure any ambiguity, defect, omission or inconsistency in this Indenture, the Notes, the Intercreditor Agreement or any Security Document, or to make any changes or modifications of this Indenture necessary in connection with the qualification of this Indenture under the TIA;

(ii) comply with the provisions in Section 5.01;

(iii) evidence and provide for the acceptance of an appointment hereunder by a successor Trustee;

(iv) add any Subsidiary Guarantor or JV Subsidiary Guarantor or any Subsidiary Guarantee or JV Subsidiary Guarantee or release any Subsidiary Guarantor or JV Subsidiary Guarantor from any Subsidiary Guarantee or JV Subsidiary Guarantee as provided or permitted by the terms of this Indenture;

(v) provide for the issuance of Additional Notes and PIK Notes in accordance with the limitations set forth in this Indenture;

(vi) add any Subsidiary Guarantor Pledgor or release any Subsidiary Guarantor Pledgor as provided or permitted by the terms of this Indenture;

(vii) add additional Collateral to secure the Notes or any Subsidiary Guarantee and create and register Liens on such additional Collateral;

(viii) in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(ix) effect any changes to this Indenture in a manner necessary to comply with the applicable procedures of Euroclear and Clearstream;

(x) permit Permitted Pari Passu Secured Indebtedness in accordance with the terms of this Indenture (including, without limitation, permitting the Trustee to enter into, the Intercreditor Agreement or any amendments to the Security Documents or this Indenture, the appointment of any common security trustee or collateral agent under any Intercreditor Agreement to hold the Collateral on behalf of the Holders and the holders of Permitted Pari Passu Secured Indebtedness and taking any other action necessary to permit the creation and registration of Liens on the Collateral to secure Permitted Pari Passu Secured Indebtedness in accordance with this Indenture); or

(xi) make any other change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

SECTION 9.02 Amendments with Consent of Holders. The Company, the Subsidiary Guarantors, the JV Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes may amend this Indenture, the Intercreditor Agreement or any Security Document, and the Holders of a majority in aggregate principal amount of the outstanding Notes may waive future compliance by the Company with any provision of this Indenture, the Notes, the Intercreditor Agreement or any Security Document; provided, however, that no such modification, amendment or waiver may without the consent of:

(A) each Holder affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii) reduce the principal amount of, or premium, if any, or interest on, any Note;

(iii) change the currency of payment of principal of, or premium, if any, or interest on, any Note of relevant series;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture;

(vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults;

(viii) reduce the amount payable upon a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale or change the time or manner by which a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale may be made or by which the Notes must be repurchased pursuant to a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale; or

(ix) change the redemption date or the redemption price of the Notes from that stated under Section 3.01, Section 3.02 or Section 3.03;

(B) Holders of at least 90% in aggregate principal amount of the outstanding Notes:

(i) amend, change or modify the obligation of the Company, any Subsidiary Guarantor or any JV Subsidiary Guarantor to pay Additional Amounts;

(ii) release or reduce any Subsidiary Guarantor or JV Subsidiary Guarantor from its Subsidiary Guarantee or JV Subsidiary Guarantee, as the case may be, except as provided in this Indenture;

(iii) release or reduce any Collateral, except as provided in this Indenture, the Intercreditor Agreement and the Security Documents;

(iv) amend, change or modify any Subsidiary Guarantee or JV Subsidiary Guarantee in a manner that adversely affects the Holders;

(v) amend, change or modify any provision of any Security Document, the Intercreditor Agreement or any provision of this Indenture relating to the Collateral, in a manner that adversely affects the Holders, except in accordance with the other provisions of this Indenture, such Security Document or such Intercreditor Agreement; or

(vi) amend, change or modify any provision of this Indenture or the related definition affecting the ranking of the Notes, any Subsidiary Guarantee or any JV Subsidiary Guarantee in a manner which adversely affects the Holders.

Notwithstanding the foregoing and Section 6.07 hereof, with the consent of Holders of not less than 75% in aggregate principal amount of the outstanding Notes, interest payment on any Note may be postponed for a period not exceeding three years from its due date, to the extent not prohibited under the TIA.

(b) It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(c) An amendment, supplement or waiver under this Section 9.02 will become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes. After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will send supplemental indentures to Holders upon request. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

(d) The Company may, but shall not be obligated to, fix a record date (which need not be the date provided in Section 316(c) of the TIA to the extent it would otherwise be applicable), for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver.

SECTION 9.03 Effect of Consent. (a) After an amendment, supplement or waiver becomes effective, it will bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver will bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(b) If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Registrar may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

SECTION 9.04 Trustee’s Rights and Obligations. The Trustee is entitled to receive, and will be fully protected in relying upon, in addition to the documents required by Section 12.04, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article or the Security Documents and the Intercreditor Agreement is authorized or permitted by this Indenture and an Officers’ Certificate stating that all conditions precedent have been complied with. If the Trustee has received such an Opinion of Counsel, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights of the Trustee. The Trustee may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s own rights, duties or immunities under this Indenture.

SECTION 9.05 Compliance with TIA. Every amendment, waiver or supplement to this Indenture or the Notes shall comply with the TIA as then in effect.

ARTICLE X

SECURITY

SECTION 10.01 Security. (a) The Company will, for the benefit of the Common Security Trustee on behalf of the Trustee and the Holders of the Notes, pledge, or will cause each initial Subsidiary Guarantor Pledgor to pledge, the Lien over the Capital Stock of all Restricted Subsidiaries (other than Restricted Subsidiaries that are organized under the Laws of the PRC and the Other Non-Guarantor Subsidiaries) held by it (subject to Permitted Liens and the Intercreditor Agreement) on the Exchange Date, in order to secure the obligations of the Company under the Notes and this Indenture and of such initial Subsidiary Guarantor Pledgor under its Subsidiary Guarantee.

Neither the Trustee nor any of its officers, directors, employees, attorneys or agents will be responsible or liable for the existence, genuineness, value or protection of any Collateral securing the Notes, for the legality, enforceability, effectiveness or sufficiency of the Security Documents or the Intercreditor Agreement, for the creation, perfection, priority, sufficiency or protection of any of the Liens, or for any defect or deficiency as to any such matters, or for any failure to demand, collect, foreclose or realize upon or otherwise enforce any of the Liens or Security Documents or any delay in doing so. The Company and the applicable Subsidiary Guarantor Pledgor shall prepare and file any relevant statements to maintain the validity and (if relevant) perfection of the Liens or security interest.

(b) The Company and each initial Subsidiary Guarantor Pledgor will, for the benefit of the Holders of the Notes:

(i) execute one or more Security Documents granting to the Common Security Trustee, for the benefit of the Trustee and the Holders of the Notes, Liens on relevant Collateral (subject to any Permitted Liens and the Intercreditor Agreement); and

(ii) take all requisite steps under applicable laws and undertake other required procedures in connection with the granting and perfection (if relevant) of the Lien on relevant Collateral (subject to any Permitted Liens and the Intercreditor Agreement); and

(iii) promptly deliver to the Trustee an Officers’ Certificate stating that entry into the Security Documents has been duly and validly authorized and an Opinion of Counsel to the effect that (A) in the opinion of such counsel, such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the Security Documents and all other instruments of further assurance as is necessary to make effective and to (if relevant) perfect the Lien (subject to Permitted Liens and the Intercreditor Agreement) created by the Security Documents in the Collateral referenced in this clause (b) and reciting the details of such action, or (B) in the opinion of such counsel, no such action is necessary to make such Lien (subject to Permitted Liens and the Intercreditor Agreement) effective; provided that any such Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact and all Opinions of Counsel delivered pursuant to this Section 10.01(b) may contain assumptions, qualifications, exceptions and limitations as are appropriate and customary for similar opinions relating to the nature of the Collateral referenced in this clause (b).

(c) The initial Subsidiary Guarantor Pledgors are listed on Schedule II hereto.

(d) So long as the Notes are secured by the Collateral, the Company and each initial Subsidiary Guarantor Pledgor will, at least annually after the execution and delivery of this Indenture, furnish to the Trustee an Opinion of Counsel dated on and as of the anniversary date of this Indenture either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, rerecording, and refiling of this Indenture as is necessary to maintain the Lien of such indenture, and reciting the details of such action, or stating that in the opinion of such counsel no such action is necessary to maintain such Lien.

(e) So long as no Payment Default has occurred and is continuing, and subject to the terms of the Security Documents and this Indenture, the Company and the Subsidiary Guarantor Pledgors, as the case may be, will be entitled to exercise any and all voting rights and to receive and retain any and all cash dividends, stock dividends, liquidating dividends, non-cash dividends, shares or stock resulting from stock splits or reclassifications, rights issues, warrants, options and other distributions (whether similar or dissimilar to the foregoing) in respect of Capital Stock constituting Collateral.

(f) Notwithstanding (i) anything to the contrary contained in this Indenture, the Security Documents, the Notes or any other instrument governing, evidencing or relating to any Indebtedness, (ii) the time, order or method of attachment of any Liens, (iii) the time or order of filing or recording of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral, (iv) the time of taking possession or control over any Collateral or (v) the rules for determining priority under the Uniform Commercial Code or any other law of any relevant jurisdiction governing relative priorities of secured creditors, the Company and the Subsidiary Guarantor Pledgors will ensure that:

(A) the Liens granted pursuant to the Security Documents will rank at least equally and ratably with all other valid, enforceable and perfected Liens, whenever granted upon any present or future Collateral, but only to the extent such other Liens are permitted under this Indenture to exist and to rank equally and ratably with the Notes and the Subsidiary Guarantees; and

(B) all proceeds of the Collateral applied under the Security Documents shall be allocated and distributed as set forth in Section 6.11. Unless required by applicable laws, the Trustee shall not be responsible for making any deductions or withholding in respect of taxes or other governmental charges in respect of any amounts paid by the Trustee from the proceeds of the Collateral.

SECTION 10.02 Future Subsidiary Guarantor Pledgors. (a) The Company will use its reasonable best efforts to obtain any necessary consents and waivers and to take all other actions necessary to pledge and to cause each Future Subsidiary Guarantor to pledge the Capital Stock of any future Restricted Subsidiary (other than any Subsidiary organized under the laws of the PRC), including the Capital Stock of any JV Subsidiary Guarantors if such JV Subsidiary Guarantor is established, in each case owned by the Company or such Future Subsidiary Guarantor (subject to Permitted Liens and the Intercreditor Agreement) as soon as practicable in order to secure the obligations of the Company under the Notes and this Indenture and of such Future Subsidiary Guarantor under its Subsidiary Guarantee; provided that in exercising such reasonable best efforts the Company shall not be required to take any action that is commercially unreasonable. None of the JV Subsidiary Guarantors will provide a Security Document pledging the Capital Stock of its direct or indirect Restricted Subsidiaries as security in favor of the Common Security Trustee for the benefit of the Trustee and the Holders.

(b) The Company will, for the benefit of the Trustee on behalf of the Holders of the Notes, pledge, or cause each Subsidiary Guarantor to pledge to the Common Security Trustee, the Capital Stock owned directly by the Company or such Subsidiary Guarantor of any Person that becomes a Subsidiary Guarantor or JV Subsidiary Guarantor after the Exchange Date, as soon as practicable after such Person becomes a Subsidiary Guarantor or JV Subsidiary Guarantor, to secure (subject to Permitted Liens) the obligations of the Company under the Notes and this Indenture, and of such Subsidiary Guarantor under its Subsidiary Guarantee, as the case may be, in the manner described above.

(c) Each Subsidiary Guarantor that pledges Capital Stock of a Restricted Subsidiary after the Exchange Date is referred to as a “Future Subsidiary Guarantor Pledgor” and, upon giving such pledge, will be a “Subsidiary Guarantor Pledgor.”

(d) Upon each pledge by a Future Subsidiary Guarantor of the Capital Stock of any future Restricted Subsidiary in accordance with Section 10.02(a) or Section 10.02(b), the Company will deliver to the Trustee an Officers’ Certificate stating that entry into the applicable pledge agreement has been duly and validly authorized and an Opinion of Counsel to the effect that (i) in the opinion of such counsel, such action has been taken with respect to the recording, registering and filing of or with respect to this Indenture and the applicable pledge agreement and all other instruments of further assurance as are necessary to make effective and (if relevant) perfect the Lien (subject to Permitted Liens and the Intercreditor Agreement) created by such pledge agreement in the Capital Stock referenced in Section 10.02(a) or Section 10.02(b), and referencing the details of such action; or (ii) in the opinion of such counsel, no such action is necessary to make such Lien effective and (if relevant) perfected; provided that any such Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

(e) All Opinions of Counsel delivered pursuant to Section 10.02(d) may contain assumptions, qualifications, exceptions and limitations as are appropriate and customary for similar opinions relating to the nature of the Capital Stock pledged.

(f) Upon each pledge by any Future Subsidiary Guarantor of the Capital Stock of any future Restricted Subsidiary in accordance with Section 10.02(a) or Section 10.02(b), the Company will give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments or cause each such Future Subsidiary Guarantor Pledgor to give notice, file, register or record any supplemental indentures, financing statements, continuation statements, pledge agreements or other instruments and take any other actions as may be required by applicable law, in order to perfect and protect the Lien thereby created.

SECTION 10.03 Certificates of the Company and Each of the Subsidiary Guarantor Pledgors.

(a) On or before a date not more than 120 days after the end of each fiscal year, as required by Section 6.08 hereof, the Company shall furnish to the Trustee a Compliance Certificate in the form of Exhibit I hereto.

(b) With respect to any proposed release of the Collateral, upon receipt of an Officers’ Certificate stating that all conditions precedent under this Indenture, the Intercreditor Agreement and the relevant Security Documents, as applicable, to such release have been met and that such release has been authorized by, permitted by and made in accordance with the provisions of the Indenture, the Intercreditor Agreement and the relevant Security Documents, and an Opinion of Counsel stating that all conditions precedent to such release have been met, the Trustee and the Common Security Trustee shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release and discharge of any Collateral permitted to be released pursuant to this Indenture.

SECTION 10.04 Authorization of Actions to be Taken by the Trustee Under the Security Documents. (a) The Trustee shall be the representative on behalf of the Holders of the Notes and shall act upon the written direction of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes (subject to receiving indemnity and/or security to its satisfaction) with regard to all voting, consent and other rights granted to the Holders of the Notes under the Security Documents and the Intercreditor Agreement.

(b) Subject to the terms of the Security Documents and the Intercreditor Agreement, the Trustee may on behalf of the Holders of Notes, and shall upon request of Holders of at least 25% in aggregate principal of the outstanding Notes, subject to its right to be indemnified and/or secured to its satisfaction by such Holders, take all actions it deems necessary or appropriate in order to (x) enforce any of its rights or any of the rights of the Holders of the Notes under the Security Documents, as directed by the Holders, and (y) receive any and all amounts payable from the Collateral in respect of the obligations of the Company and the Subsidiary Guarantors hereunder.

(c) Subject to the terms of the Security Documents and the Intercreditor Agreement, the Trustee shall have the power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents, the Intercreditor Agreement or this Indenture, and such suits and proceedings as the Trustee, in consultation with its counsel where appropriate or necessary, may deem expedient to preserve or protect its interest and the interests of the Holders of the Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of the Notes or the Trustee). The Trustee is hereby irrevocably authorized by each Holder of the Notes to effect any release of Liens or Collateral contemplated by Section 10.06 hereof or by the terms of the Security Documents or the Intercreditor Agreement. The Trustee shall not be deemed to have knowledge of any acts that may be unlawful or in violation of the Security Documents or this Indenture unless and until a Responsible Officer of the Trustee receives written notice, or the Trustee otherwise obtains actual knowledge, of such unlawful acts or violation through written notification describing the circumstances of such, and identifying the circumstances constituting such unlawful acts or violation.

(d) Notwithstanding the provisions of this Section 10.04, the Trustee may, in its sole and absolute discretion and without the consent of the Holders of the Notes, relinquish its responsibilities as the representative on behalf of the Holders of the Notes under the Security Documents, if and when the Company incurs any Permitted Pari Passu Secured Indebtedness.

(e) The Trustee will not be responsible for the adequacy of the Collateral in respect of the obligations of the Company and the Subsidiary Guarantors hereunder.

(f) The Trustee may assume that, unless a Responsible Officer of the Trustee has received notice to the contrary, any right, power, authority or discretion vested in any party under the terms of this Indenture has not been exercised, and if it receives any instructions or directions from an Agent or other person to take any action in relation to the Security Documents, that all applicable conditions under this Indenture, the Intercreditor Agreement and any Security Documents have been satisfied and that such instructions or directions are duly given in accordance with the terms of this Indenture, the Intercreditor Agreement and/or the Security Documents, as the case may be.

(g) The Trustee shall be entitled to seek clarification with respect to any instruction given to it by the Holders and shall be entitled to refrain from acting in the absence of any, or any clear, instruction.

(h) Except as specifically provided in a Security Document, nothing in the Security Documents shall make the Trustee a trustee or fiduciary for any other party or any other person.

SECTION 10.05 Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the Intercreditor Agreement, the Trustee is authorized to receive and distribute any funds for the benefit of the Holders of the Notes under the Security Documents, and to make further distributions of such funds to the Holders of the Notes according to the provisions of this Indenture, the Intercreditor Agreement and the Security Documents.

SECTION 10.06 Release of Security. (a) Subject to the Intercreditor Agreement, Section 10.03(b) and Section 314(d) of the TIA (if applicable), the security created in respect of the Collateral granted under the Security Documents may be released in the following circumstances:

(i) upon repayment in full of the Notes;

(ii) upon defeasance and discharge of the Notes as provided above under Article VIII;

(iii) upon certain dispositions of certain types of the Collateral in compliance with Section 4.11 or Section 4.14 or in accordance with Section 5.01;

(iv) with respect to security granted by a Subsidiary Guarantor Pledgor, upon the release of the Subsidiary Guarantee of such Subsidiary Guarantor Pledgor in accordance with the terms of this Indenture;

(v) with respect to a Subsidiary Guarantor that becomes a New Non-Guarantor Subsidiary, the release of the pledge of Capital Stock made by the Company or any Subsidiary Guarantor over the shares it owns in such New Non-Guarantor Subsidiary;

(vi) in connection with and upon execution of a JV Subsidiary Guarantee to replace a Subsidiary Guarantee with respect to all pledges of Capital Stock granted by such JV Subsidiary Guarantor or its Subsidiaries in its direct and indirect Subsidiaries, in accordance with the terms of this Indenture;

(vii) with respect to any pledge over any Capital Stock of any Subsidiary Guarantor or JV Subsidiary Guarantor, upon the designation by the Company of such Subsidiary Guarantor or JV Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(viii) in whole or in part, with the requisite consent of the Holders in accordance with Article IX.

(b) Upon written request of the Company or any Subsidiary Guarantor, in connection with any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of assets or property permitted by this Indenture (including, without limitation, Sections 4.11, 4.14 or 5.01 hereof), the Trustee shall (without notice to, or vote or consent of, any Holder) take such actions as shall be required to permit the Common Security Trustee to release its security interest in any Collateral being disposed in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Indenture, the Intercreditor Agreement and the Security Documents and the Trustee shall receive full payment therefor from the Company for any costs or expenses incurred thereby.

(c) Any release of Collateral made in compliance with this Section 10.06 shall not be deemed to impair the Lien under the Security Documents or the Collateral thereunder in contravention of the provisions of this Indenture, the Intercreditor Agreement or the Security Documents.

(d) No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company and the Subsidiary Guarantors be under any obligation to ascertain or inquire into the authority of the Company or any Subsidiary Guarantor to make such sale or other disposition.

(e) No release and discharge of the Security will be effective against the Trustee, the Common Security Trustee, any Agent or the Holders of Notes until the Company shall have delivered to the Trustee and the Common Security Trustee an Officers’ Certificate stating that all conditions precedent under this Indenture, the Intercreditor Agreement and the relevant Security Documents, as applicable, to such release and discharge have been met and that such release and discharge is authorized and permitted under this Indenture, the Intercreditor Agreement and the Security Documents and an Opinion of Counsel stating that all conditions precedent to such release have been met.

ARTICLE XI

SUBSIDIARY GUARANTEES AND JV SUBSIDIARY GUARANTEES

SECTION 11.01 The Subsidiary Guarantees and JV Subsidiary Guarantees. Subject to the provisions of this Article XI, each of the Subsidiary Guarantors and JV Subsidiary Guarantors (such guarantee provided by a JV Subsidiary Guarantor, a “JV Subsidiary Guarantee”) (whether originally a signatory hereto or added pursuant to a supplemental indenture) hereby, jointly and severally, guarantees as principal obligor to each Holder of a Note authenticated by the Registrar and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable to the Holders or the Trustee under this Indenture or the Notes; provided that any JV Subsidiary Guarantee will be limited to the JV Entitlement Amount.

SECTION 11.02 Guarantee Unconditional. The respective obligations of each Subsidiary Guarantor and JV Subsidiary Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under this Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in this Indenture or any Note;

(d) the existence of any claim, set off or other rights which the Subsidiary Guarantor or JV Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of this Indenture or any Note; or

(f) any other act or omission to act or delay of any kind by the Company, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such Subsidiary Guarantor’s or such JV Subsidiary Guarantor’s obligations hereunder.

SECTION 11.03 Discharge; Reinstatement. The obligations of each Subsidiary Guarantor and each JV Subsidiary Guarantor hereunder will remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Company under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Company under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or otherwise, the obligations of each Subsidiary Guarantor and each JV Subsidiary Guarantor hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time. All cash payments under the Subsidiary Guarantees and the JV Subsidiary Guarantees, as the case may be, will be made in U.S. dollars.

SECTION 11.04 Waiver by the Subsidiary Guarantors. Each Subsidiary Guarantor and JV Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Company or any other Person. In particular, each of the Subsidiary Guarantors and JV Subsidiary Guarantors irrevocably waives its right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Company prior to exercising the Trustee’s rights under the Subsidiary Guarantee and the JV Subsidiary Guarantees, as the case may be.

SECTION 11.05 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Company under this Article, the Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, making such payment will be subrogated to the rights of the payee against the Company with respect to such obligation; provided that the Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, may not enforce either any right of subrogation, or any right to receive payment in the nature of contribution, or otherwise, from any other Subsidiary Guarantor or JV Subsidiary Guarantor, with respect to such payment so long as any amount payable by the Company hereunder or under the Notes remains unpaid.

SECTION 11.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Subsidiary Guarantors and JV Subsidiary Guarantors hereunder forthwith on demand by the Trustee or the Holders.

SECTION 11.07 Limitation on Amount of Subsidiary Guarantee and JV Subsidiary Guarantee. Notwithstanding anything to the contrary in this Article, each Subsidiary Guarantor and JV Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor or the JV Subsidiary Guarantee of such JV Subsidiary Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable law of any other jurisdiction. To effectuate that intention, the Trustee, the Holders, the Subsidiary Guarantors and JV Subsidiary Guarantors hereby irrevocably agree that (a) the obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally, and (b) the obligations of each JV Subsidiary Guarantor under its JV Subsidiary Guarantee will be limited to an amount which is the lower of (i) the JV Entitlement Amount and (ii) an amount not to exceed the maximum amount that can be guaranteed by the applicable JV Subsidiary Guarantor without rendering the JV Subsidiary Guarantee, as it relates to such JV Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 11.08 Ranking of Subsidiary Guarantees and JV Subsidiary Guarantees. (a) The Subsidiary Guarantee of each Subsidiary Guarantor: (i) is a general obligation of such Subsidiary Guarantor; (ii) is effectively subordinated to secured obligations of such Subsidiary Guarantor, to the extent of the value of the assets serving as security therefor (other than the Collateral); (iii) is senior in right of payment to all future obligations of such Subsidiary Guarantor expressly subordinated in right of payment to the Subsidiary Guarantee; (iv) ranks at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of such Subsidiary Guarantor (subject to any priority rights of such unsecured, unsubordinated Indebtedness pursuant to applicable law); and (v) effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries.

(b) The JV Subsidiary Guarantee of any JV Subsidiary Guarantor: (i) is a general obligation of such JV Subsidiary Guarantor; (ii) is enforceable only up to the JV Entitlement Amount; (iii) is effectively subordinated to secured obligations of such JV Subsidiary Guarantor, to the extent of the value of the assets serving as security therefor; (iv) is limited to the JV Entitlement Amount, and senior in right of payment to all future obligations of such JV Subsidiary Guarantor expressly subordinated in right of payment to such JV Subsidiary Guarantee; (v) is limited to the JV Entitlement Amount, and ranks at least pari passu with all other unsecured, unsubordinated Indebtedness of such JV Subsidiary Guarantor (subject to any priority rights of such unsecured, unsubordinated Indebtedness pursuant to applicable law); and (vi) effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries.

SECTION 11.09 Further Subsidiary Guarantors. (a) The Company will use its reasonable best efforts to obtain any necessary consents and waivers and to take all other actions necessary to cause any future Restricted Subsidiary (other than any Subsidiary that is organized under the laws of the PRC or Exempted Subsidiaries) as soon as practicable to execute a supplemental indenture to this Indenture pursuant to which such future Restricted Subsidiary will guarantee the payment of the Notes as either a Subsidiary Guarantor or a JV Subsidiary Guarantor; provided that in exercising such reasonable best efforts, the Company shall not be required to take any action that is commercially unreasonable.

(b) Subject to Section 11.09(a), the Company will, for the benefit of the Holders of the Notes, cause each of its future Subsidiaries (other than Subsidiaries organized under the laws of the PRC or Exempted Subsidiaries) after the Exchange Date, as soon as practicable after such Subsidiary becomes a Restricted Subsidiary or ceases to be an Exempted Subsidiary, to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such future Restricted Subsidiary will guarantee the payments under this Indenture or the Notes as either a Subsidiary Guarantor or a JV Subsidiary Guarantor.

(c) Notwithstanding Sections 11.09(a) and 11.09(b), the Company may elect to have any future Restricted Subsidiary (and its Restricted Subsidiaries) organized outside the PRC not provide a Subsidiary Guarantee or a JV Subsidiary Guarantee at the time such entity becomes a Restricted Subsidiary or ceases to be an Exempted Subsidiary (the “New Non-Guarantor Subsidiary” and, together with the Existing Non-Guarantor Subsidiaries, the “Non-Guarantor Subsidiaries”); provided that, after giving effect to the Consolidated Assets of such Restricted Subsidiary, the Consolidated Assets of all Restricted Subsidiaries organized outside the PRC (other than Exempted Subsidiaries) that are not Subsidiary Guarantors or JV Subsidiary Guarantors do not account for more than 20% of Total Assets.

(d) Each Restricted Subsidiary that guarantees the Notes after the Exchange Date other than through a JV Subsidiary Guarantee is referred to as a “Future Subsidiary Guarantor” and, upon execution of the applicable supplemental indenture, will be a “Subsidiary Guarantor.”

(e) (i) In the case of a Restricted Subsidiary that is, or is proposed by the Company or any Restricted Subsidiary to be, established after the Exchange Date or any entity (x) that is incorporated in any jurisdiction other than the PRC and (y) in respect of which the Company or any Restricted Subsidiary (A) in the case of a Restricted Subsidiary, is proposing to sell, whether through the sale of existing shares or the issuance of new shares, no less than 20% of the Capital Stock of such Restricted Subsidiary or (B) in the case of any other entity, is proposing to purchase the Capital Stock of such entity such that it becomes a Subsidiary and designate such entity as a Restricted Subsidiary, the Company may, concurrently with or as soon as practicable after the consummation of such sale or purchase, provide a JV Subsidiary Guarantee instead of a Subsidiary Guarantee for (1) such Restricted Subsidiary and (2) the Restricted Subsidiaries of such Restricted Subsidiary that are organized in any jurisdiction other than the PRC (other than Exempted Subsidiaries), if the following conditions are satisfied:

(ii) as of the date of execution of the JV Subsidiary Guarantee, no document exists that is binding on the Company or any such Restricted Subsidiary that would have the effect of (A) prohibiting the Company or any such Restricted Subsidiary from providing such JV Subsidiary Guarantee or (B) requiring the Company or any Restricted Subsidiary to deliver or keep in place a guarantee on terms that are more favorable to the recipients of such guarantee than the JV Subsidiary Guarantee;

(iii) such sale or issuance of Capital Stock is made to, or such purchase of Capital Stock is made from, an Independent Third Party at a consideration that is not less than the Fair Market Value of such Capital Stock;

(iv) concurrently with providing the JV Subsidiary Guarantee, the Company shall or shall cause such JV Subsidiary Guarantor to deliver to the Trustee and, if applicable, the Common Security Trustee (as defined below):

(A) (x) a duly executed JV Subsidiary Guarantee of such JV Subsidiary Guarantor and each Restricted Subsidiary of such JV Subsidiary Guarantor that is not organized under the laws of the PRC (other than Exempted Subsidiaries) and (y) a duly executed supplemental indenture to this Indenture pursuant to which such JV Subsidiary Guarantor will guarantee the payment of the Notes, each of which provides, among other things, that the aggregate claims of the Holders under such JV Subsidiary Guarantee and all JV Subsidiary Guarantees provided by the Restricted Subsidiaries and shareholders of such JV Subsidiary Guarantor will be limited to the JV Entitlement Amount;

(B) a duly executed Security Document that pledges in favor of the Common Security Trustee for the benefit of the Trustee and the Holders of the Notes the Capital Stock of such JV Subsidiary Guarantor held by the Company or any Subsidiary Guarantor, but not the Capital Stock of the direct or indirect Subsidiaries of such JV Subsidiary Guarantor;

(C) an Officers’ Certificate certifying a copy of the Board Resolution to the effect that such JV Subsidiary Guarantee has been approved by a majority of the disinterested members of the Board of Directors; and

(D) a legal opinion by a law firm of recognized international standing confirming that under New York law such JV Subsidiary Guarantee is valid, binding and enforceable against the JV Subsidiary Guarantor providing the JV Subsidiary Guarantee (subject to customary qualifications and assumptions).

SECTION 11.10 Execution and Delivery of Guarantee. The execution by each Subsidiary Guarantor and JV Subsidiary Guarantor of this Indenture (or a supplemental indenture in the form of Exhibit H) evidences the Subsidiary Guarantee of such Subsidiary Guarantor or the JV Subsidiary Guarantee of such JV Subsidiary Guarantor, whether or not the person signing as an officer of the Subsidiary Guarantor or JV Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Registrar after authentication constitutes due delivery of the Subsidiary Guarantee or JV Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor or JV Subsidiary Guarantor.

SECTION 11.11 Release of the Subsidiary Guarantees and JV Subsidiary Guarantees. (a) Subject to Section 10.03(b), a Subsidiary Guarantee given by a Subsidiary Guarantor and a JV Subsidiary Guarantee given by a Subsidiary Guarantor will be released upon,

(i) repayment in full of the Notes;

(ii) a defeasance and discharge as provided in Article VIII;

(iii) the designation by the Company of a Subsidiary Guarantor or a JV Subsidiary Guarantor, as the case may be, as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(iv) the sale, disposition or merger of a Subsidiary Guarantor or a JV Subsidiary Guarantor, as the case may be, in compliance with the terms of this Indenture (including Sections 4.11, 4.14 and 5.01) resulting in such Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, no longer being a Restricted Subsidiary, so long as (A) such Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, is simultaneously released from its obligations in respect of any of the Company’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (B) the proceeds from such sale, disposition or merger are used for the purposes permitted or required by this Indenture;

(v) in the case of a Subsidiary Guarantee, upon the replacement of a Subsidiary Guarantee with a JV Subsidiary Guarantee;

(vi) in the case of a Subsidiary Guarantor that becomes a New Non-Guarantor Subsidiary, in compliance with the terms of this Indenture; or

(vii) with the requisite consent of the Holders in accordance with Article IX.

(b) In the case of a Subsidiary Guarantor with respect to which the Company or any Restricted Subsidiary is proposing to sell, whether through the sale of existing shares or the issuance of new shares, no less than 20% of the Capital Stock of such Subsidiary Guarantor, the Company may, concurrently with or as soon as practicable after the consummation of such sale or issuance of Capital Stock, (i) instruct the Trustee to release the Subsidiary Guarantees provided by such Subsidiary Guarantor and each of its Restricted Subsidiaries organized outside the PRC, and upon such release such Subsidiary Guarantor and its Restricted Subsidiaries organized outside the PRC will become New Non-Guarantor Subsidiaries (such that each New Non-Guarantor Subsidiary will no longer guarantee the Notes) and (ii) instruct the Common Security Trustee to (A) discharge the pledge of the Capital Stock granted by each such New Non-Guarantor Subsidiary and (B) discharge the pledge of Capital Stock made by the Company or any Subsidiary Guarantor over the shares it owns in such New Non-Guarantor Subsidiary (in each case, without any requirement to seek the consent or approval of the Holders of the Notes), provided that, after the release of such Subsidiary Guarantees, the Consolidated Assets of all Restricted Subsidiaries organized outside the PRC (other than Exempted Subsidiaries) that are not Subsidiary Guarantors or JV Subsidiary Guarantors (including the New Non-Guarantor Subsidiaries) do not account for more than 20% of Total Assets. A Subsidiary Guarantee of a Subsidiary Guarantor may only be released pursuant to this clause (b) if, as of the date of such proposed release, no document exists that is binding on the Company or any Restricted Subsidiary that would have the effect of (x) prohibiting the Company or any Restricted Subsidiary from releasing such Subsidiary Guarantee or (y) requiring the Company or such Subsidiary Guarantor to deliver or keep in place a guarantee of other Indebtedness of the Company by such Subsidiary Guarantor.

(c) No release of a Subsidiary Guarantor from its Subsidiary Guarantee or a JV Subsidiary Guarantor from its JV Subsidiary Guarantee shall be effective against the Trustee or the Holders until the Company has delivered to the Trustee an Officers’ Certificate stating that all conditions precedent under this Indenture to such release have been met and that such release is authorized and permitted by this Indenture, and an Opinion of Counsel stating that all conditions precedent to such release have been met, in which case the Trustee shall execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release and discharge of the Subsidiary Guarantee or, as the case may be, the JV Subsidiary Guarantee permitted to be released pursuant to this Indenture.

SECTION 11.12 Replacement of Subsidiary Guarantees with JV Subsidiary Guarantees. (a) A Subsidiary Guarantee given by a Subsidiary Guarantor may be released following the sale or issuance by the Company or any Restricted Subsidiary of Capital Stock in (x) such Subsidiary Guarantor or (y) any other Subsidiary Guarantor that, directly or indirectly, owns a majority of the Capital Stock of such Subsidiary Guarantor, in each case where such sale or issuance, whether through the sale of existing shares or the issuance of new shares, is for no less than 20% of the issued Capital Stock of the relevant Subsidiary Guarantor, provided that the following conditions are satisfied or complied with:

(i) as of the date of such proposed release, no document exists that is binding on the Company or any such Restricted Subsidiary that would have the effect of (A) prohibiting the Company or any such Restricted Subsidiary from releasing such Subsidiary Guarantee or (B) requiring the Company or any such Restricted Subsidiary to deliver or keep in force a replacement guarantee on terms that are more favorable to the recipients of such guarantee than the JV Subsidiary Guarantee;

(ii) such sale or issuance of Capital Stock is made to an Independent Third Party at a consideration that is not less than the Fair Market Value of such Capital Stock;

(iii) concurrently with the release of such Subsidiary Guarantee, the Company shall or shall cause such JV Subsidiary Guarantor to deliver to the Trustee and, if applicable, the Common Security Trustee:

(A) (x) a duly executed JV Subsidiary Guarantee of such JV Subsidiary Guarantor and each Restricted Subsidiary of such JV Subsidiary Guarantor that is not organized under the laws of the PRC and (y) a duly executed supplemental indenture to this Indenture pursuant to which such JV Subsidiary Guarantor will guarantee the payment of the Notes, each of which provides, among other things, that the aggregate claims of the Holders under such JV Subsidiary Guarantee and all JV Subsidiary Guarantees provided by the Restricted Subsidiaries and shareholders of such JV Subsidiary Guarantor will be limited to the JV Entitlement Amount;

(B) a duly executed Security Document that pledges in favor of the Common Security Trustee for the benefit of the Trustee and the Holders of the Notes the Capital Stock of such JV Subsidiary Guarantor held by the Company or any Subsidiary Guarantor, but not the Capital Stock of the direct or indirect Subsidiaries of such JV Subsidiary Guarantor;

(C) an Officers’ Certificate certifying a copy of a Board Resolution to the effect that such JV Subsidiary Guarantees have been approved by a majority of the disinterested members of the Board of Directors; and

(D) a legal opinion by a law firm of recognized international standing confirming that under New York law such JV Subsidiary Guarantee is valid, binding and enforceable against the JV Subsidiary Guarantor providing such JV Subsidiary Guarantee (subject to customary qualifications and assumptions).

(b) Notwithstanding the foregoing clause (a), any such sale or issuance of the Capital Stock of the relevant Subsidiary Guarantor (including where such sale results in the relevant Subsidiary Guarantor ceasing to be a Restricted Subsidiary) will need to comply with the other covenants set forth in this Indenture, including the covenants under Sections 4.07 and 4.14.

(c) Any Net Cash Proceeds from the sale of such Capital Stock shall be applied by the Company (or any Restricted Subsidiary) in accordance with Section 4.14.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01 Ranking. The Notes are (a) general obligations of the Company, (b) senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes, (c) at least pari passu in right of payment with all other unsecured, unsubordinated Indebtedness of the Company (subject to any priority rights of such unsecured, unsubordinated Indebtedness pursuant to applicable law), (d) guaranteed by the Subsidiary Guarantors and the JV Subsidiary Guarantors (if any) on a senior basis, subject to certain limitations set forth in Article X, (e) effectively subordinated to the secured obligations of the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors (if any), to the extent of the value of the collateral serving as security therefor (other than the Collateral), and (f) effectively subordinated to all existing and future obligations of the Non-Guarantor Subsidiaries. Pursuant to the pledge of the Collateral by the Company and certain Subsidiary Guarantor Pledgors as set forth in Article XI and subject to the limitations described therein, the Notes (i) are entitled to a Lien on the Collateral (subject to any Permitted Liens and the Intercreditor Agreement); and (ii) rank effectively senior in right of payment to unsecured obligations of the Company with respect to the value of the Collateral pledged by the Company securing the Notes (subject to any priority rights of such unsecured obligations pursuant to applicable law).

SECTION 12.02 Incorporation by Reference of Trust Indenture Act; Trust Indenture Act Controls. (a) Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. All terms used in this Indenture that are defined by the TIA, defined by the TIA by reference to another statute or defined by any SEC rule under the TIA and not otherwise defined herein have the meanings so assigned to them.

(b) If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required to be included in this Indenture by the TIA, the required provision of the TIA shall control.

SECTION 12.03 Notices

(a) Any notice or demand to or by the Holders are required to be in writing in the English language and may be given or served by being sent by prepaid courier or first-class mail (if intended for the Company, any Subsidiary Guarantor, any JV Subsidiary Guarantor or the Trustee) addressed to the Company, such Subsidiary Guarantor or JV Subsidiary Guarantor or the Trustee, as the case may be, at the Corporate Trust Office of the Trustee at Wilmington Trust, National Association, Rodney Square North, 1100 North Market Street, Wilmington, DE 19890, United States of America, and (if intended for any Holder) addressed to such Holder at such Holder’s last address as it appears in the Note register. Copies of any notice or communication to a Holder, if given by the Company, will be mailed to the Trustee at the same time. Defect in mailing a notice or communication to any particular Holder will not affect its sufficiency with respect to other Holders.

(b) While the Notes are in global form, any notice or demand will be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable procedures of Euroclear and Clearstream. Any such notice shall be deemed to have been delivered on the day such notice is delivered to Euroclear or Clearstream or if by mail, when so sent or deposited.

(c) Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver will be the equivalent of the notice. Waivers of notice by Holders must be filed with the Trustee, but such filing is not a condition precedent to the validity of any action taken in reliance upon such waivers.

(d) The Trustee shall facilitate communication between Holders as required under Section 312(b) of the TIA, and any disclosure of information in accordance with such Section 312(b) of the TIA shall be protected pursuant to Section 312(c) of the TIA.

(e) Notices to the Trustee are deemed given only upon actual receipt by the Trustee thereof.

SECTION 12.04 Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company will furnish to the Trustee:

(i) an Officers’ Certificate stating that, in the opinion of the signers, all conditions precedent, if any; provided for in this Indenture relating to the proposed action have been complied with;

(ii) an Opinion of Counsel stating that all such conditions precedent have been complied with; and

(iii) an incumbency certificate giving the names and specimen signatures of Authorized Officers for any such Authorized Officers who have not previously provided specimen signatures to the Trustee.

(b) In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

(c) Any certificate of an Officer of the Company or any Subsidiary Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Company or a Subsidiary Guarantor stating that the information with respect to such factual matters is in the possession of the Company or such Subsidiary Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 314(a)(4) of the TIA and Section 6.08 of this Indenture) shall comply with the provisions of Section 314(e) of the TIA and shall include:

(a) a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c) a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with; provided that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

SECTION 12.06 Payment Date Other Than a Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period on account of such delay.

SECTION 12.07 Governing Law, Consent to Jurisdiction; Waiver of Immunities. (a) Each of the Notes, the Subsidiary Guarantees, the JV Subsidiary Guarantees and this Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States federal or New York state court sitting in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out, of or relating to, this Indenture, any Note, any Subsidiary Guarantee or JV Subsidiary Guarantee or any transaction contemplated thereby. The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, trial by jury and any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. To the extent that the Company, any Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company or such Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, irrevocably waives such immunity in respect of its obligations hereunder or under any Note, or any Subsidiary Guarantee or JV Subsidiary Guarantee, as applicable. The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company, the Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which the Company or any of the Subsidiary Guarantors or JV Subsidiary Guarantors, as the case may be, is subject by a suit upon such judgment or in any manner provided by law; provided that service of process is effected upon the Company or any of the Subsidiary Guarantors or JV Subsidiary Guarantors, as the case may be, in the manner specified in the following subsection or as otherwise permitted by applicable law.

(c) As long as any of the Notes remain outstanding, the Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors will at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture, any Note or any Subsidiary Guarantee or JV Subsidiary Guarantee. Service of process upon such agent and written notice of such service mailed or delivered to the Company, any Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company or such Subsidiary Guarantor or JV Subsidiary Guarantor, as the case may be, in any such legal action or proceeding. The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors hereby appoints National Corporate Research, Ltd. as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 10 East 40th Street, 10th Floor, New York, New York 10016, United States. Notwithstanding the foregoing, the Company or any Subsidiary Guarantor or JV Subsidiary Guarantor may, with prior written notice to the Trustee, terminate the appointment of National Corporate Research, Ltd. and appoint another agent for the above purposes so that the Company, the Subsidiary Guarantors and JV Subsidiary Guarantors shall at all times have an agent for the above purposes in the City of New York.

(d) The Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Indenture or any Note, any Subsidiary Guarantee or JV Subsidiary Guarantee, the posting of any bond or the furnishing, directly or indirectly, of any other security.

SECTION 12.08 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company, and no such indenture or loan or debt agreement may be used to interpret this Indenture.

SECTION 12.09 Successors. All agreements of the Company, any Subsidiary Guarantor or JV Subsidiary Guarantor in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successor.

SECTION 12.10 Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 12.11 Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

SECTION 12.12 Table of Contents and Headings. The Table of Contents, Cross-Reference Table4 and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

SECTION 12.13 No Personal Liability of Incorporators, Stockholders, Members, Officers, Directors or Employees. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any of the Subsidiary Guarantors or the JV Subsidiary Guarantors in this Indenture, or in any of the Notes, the Subsidiary Guarantees or the JV Subsidiary Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, member, officer, director, employee or controlling person of the Company or any of the Subsidiary Guarantors or the JV Subsidiary Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes, the Subsidiary Guarantees and the JV Subsidiary Guarantees. Such waiver may not be effective to waive liabilities under any applicable law.

The Trustee is hereby authorized to enter into and to perform its duties and obligations under the Security Documents, the Intercreditor Agreement (including any supplements, amendments or modifications thereto) and any future intercreditor agreement required and permitted under this Indenture.

[4]	To be added

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

Kaisa Group Holdings Ltd.

By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

For and on behalf of each of the Subsidiary Guarantors listed in Schedule I hereto

By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

Wilmington Trust, National Association, as Trustee

By:
Name:
Title:

[SIGNATURE PAGE TO INDENTURE]

EXHIBIT A

FORM OF FACE OF CERTIFICATED NOTE

No. __

KAISA GROUP HOLDINGS LTD.

SERIES A VARIABLE RATE SENIOR NOTES DUE DECEMBER 31, 2019

Certificated Note

Guaranteed by the Subsidiary Guarantors and JV Subsidiary Guarantors

KAISA GROUP HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), for value received, hereby promises to pay to             or registered assigns, upon surrender hereof 102% of the principal sum of                                          UNITED STATES DOLLARS (US$                    ), as set forth on the books and records of the Registrar, on December 31, 2019, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.

Interest Rate and Pay-in-Kind Election: See the reverse hereof.

Interest Payment Dates: June 30 and December 31, commencing [June 30], 2016.

Interest Record Dates: close of business on the fifteenth day immediately preceding an Interest Payment Date whether or not such day is a Business Day.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Registrar acting under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:

KAISA GROUP HOLDINGS LTD.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Series A Variable Rate Senior Notes due December 31, 2019 described in the Indenture referred to in this Note.

Date:

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG, as Registrar

By:
Name:
Title:

FORM OF REVERSE OF CERTIFICATED NOTE

KAISA GROUP HOLDINGS LTD.

Series A Variable Rate Senior Notes due December 31, 2019

1. Principal, Premium and Interest.

The Company promises to pay a final redemption price equal to 102% of the principal of this Note on December 31, 2019.

The Company promises to pay interest on the then outstanding principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rates and in the manners as follows:

i.	during the period from (and including) the Exchange Date to (and excluding) January 1, 2017, 6.56% per annum, in the form of PIK Notes (unless the Company elects to pay interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent);

ii.	during the one-year period from (and including) January 1, 2017 to (and excluding) January 1, 2018, (x) 7.56% per annum, comprising 1.00% in cash and 6.56% in the form of PIK Notes, or (y) 5.61% per annum, in cash only, if the Company elects to pay all interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent;

iii.	during the six-month period from (and including) January 1, 2018 to (and excluding) July 1, 2018, (x) 6.66% per annum, comprising 2.00% in cash and 4.66% in the form of PIK Notes, or (y) 5.71% per annum, in cash only, if the Company elects to pay all interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent;

iv.	during the six-month period from (and including) July 1, 2018 to (and excluding) January 1, 2019, (x) 6.66% per annum, comprising 4.10% in cash and 2.56% in the form of PIK Notes, or (y) 6.71% per annum, in cash only, if the Company elects to pay all interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent; and

v.	thereafter, 6.66% per annum, comprising 6.10% in cash and 0.56% in the form of PIK Notes.

In the absence of any interest payment election by the Company, interest on this Note (other than for any Interest Payment Date falling on or after January 1, 2019) shall be paid entirely in cash or, if applicable, in a combination of PIK Notes and cash pursuant to the preceding paragraph. In the event that the Company pays interest on this Note partially or entirely by issuing PIK Notes, the Company shall issue PIK Notes having an aggregate principal amount equal to the amount of interest elected to be paid through the issuance of PIK Notes (“PIK Interest”) in accordance with, and subject to the terms of, the Indenture.

Notwithstanding the foregoing, the Company shall no longer be entitled to make interest payment in PIK Notes in lieu of cash for any Interest Payment Date on or after such date as the Company (i) issues any Subordinated Indebtedness or equity (or any instrument that is a hybrid thereof), (ii) pays any dividend with respect to the Company’s Capital Stock, or (iii) with respect to any Notes called for redemption.

Interest will be payable semi-annually in arrears (to the Holders of record of the Notes at the close of business on the fifteenth day immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing June 30, 2016. If the Company pays a portion of the interest on the Notes in cash and PIK Interest, such cash and PIK Interest shall be paid to the Holders of the Notes pro rata in accordance with their interests.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such Interest Payment Date) or, if no interest has been paid, from the Exchange Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal in cash at the rate equal to 2% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest (without regard to any applicable grace period) in cash at the same rate to the extent lawful, including in the event of any postponement of interest permitted under the TIA.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days prior to a special record date, the Company will send to each Holder, the Paying Agent and the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes of the Indenture and shall not be considered overdue. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or purchase of the Notes under Sections 3.01, 3.02, 3.03, 4.13 and 4.14 of the Indenture shall be paid solely in cash.

2. Indenture; Subsidiary Guarantee; Collateral.

This is one of the Notes issued under an Indenture, dated as of [•], 2016 (as amended from time to time, the “Indenture”), among Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), the Subsidiary Guarantors and Wilmington Trust, National Association, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture (including those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as amended and in effect from time to time (the “TIA”)). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to US$[•], but Additional Notes and PIK Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes and PIK Notes vote together for all purposes as a single class.

The Company’s obligations under this Note are guaranteed, jointly and severally, by the Subsidiary Guarantors and will be secured by a pledge on the Capital Stock of certain Subsidiary Guarantors and other Subsidiaries of the Company, as set forth in the Indenture.

3. Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

The Note are subject to optional redemption pursuant to Sections 3.01 and 3.02 of the Indenture, and may be subject to Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale, in each case, as further described in the Indenture. Payments of accrued interest in the event of a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale shall be made in cash.

The Notes are subject to a mandatory redemption pursuant to Section 3.03 of the Indenture. Other than with respect to Section 3.03 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Company deposits with the Trustee money in U.S. dollars or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of the Company’s obligations under certain provisions of the Indenture.

4. Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$1,000 or integral multiples thereof and may be transferred only in amounts of US$1,000 or greater. PIK Notes in the form of Certificated Notes will be issued in minimum denominations of US$1 and integral multiples of US$1 in excess thereof but may only be transferred in denominations of US$1,000 and integral multiples of US$1 in excess thereof. Notwithstanding the foregoing, for the purpose of Euroclear and Clearstream, the denominations are considered as US$1. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum amount. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Transfer Agent may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Transfer Agent will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5. Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6. Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any Holder.

7. Authentication.

This Note is not valid until the Registrar signs the certificate of authentication on the other side of this Note.

8. Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

SUBSIDIARY GUARANTEE

Each Subsidiary Guarantor hereby fully and unconditionally guarantees to the Holder of the Note upon which this Subsidiary Guarantee is endorsed the due and punctual payment of the principal of and interest on and all other amounts (including, without limitation, Additional Amounts) payable under such Note provided for pursuant to the Indenture, dated as of [•], 2016 (the “Indenture”) among Kaisa Group Holdings Ltd. (the “Company”), the Subsidiary Guarantors and the Trustee, and the terms of such Note when and as the same shall become due and payable, whether at the stated maturity (including, without limitation, Additional Amounts), by declaration of acceleration, by call for redemption or otherwise, in each case in accordance with the terms of such Note and of the Indenture.

The obligations of each Subsidiary Guarantor to the Holder of the Note to which this Subsidiary Guarantee relates are subject to the further provisions set forth in Article XI of the Indenture, and reference is hereby made to such Article and the Indenture for such purpose.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is endorsed shall have been executed by the Registrar in the manner set forth in the Indenture.

Terms not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

For and on behalf of each of the Subsidiary Guarantors listed in Schedule I to the Indenture

By:
Name:
Title:

JV SUBSIDIARY GUARANTEE5

Each of the undersigned (the “JV Subsidiary Guarantors”) hereby, jointly and severally, guarantees as principal obligor to each Holder of a Note authenticated by the Registrar and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes and the Indenture, in each case, subject to the terms of the Indenture and up to a limit that is equal to the JV Entitlement Amount. The obligations of each JV Subsidiary Guarantor are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by: (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise; (2) any modification or amendment of or supplement to the Indenture or any Note; (3) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note; (4) the existence of any claim, set off or other rights which the JV Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim; (5) any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of the Indenture or any Note; or (6) any other act or omission to act or delay of any kind by the Company, the trustee or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such JV Subsidiary Guarantor’s obligations hereunder.

This JV Subsidiary Guarantee will not be discharged with respect to any Note except by payment in full of the principal of, premium, if any, and interest on the Notes and all other amounts payable, in respect of any JV Subsidiary Guarantor, as otherwise contemplated in the Indenture (subject to a limit that is equal to the JV Entitlement Amount). in case of the failure of the Company punctually to pay any such principal of, premium, if any, and interest on the Notes and all other amounts payable, each of the JV Subsidiary Guarantors hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, and as if such payment were made by the Company; provided that such payment does not exceed the JV Entitlement Amount as defined in the Indenture.

Subject to certain exceptions as set forth in the Indenture, each of the JV Subsidiary Guarantors hereby further agrees that all payments of, or in respect of, principal of, and premium (if any) and interest in respect of this JV Subsidiary Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined in the Indenture) or the applicable JV Subsidiary Guarantor is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. in the event that any such withholding or deduction is so required, each JV Subsidiary Guarantor severally agrees to pay such additional amounts as will result in receipt by the holder of this JV Subsidiary Guarantee of such amounts as would have been received by such holder had no such withholding or deduction been required.

[5]	To be included if there are JV Subsidiary Guarantors at the time

The obligations of the JV Subsidiary Guarantors to the holder of this Note and to the Trustee pursuant to this JV Subsidiary Guarantee and the Indenture are expressly set forth in Article XI of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the JV Subsidiary Guarantee.

This JV Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this JV Subsidiary Guarantee is endorsed shall have been executed by the Registrar under the Indenture by manual signature of one of its authorized officers.

For and on behalf of each of the JV Subsidiary Guarantors listed in the Schedule II hereto

By:
Name:
Title:

SCHEDULE II TO EXHIBIT A

LIST OF JV SUBSIDIARY GUARANTORS

[List all JV Subsidiary Guarantors at the time the Certificated Note is issued]

TRANSFER NOTICE

FOR VALUE RECEIVED, the undersigned hereby transfers to

(PRINT NAME AND ADDRESS OF TRANSFEREE)

US$                     principal amount of this Note, and all rights with respect thereto, and irrevocably constitutes and appoints                                          as attorney to transfer this Note on the books kept for registration thereof, with full power of substitution.

Dated
Certifying Signature
Signed

Note:

(i) The signature on this transfer form must correspond to the name as it appears on the face of this Note in every particular.

(ii) A representative of the Holder of the Note should state the capacity in which he or she signs (e.g., executor).

(iii) The signature of the person effecting the transfer shall conform to any list of duly authorized specimen signatures supplied by the registered holder or shall be certified by a bank which is a member of the Medallion Program or in such other manner as any Paying Agent or the Registrar may require.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.13 or Section 4.14 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.13 or Section 4.14 of the Indenture, state the amount (in original principal amount) below:

US$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee6:

[6]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended.

TRUSTEE, PAYING AGENT AND REGISTRAR

Trustee

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

United States of America

Facsimile: +1 302 636 4149

Attention: Global Capital Markets – Corporate Debt

Paying Agent

Citibank, N.A., London Branch

c/o Citibank, N.A., Dublin Branch

1 North Wall Quay

Dublin 1

Ireland

Registrar

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

EXHIBIT B

[Intentionally Left Blank]

B-1

EXHIBIT C

[Intentionally Left Blank]

C-1

EXHIBIT D

FORM OF GLOBAL NOTE

KAISA GROUP HOLDINGS LTD.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CITIBANK EUROPE PLC, AS COMMON DEPOSITARY (“COMMON DEPOSITARY”) FOR EUROCLEAR BANK SA/NV (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIETE ANONYME (“CLEARSTREAM”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGEABLE IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE.

Holders may obtain information regarding the amount of any OID, the issue price, the issue date and the yield to maturity relating to the Notes by contacting [•].

No.	ISIN: XS1387985424 Common Code: 138798542

KAISA GROUP HOLDINGS LTD.

US$

KAISA GROUP HOLDINGS LTD.

SERIES A VARIABLE RATE SENIOR NOTES DUE DECEMBER 31, 2019

Global Note

Guaranteed by the Subsidiary Guarantors and JV Subsidiary Guarantors

KAISA GROUP HOLDINGS LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), for value received, hereby promises to pay to Citvic Nominees Limited as the nominee of the common depositary or registered assigns, upon surrender hereof 102% of the principal sum of                                                                                                        UNITED STATES DOLLARS (US$                    ), as revised by the Schedule of Exchanges of the Notes attached hereto, on December 31, 2019, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof.

Interest Rate and Pay-in-Kind Election: See the reverse hereof.

Interest Payment Dates: June 30 and December 31, commencing [June 30], 2016.

Interest Record Dates: close of business on the Business Day immediately preceding an Interest Payment Date.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Registrar acting under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:                     , 20__

KAISA GROUP HOLDINGS LTD.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Series A Variable Rate Senior Notes due December 31, 2019 described in the Indenture referred to in this Note.

Date:                     , 20__

CITIGROUP GLOBAL MARKETS DEUTSCHLAND AG, as Registrar

By:
Name:
Title:

FORM OF REVERSE OF GLOBAL NOTE

KAISA GROUP HOLDINGS LTD.

Series A Variable Rate Senior Notes due December 31, 2019

1. Principal, Premium and Interest.

The Company promises to pay a final redemption price equal to 102% of the principal of this Note on December 31, 2019.

The Company promises to pay interest on the then outstanding principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rates and in the manners as follows:

i.	during the period from (and including) the Exchange Date to (and excluding) January 1, 2017, 6.56% per annum, in the form of PIK Notes (unless the Company elects to pay interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent);

ii.	during the one-year period from (and including) January 1, 2017 to (and excluding) January 1, 2018, (x) 7.56% per annum, comprising 1.00% in cash and 6.56% in the form of PIK Notes, or (y) 5.61% per annum, in cash only, if the Company elects to pay all interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent;

iii.	during the six-month period from (and including) January 1, 2018 to (and excluding) July 1, 2018, (x) 6.66% per annum, comprising 2.00% in cash and 4.66% in the form of PIK Notes, or (y) 5.71% per annum, in cash only, if the Company elects to pay all interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent;

iv.	during the six-month period from (and including) July 1, 2018 to (and excluding) January 1, 2019, (x) 6.66% per annum, comprising 4.10% in cash and 2.56% in the form of PIK Notes, or (y) 6.71% per annum, in cash only, if the Company elects to pay all interest in cash prior to the relevant Interest Payment Date by providing not less than fifteen days’ prior written notice to the Holders, the Trustee and the Paying Agent; and

v.	thereafter, 6.66% per annum, comprising 6.10% in cash and 0.56% in the form of PIK Notes.

In the absence of any interest payment election by the Company, interest on the Notes (other than for any Interest Payment Date falling on or after January 1, 2019) shall be paid entirely in cash or, if applicable, in a combination of PIK Notes and cash pursuant to the preceding paragraph. In the event that the Company pays interest on this Note partially or entirely by issuing PIK Notes, the Company shall issue PIK Notes having an aggregate principal amount equal to the amount of interest elected to be paid through the issuance of PIK Notes (“PIK Interest”) in accordance with, and subject to the terms of the Indenture.

Notwithstanding the foregoing, the Company shall no longer be entitled to make interest payment in PIK Notes in lieu of cash for any Interest Payment Date on or after such date as the Company (i) issues any Subordinated Indebtedness or equity (or any instrument that is a hybrid thereof), (ii) pays any dividend with respect to the Company’s Capital Stock, or (iii) with respect to any Notes called for redemption.

Interest will be payable semi-annually in arrears (to the Holders of record of the Notes at the close of business on the Business Day immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing June 30, 2016. If the Company pays a portion of the interest on the Notes in cash and PIK Interest, such cash and PIK Interest shall be paid to the Holders of the Notes pro rata in accordance with their interests.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing default in the payment of interest and if this Note is authenticated between a regular record date and the next interest payment date, from such Interest Payment Date) or, if no interest has been paid, from the Exchange Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Following an increase in the principal amount of the outstanding Global Notes as a result of a payment of PIK Interest in the form of PIK Notes, the Global Notes will bear interest on such increased principal amount from and after the applicable Interest Payment Date.

The Company shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue principal in cash at the rate equal to 2% per annum in excess of the then applicable interest rate on this Note to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest (without regard to any applicable grace period) in cash at the same rate to the extent lawful, including in the event of any postponement of interest permitted under the TIA.

Interest not paid when due and any interest on principal, premium or interest not paid when due will be paid to the Persons that are Holders on a special record date, which will be the 15th day preceding the date fixed by the Company for the payment of such interest, whether or not such day is a Business Day. At least 15 days prior to a special record date, the Company will send to each Holder, the Paying Agent and the Trustee a notice that sets forth the special record date, the payment date and the amount of interest to be paid.

Interest that is paid in the form of PIK Interest shall be considered paid or duly provided for, for all purposes of the Indenture and shall not be considered overdue. Notwithstanding anything to the contrary, the payment of accrued interest in connection with any redemption or purchase of the Notes under Sections 3.01, 3.02, 3.03, 4.13 and 4.14 of the Indenture shall be paid solely in cash.

2. Indenture; Subsidiary Guarantee; Collateral.

This is one of the Notes issued under an Indenture, dated as of [•], 2016 (as amended from time to time, the “Indenture”), among Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), the Subsidiary Guarantors and Wilmington Trust, National Association, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The terms of the Notes include those stated in the Indenture (including those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb) as amended and in effect from time to time (the “TIA”)). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general obligations of the Company. The Indenture limits the original aggregate principal amount of the Notes to US$[•], but Additional Notes and PIK Notes may be issued pursuant to the Indenture, and the originally issued Notes and all such Additional Notes and PIK Notes vote together for all purposes as a single class.

The Company’s obligations under this Note are guaranteed, jointly and severally, by the Subsidiary Guarantors and will be secured by a pledge on the Capital Stock of certain Subsidiary Guarantors and other Subsidiaries of the Company, as set forth in the Indenture.

3. Redemption and Repurchase; Discharge Prior to Redemption or Maturity.

The Note are subject to optional redemption pursuant to Sections 3.01 and 3.02 of the Indenture, and may be the subject Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale, in each case, as further described in the Indenture. Payments of accrued interest in the event of a Change of Control Offer or an Offer to Purchase with the Excess Proceeds from any Asset Sale shall be made in cash.

The Notes are subject to a mandatory redemption pursuant to Section 3.03 of the Indenture. Other than with respect to Section 3.03 of the Indenture, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

If the Company deposits with the Trustee money in U.S. dollars or U.S. Government Obligations sufficient to pay the then outstanding principal of, premium, if any, and accrued interest on the Notes to redemption or maturity, the Company may in certain circumstances be discharged from the Indenture and the Notes or may be discharged from certain of the Company’s obligations under certain provisions of the Indenture.

4. Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$1,000 and integral multiples of US$1 in excess thereof and may be transferred only in amounts of US$1,000 or greater. PIK Notes in the form of Certificated Notes will be issued in minimum denominations of US$1 and integral multiples of US$1 in excess thereof but may only be transferred in denominations of US$1,000 and integral multiples of US$1 in excess thereof. Notwithstanding the foregoing, for the purpose of Euroclear and Clearstream, the denominations are considered as US$1. For the avoidance of doubt, neither Euroclear nor Clearstream is required to monitor or enforce the minimum amount. A Holder may register the transfer or exchange of Notes in accordance with the Indenture. The Transfer Agent may require a Holder to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. Pursuant to the Indenture, there are certain periods during which the Transfer Agent will not be required to issue, register the transfer of or exchange any Note or certain portions of a Note.

5. Defaults and Remedies.

If an Event of Default, as defined in the Indenture, occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Notes may declare all the Notes to be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company occurs and is continuing, the Notes automatically become immediately due and payable. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

6. Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any Holder.

7. Authentication.

This Note is not valid until the Registrar signs the certificate of authentication on the other side of this Note.

8. Governing Law.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

9. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Company will furnish a copy of the Indenture to any Holder upon written request and without charge.

SUBSIDIARY GUARANTEE

Each Subsidiary Guarantor, hereby fully and unconditionally guarantees to the holder of the Note upon which this Subsidiary Guarantee is endorsed the due and punctual payment of the principal of and interest on and all other amounts (including, without limitation, Additional Amounts) payable under such Note provided for pursuant to the Indenture, dated as of [•], 2016 (the “Indenture”) among Kaisa Group Holdings Ltd. (the “Company”), the Subsidiary Guarantors and the Trustee, and the terms of such Note when and as the same shall become due and payable, whether at the stated maturity (including, without limitation, Additional Amounts), by declaration of acceleration, by call for redemption or otherwise, in each case in accordance with the terms of such Note and of the Indenture.

The obligations of each Subsidiary Guarantor to the holder of the Note to which this Subsidiary Guarantee relates are subject to the further provisions set forth in Article XI of the Indenture, and reference is hereby made to such Article and the Indenture for such purpose.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is endorsed shall have been executed by the Registrar in the manner set forth in the Indenture.

Terms not otherwise defined herein shall have the respective meanings assigned thereto in the Indenture.

For and on behalf of each of the Subsidiary Guarantors listed in Schedule I to the Indenture

By:
Name:
Title:

JV SUBSIDIARY GUARANTEE7

Each of the undersigned (the “JV Subsidiary Guarantors”) hereby, jointly and severally, guarantees as principal obligor to each Holder of a Note authenticated by the Registrar and to the Trustee and its successors and assigns the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes and the Indenture, in each case, subject to the terms of the Indenture and up to a limit that is equal to the JV Entitlement Amount. The obligations of each JV Subsidiary Guarantor are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by: (1) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company under the Indenture or any Note, by operation of law or otherwise; (2) any modification or amendment of or supplement to the Indenture or any Note; (3) any change in the corporate existence, structure or ownership of the Company, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Company or its assets or any resulting release or discharge of any obligation of the Company contained in the Indenture or any Note; (4) the existence of any claim, set off or other rights which the JV Subsidiary Guarantor may have at any time against the Company, the Trustee or any other Person, whether in connection with the Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim; (5) any invalidity, irregularity, or unenforceability relating to or against the Company for any reason of the Indenture or any Note; or (6) any other act or omission to act or delay of any kind by the Company, the trustee or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to such JV Subsidiary Guarantor’s obligations hereunder.

This JV Subsidiary Guarantee will not be discharged with respect to any Note except by payment in full of the principal of, premium, if any, and interest on the Notes and all other amounts payable, in respect of any JV Subsidiary Guarantor, as otherwise contemplated in the Indenture (subject to a limit that is equal to the JV Entitlement Amount). in case of the failure of the Company punctually to pay any such principal of, premium, if any, and interest on the Notes and all other amounts payable, each of the JV Subsidiary Guarantors hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at the stated maturity, by acceleration, call for redemption or otherwise, and as if such payment were made by the Company; provided that such payment does not exceed the JV Entitlement Amount as defined in the Indenture.

Subject to certain exceptions as set forth in the Indenture, each of the JV Subsidiary Guarantors hereby further agrees that all payments of, or in respect of, principal of, and premium (if any) and interest in respect of this JV Subsidiary Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Company, a Surviving Person (as defined in the Indenture) or the applicable JV Subsidiary Guarantor is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. in the event that any such withholding or deduction is so required, each JV Subsidiary Guarantor severally agrees to pay such additional amounts as will result in receipt by the holder of this JV Subsidiary Guarantee of such amounts as would have been received by such holder had no such withholding or deduction been required.

[7]	To be included if there are JV Subsidiary Guarantors at the time

The obligations of the JV Subsidiary Guarantors to the holder of this Note and to the Trustee pursuant to this JV Subsidiary Guarantee and the Indenture are expressly set forth in Article XI of the Indenture, and reference is hereby made to such Article and Indenture for the precise terms of the JV Subsidiary Guarantee.

This JV Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this JV Subsidiary Guarantee is endorsed shall have been executed by the Registrar under the Indenture by manual signature of one of its authorized officers.

For and on behalf of each of the JV Subsidiary Guarantors listed in the Schedule II hereto

By:
Name:
Title:

SCHEDULE II TO EXHIBIT D

LIST OF JV SUBSIDIARY GUARANTORS

[List all JV Subsidiary Guarantors at the time the Global Note is issued]

TRANSFER NOTICE8

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

Please print or typewrite name and address including zip code of assignee the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

In connection with any transfer of this Note:

[Check One]

☐	(a)	this Note is being transferred to the Company or a subsidiary thereof;

☐	(b)	this Note is being transferred pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the undersigned does hereby further certify that this Note is being transferred to a Person that the undersigned reasonably believes is purchasing this Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States. Upon consummation of the proposed transfer, the Note will continue to be subject to the restrictions on transfer enumerated in the Restricted Notes Legend, the Indenture and the Securities Act;

☐	(c)	this Note is being transferred pursuant to and in accordance with Regulation S and:

(A) the offer of this Note was not made to a Person in the United States;

(B) either:

(i)     at the time the buy order was originated, the transferee was outside the United States or the undersigned and any person acting on its behalf reasonably believed that the transferee was outside the United States, or

(ii)    the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States;

[8]	Applicable only to Additional Notes issued pursuant to Section 2.09 of the Indenture.

(C) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

(D) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(E) upon consummation of the proposed transfer, the Note will continue to be subject to the restrictions on transfer enumerated in the Restricted Notes Legend, the Indenture and the Securities Act.

☐	(d)	this Note is being transferred in a transaction permitted by Rule 144;

☐	(e)	this Note is being transferred pursuant to an effective registration statement under the Securities Act; or

☐	(f)	the undersigned did not purchase this Note as part of the initial distribution thereof and the transfer is being effected pursuant to and in accordance with an applicable exemption (other than (a) through (d) above) from the registration requirements under the Securities Act and the undersigned has delivered to the Trustee such additional evidence that the Company or the Trustee may require as to compliance with such available exemption.

If none of the foregoing boxes is checked, the Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer or registration set forth herein and in Section 2.05 of the Indenture shall have been satisfied.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

TO BE COMPLETED BY PURCHASER IF (b) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Date:

NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have all of this Note purchased by the Company pursuant to Section 4.13 or Section 4.14 of the Indenture, check the box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.13 or Section 4.14 of the Indenture, state the amount (in original principal amount) below:

US$                                 .

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee9:

[9]	Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Trustee, which requirements include membership or participation in the Securities Transfer Association Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Trustee in addition to, or in substitution for, STAMP, all in accordance with the United States Securities Exchange Act of 1934, as amended

SCHEDULE OF EXCHANGES OF NOTES

The following changes in the aggregate principal amount of Notes represented by this Global Note have been made:

Date	Amount of decrease in aggregate principal amount of Notes	Amount of increase in aggregate principal amount of Notes	Outstanding Balance

TRUSTEE, PAYING AGENT AND REGISTRAR

Trustee

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

United States of America

Facsimile: +1 302 636 4149

Attention: Global Capital Markets – Corporate Debt

Paying Agent

Citibank, N.A., London Branch

c/o Citibank, N.A. Dublin Branch

1 North Wall Quay

Dublin 1

Ireland

Registrar

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

EXHIBIT E-1

FORM OF AUTHORIZATION CERTIFICATE

I,                 , Director, acting on behalf of Kaisa Group Holdings Ltd. (the “Company”), hereby certify that:

(A) the persons listed below are (i) Authorized Officers for purposes of the Indenture dated as of [•], 2016, among the Company, the Subsidiary Guarantors listed therein and Wilmington Trust, National Association, as Trustee (the “Indenture”) and the Agent Appointment Letter dated as of [•], 2016, among the Company, the Subsidiary Guarantors listed therein, Citibank, N.A., London Branch as paying agent and transfer agent and Citigroup Global Markets Deutschland AG as the registrar (the “Agent Appointment Letter”), (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his or her name and (iii) the duly authorized person who executed or will execute the Notes, the Indenture and the Agent Appointment Letter by his or her manual or facsimile signature and was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his or her name;

(B) each signature appearing below is the person’s genuine signature;

(C) each person listed below is authorized to confirm payment details and receive call backs at the telephone number noted below upon the request of the Trustee and Citibank, N.A., London Branch in relation to the Series A Variable Rate Senior Notes due 2019; and

(D) attached hereto as Schedule I is a true, correct and complete specimen of the certificates representing the Notes.

Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Indenture.

You may call                  to confirm the contents of this certificate.

E-1-1

Authorized Officers:

Name	Company	Title	Signature	Telephone Number

E-1-2

IN WITNESS WHEREOF, I have hereunto signed my name.

Date:

KAISA GROUP HOLDINGS LTD.

By:
Name:
Title: Director

E-1-3

Schedule I to Exhibit E-1

Specimen Certificate Representing the Notes

E-1-4

EXHIBIT E-2

FORM OF AUTHORIZATION CERTIFICATE

I,                 , Director of each company whose name appears on the signature page hereto, hereby certify that:

(A) the persons listed below are (i) Authorized Officers for purposes of the Indenture dated as of [•], 2016, among Kaisa Group Holdings Ltd., an exempted company incorporated in Cayman Islands with limited liability (the “Company”), the Subsidiary Guarantors listed therein and Wilmington Trust, National Association, as Trustee (the “Indenture”) and the Agent Appointment Letter dated as of [•], 2016, among the Company, the Subsidiary Guarantors listed therein, Citibank, N.A., London Branch as paying agent and transfer agent and Citigroup Global Markets Deutschland AG as the registrar (the “Agent Appointment Letter”), (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his or her name and (iii) the duly authorized person who executed or will execute the Subsidiary Guarantee endorsed on the Notes, the Indenture and the Agent Appointment Letter by his or her manual or facsimile signature and was at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite his or her name;

(B) each signature appearing below is the person’s genuine signature; and

(C) attached hereto as Schedule I is a true, correct and complete specimen of the certificates representing the Notes (with the Subsidiary Guarantees endorsed thereon).

Capitalized terms used but not defined herein shall have the meanings assigned to such term in the Indenture.

You may call                  to confirm the contents of this certificate.

E-2-1

Authorized Officers:

Each of the Following Companies	Name	Title	Signature
ADVANCE GUARD INVESTMENTS LIMITED (先驅投資有限公司)
BAKAI INVESTMENTS LIMITED (八凱投資有限公司)

CHANG YE INVESTMENT COMPANY LIMITED (昌業投資有限公司)
DA HUA INVESTMENT COMPANY LIMITED (大華投資有限公司)
DONG CHANG INVESTMENT COMPANY LIMITED (東昌投資有限公司)

DONG SHENG INVESTMENT COMPANY LIMITED (東升投資有限公司)
GUANG FENG INVESTMENT COMPANY LIMITED (廣豐投資有限公司)
HENG CHANG INVESTMENT COMPANY LIMITED (恒昌投資有限公司)

JIE FENG INVESTMENT COMPANY LIMITED (捷豐投資有限公司)
JIN CHANG INVESTMENT COMPANY LIMITED (進昌投資有限公司)
RONG HUI INVESTMENT COMPANY LIMITED (榮輝投資有限公司)
RUI JING INVESTMENT COMPANY LIMITED (瑞景投資有限公司)
TAI AN DA INVESTMENT COMPANY LIMITED (泰安達投資有限公司)
TAI CHANG JIAN INVESTMENT COMPANY LIMITED (泰昌建投資有限公司)

E-2-2

Each of the Following Companies	Name	Title	Signature
TAI CHONG FA INVESTMENT COMPANY LIMITED (泰昌發投資有限公司)
TAI CHONG LI INVESTMENT COMPANY LIMITED (泰昌利投資有限公司)
TAI HE SHENG INVESTMENT COMPANY LIMITED (泰和盛投資有限公司)
TAI HE XIANG INVESTMENT COMPANY LIMITED (泰和詳投資有限公司)
XIE MAO INVESTMENT COMPANY LIMITED (協茂投資有限公司)
YE CHANG INVESTMENT COMPANY LIMITED (葉昌投資有限公司)
YIFA TRADING LIMITED (益發貿易有限公司)
ZHENG ZHONG TIAN INVESTMENT COMPANY LIMITED (正中天投資有限公司)
VICTOR SELECT LIMITED (凱擇有限公司)
CENTRAL BROAD LIMITED (中博有限公司)
GUO CHENG INVESTMENTS LIMITED (國承投資有限公司)

E-2-3

Each of the Following Companies	Name	Title	Signature

RI XIANG INVESTMENTS LIMITED (日翔投資有限公司)
YIN JIA INVESTMENTS LIMITED (銀佳投資有限公司)
JET SMART GLOBAL DEVELOPMENT LIMITED (捷利環球發展有限公司)
APEX WALK LIMITED (崴行有限公司)
VAST WAVE LIMITED (廣濤有限公司)
XIAN ZHANG LIMITED (顯章有限公司)
FULBRIGHT FINANCIAL GROUP (ENTERPRISE) LIMITED (富昌金融集團（企業）有限公司)
FULBRIGHT FINANCIAL GROUP (DEVELOPMENT LIMITED) (富昌金融集團（發展）有限公司)

E-2-4

IN WITNESS WHEREOF, I have hereunto signed my name.

Date: [•], 2016

ADVANCE GUARD INVESTMENTS LIMITED

(先驅投資有限公司)

BAKAI INVESTMENTS LIMITED

(八凱投資有限公司)

CHANG YE INVESTMENT COMPANY LIMITED

(昌業投資有限公司)

DA HUA INVESTMENT COMPANY LIMITED

(大華投資有限公司)

DONG CHANG INVESTMENT COMPANY LIMITED

(東昌投資有限公司)

DONG SHENG INVESTMENT COMPANY LIMITED

(東升投資有限公司)

GUANG FENG INVESTMENT COMPANY LIMITED

(廣豐投資有限公司)

HENG CHANG INVESTMENT COMPANY LIMITED

(恒昌投資有限公司)

JIE FENG INVESTMENT COMPANY LIMITED

(捷豐投資有限公司)

JIN CHANG INVESTMENT COMPANY LIMITED

(進昌投資有限公司)

RONG HUI INVESTMENT COMPANY LIMITED

(榮輝投資有限公司)

RUI JING INVESTMENT COMPANY LIMITED

(瑞景投資有限公司)

TAI AN DA INVESTMENT COMPANY LIMITED

(泰安達投資有限公司)

TAI CHANG JIAN INVESTMENT COMPANY LIMITED

(泰昌建投資有限公司)

TAI CHONG FA INVESTMENT COMPANY LIMITED

(泰昌發投資有限公司)

TAI CHONG LI INVESTMENT COMPANY LIMITED

(泰昌利投資有限公司)

TAI HE SHENG INVESTMENT COMPANY LIMITED

(泰和盛投資有限公司)

TAI HE XIANG INVESTMENT COMPANY LIMITED

(泰和詳投資有限公司)

XIE MAO INVESTMENT COMPANY LIMITED

(協茂投資有限公司)

YE CHANG INVESTMENT COMPANY LIMITED

(葉昌投資有限公司)

YIFA TRADING LIMITED

(益發貿易有限公司)

ZHENG ZHONG TIAN INVESTMENT COMPANY LIMITED

(正中天投資有限公司)

E-2-5

VICTOR SELECT LIMITED

(凱擇有限公司)

CENTRAL BROAD LIMITED

(中博有限公司)

GUO CHENG INVESTMENTS LIMITED

(國承投資有限公司)

RI XIANG INVESTMENTS LIMITED

(日翔投資有限公司)

YIN JIA INVESTMENTS LIMITED

(銀佳投資有限公司)

JET SMART GLOBAL DEVELOPMENT LIMITED

(捷利環球發展有限公司)

APEX WALK LIMITED

(崴行有限公司)

VAST WAVE LIMITED

(廣濤有限公司)

XIAN ZHANG LIMITED

(顯章有限公司)

FULBRIGHT FINANCIAL GROUP (ENTERPRISE) LIMITED

(富昌金融集團（企業）有限公司)

FULBRIGHT FINANCIAL GROUP (DEVELOPMENT LIMITED)

(富昌金融集團（發展）有限公司)

For and on behalf of each of the above

By:
Name:
Title: Director

E-2-6

Schedule I to Exhibit E-2

Specimen Certificate Representing the Notes

E-2-7

EXHIBIT F-1

[Intentionally Left Blank]

F-1-1

EXHIBIT F-2

[Intentionally Left Blank]

F-2-1

EXHIBIT G

[Intentionally Left Blank]

G-1

EXHIBIT H

SUPPLEMENTAL INDENTURE

dated as of             , 20__

among

KAISA GROUP HOLDINGS LTD.

and

Subsidiary Guarantors (as defined in the Indenture)

and

[name of new guarantor]

and

Wilmington Trust, National Association as Trustee

Series A Variable Rate Senior Notes Due December 31, 2019

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of             ,             , among Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), the Subsidiary Guarantors and [insert each new Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and Wilmington Trust, National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of [•], 2016 (the “Indenture”), relating to the Company’s Series A Variable Rate Senior Notes Due December 31, 2019 (the “Notes”).

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause each of its future Subsidiaries (other than those organized under the laws of the PRC), as soon as practicable upon becoming a Restricted Subsidiary or ceasing to be an Exempted Subsidiary, to execute and deliver to the Trustee a supplemental indenture to the Indenture pursuant to which such Restricted Subsidiary will Guarantee the payments of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article XI thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein all of which are made solely by the Company and the Subsidiary Guarantors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

KAISA GROUP HOLDINGS LTD. for itself and on behalf of all the Subsidiary Guarantors*

By:
Name:
Title:

Wilmington Trust, National Association, as Trustee

By:
Name:
Title:

[New Guarantor]

By:
Name:
Title:

*	Pursuant to a power of attorney granting attorney in fact to execute the instruments contemplated.

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered pursuant to Section 6.08 and Section 10.03 of the Indenture, dated as of [•], 2016, as amended, supplemented or modified from time to time (the “Indenture”), among Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), the entities listed on Schedule I thereto (the “Subsidiary Guarantors” and “JV Subsidiary Guarantors,” as the case may be, as defined under the Indenture) and Wilmington Trust, National Association, as trustee (the “Trustee”). Terms defined in the Indenture are used herein as therein defined.

Each of the undersigned hereby certifies to the Trustee as follows:

1.	I am the duly elected, qualified and acting [title], as the case may be, of the Company.

2.	I have reviewed and am familiar with the contents of this Compliance Certificate.

3.	I have reviewed the terms of the Indenture and the Security Documents and have made or caused to be made under my supervision, a review in reasonable detail of the Collateral and the condition of the Collateral. Such review did not disclose the existence during or at the end of the annual period covered by this Compliance Certificate, and I have no knowledge of the existence as of the date of this Compliance Certificate, of any condition or event which would impair the perfected security interest created by the Indenture and the Security Documents with at least the priority of such security interest on the Exchange Date[, except as set forth below].

4.	Based upon the advice of counsel, all action has been taken with respect to the recording, registering, filing, re-recording, registering and refiling of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as may be necessary to maintain the Liens granted pursuant to the Security Documents to the extent required by the Security Documents, if any [and, if necessary, reciting the details of such action].

5.	Since the Exchange Date:

(a)	none of the Company, the Subsidiary Guarantors or JV Subsidiary Guarantors has changed its jurisdiction of organization, name, identity or corporate structure to such an extent that any financing statement or other Security Document filed by or on behalf of the Trustee would become misleading;

(b)	the Company has taken all action as required by applicable law with respect to any re-filing, re-recording or continuation of documentation with respect to the Collateral as necessary to maintain such security interest in the Collateral in favor of the Trustee on behalf of the Holders of Notes.

I-1

except, in each case, (i) any of the foregoing that has been previously disclosed to the Trustee in accordance with the Indenture and any relevant Security Document and in respect of which the Company and each of the Subsidiary Guarantors and JV Subsidiary Guarantors have taken all actions that are required by applicable law to maintain the perfection and priority of the Trustee’s security interest in the Collateral after giving effect to such event, in each case as required by the Indenture and the relevant Security Documents and (ii) any of the foregoing described in Attachment I hereto in respect of which the Company, the Subsidiary Guarantor or JV Subsidiary Guarantor is delivering to the Trustee herewith all required statements and other filings required to maintain the perfection and priority of the Trustee’s security interest in the Collateral after giving effect to such event, in each case as required by the Indenture and the relevant Security Documents.

6.	A review has been conducted of the activities of the Company and its Restricted Subsidiaries and the Company’s and its Restricted Subsidiaries’ performance under the Indenture and the Security Documents, in each case since the Exchange Date, [and that the Company and its Restricted Subsidiaries have been since the Exchange Date and are in compliance with all obligations thereunder]/[if there has been a Default or an Event of Default or currently exists a Default or Event of Default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof.]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth below.

KAISA GROUP HOLDINGS LTD.

By:
Title:

Date:             , 20__

I-2

EXHIBIT J

TRUSTEE, PAYING AGENT AND REGISTRAR

Trustee

Wilmington Trust, National Association

Rodney Square North

1100 North Market Street

Wilmington, DE 19890

United States of America

Paying Agent

Citibank, N.A., London Branch

c/o Citibank, N.A., Dublin Branch

1 North Wall Quay

Dublin 1

Ireland

Registrar

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

J-1

EXHIBIT K

FORM OF PAYING AGENT AND REGISTRAR APPOINTMENT LETTER

            , 20

Citibank N.A., London Branch as Paying Agent

c/o Citibank, N.A., Dublin Branch

1 North Wall Quay

Dublin 1

Ireland

Citigroup Global Markets Deutschland AG as Registrar

Reuterweg 16

60323 Frankfurt

Germany

Re: Series A Variable Rate Senior Notes due December 31, 2019 of Kaisa Group Holdings Ltd.

Reference is hereby made to the Indenture dated as of [•], 2016 (the “Indenture”) among Kaisa Group Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), the Subsidiary Guarantors listed in Schedule I thereto, and Wilmington Trust, National Association, as Trustee. Terms used herein are used as defined in the Indenture.

The Company hereby appoints Citibank N.A., London Branch as the paying agent and transfer agent (the “Paying Agent”) and Citigroup Global Markets Deutschland AG as registrar (the “Registrar”) with respect to the Notes and the Paying Agent and Registrar hereby accepts such appointment. By accepting such appointment, the Paying Agent and Registrar agrees to be bound by and to perform the services with respect to itself set forth in the terms and conditions set forth in the Indenture and the Notes, as well as the following terms and conditions to all of which the Company agrees and to all of which the rights of the holders from time to time of the Notes shall be subject:

(a) The Company, failing which the Subsidiary Guarantors and the JV Subsidiary Guarantors, jointly and severally, no later than 10:00 a.m. London time) on the Business Day immediately preceding each date on which a payment in respect of the Notes becomes due, shall (i) transfer (or cause to be transferred) to the designated account of the Paying Agent in the currency of United States of America immediately available funds such amount as may be required for the purposes of such payment and (ii) notify the Paying Agent and the Trustee of such transfer. The Company, no later than 10:00 a.m. (London time) on the second Business Day immediately preceding each date on which any payment in respect of the Notes becomes due, shall confirm such payment to the Paying Agent and the Trustee. The Paying Agent shall not be bound to make payment until funds in such amount as may be required for the purpose of such payment have been received from the Company or the Subsidiary Guarantors or the JV Subsidiary Guarantors in immediate available and cleared funds. The Paying Agent shall be entitled to make payments net of any Taxes or other sums required by any Applicable Law to be withheld or deducted. If any withholding or deduction is so required, the Paying Agent will not pay any additional amount in respect of such withholding or deduction. In this paragraph (a):

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any Party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

(b) The Paying Agent and Registrar shall be entitled to the compensation to be agreed upon with the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors, jointly and severally, for all services rendered by it under the Indenture, and the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors, jointly and severally, agree promptly to pay such compensation and to reimburse the Paying Agent and Registrar for its properly incurred out-of-pocket expenses (including fees and expenses of counsel or professional advisers) incurred by it in connection with the services rendered by it under the Indenture. The Company and each of the Subsidiary Guarantors and the JV Subsidiary Guarantors jointly and severally hereby agree to indemnify the Paying Agent and Registrar and its officers, directors, agents, employees and representatives for, and to hold it harmless against, any loss, liability or expense (including properly incurred fees and expenses of counsel or professional advisers) incurred without gross negligence or willful misconduct on its part arising out of or in connection with its acting as Paying Agent and Registrar hereunder. The obligations of the Company, the Subsidiary Guarantors and the JV Subsidiary Guarantors under this paragraph (b) shall survive the redemption or maturity of the Notes, the termination or expiry of the Indenture or this letter and the resignation or removal of the Paying Agent and Registrar. Under no circumstances will the Paying Agent and Registrar be liable to the Company or any other party to this letter or the Indenture for any special, punitive, consequential or indirect loss or damage (including, but not limited to, loss of business, goodwill, opportunity or profit), whether or not foreseeable and irrespective of whether it has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this paragraph shall survive the redemption or maturity of the Notes, the termination or discharge of the Indenture or the resignation or removal of the Agents.

(c) In acting as Paying Agent under the Indenture and in connection with the Notes, the Paying Agent and Registrar are acting solely as agents of the Company and do not assume any fiduciary obligation towards or relationship of agency or trust for or with any of the owners or holders of the Notes. The Paying Agent agrees with the Trustee that (i) the Paying Agent shall hold all sums held by it for the payment of any amount payable on the Notes in trust for the benefit of the persons entitled thereto until such sums shall be paid to such persons or otherwise disposed of as herein provided and shall notify the Trustee of the sums so held and (ii) that it shall give the Trustee notice of any failure by the Company to make any payment on the Notes when the same shall be due and payable. All funds held by the Paying Agent for the payment of any amounts due on the Notes need not be segregated from other funds held by the Paying Agent, except as required by Law. The Paying Agent is entitled to deal with each amount paid to it in the same manner as other amounts paid to it as a banker by its customers and shall not be subject to the United Kingdom Financial Conduct Authority Client Money Rules. For the avoidance of doubt, the Paying Agent shall not be responsible for holding any funds in trust pursuant to Article VIII (Defeasance and Discharge) of the Indenture.

(d) The Paying Agent and Registrar may consult with counsel satisfactory to it (at the Company’s cost) and any advice or written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it under the Indenture in good faith and in accordance with such advice or opinion.

(e) The Paying Agent and Registrar shall be fully protected and shall incur no liability for or in respect of any action taken or omitted to be taken or thing suffered by it in reliance upon any Note, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine (acting in good faith) and to have been presented or signed by the proper party or parties.

(f) The Paying Agent and Registrar and any of its Affiliates, in its individual capacity or any other capacity, may become the owner of, or acquire any interest in, any Notes or other obligations of the Company with the same rights that it would have if it were not the Paying Agent and Registrar, and may engage or be interested in any financial or other transaction with the Company, and may act on, or as depository, trustee or agent for, any committee or body of holders of Notes or other obligations of the Company, as freely as if it were not the Paying Agent and Registrar.

(g) The Paying Agent and Registrar shall not be under any liability for interest on any monies received by it pursuant to any of the provisions of the Indenture or the Notes.

(h) The Paying Agent and Registrar shall be obligated to perform such duties and only such duties as are in the Indenture and the Notes specifically set forth, and no implied duties or obligation shall be read into the Indenture or the Notes against the Paying Agent and Registrar. The Paying Agent and Registrar shall not be under any obligation to take any action under the Indenture and the Notes which may tend to involve it in any expense or liability, the payment of which within a reasonable time is not, in its opinion, assured to it.

(i) The Paying Agent and Registrar may at any time resign by giving written notice of its resignation to the Company and the Trustee and specifying the date on which its resignation shall become effective; provided that such date shall be no less than 30 but no more than 60 days after the date on which such notice is given unless the Company agrees to accept shorter notice. Upon receiving such notice of resignation, the Company shall promptly appoint a successor paying agent by written instrument substantially in the form hereof and as required by the Indenture in triplicate signed on behalf of the Company, one copy of which shall be delivered to the resigning Paying Agent and Registrar, one copy to the successor paying agent and one copy to the Trustee.

Such resignation shall become effective upon the earlier of (i) the effective date of such resignation and (ii) the acceptance of appointment by the successor paying agent, as provided below. The Company may, at any time and for any reason, remove the Paying Agent and Registrar and appoint a successor paying agent, by written instrument in triplicate signed on behalf of the Company, one copy of which shall be delivered to the Paying Agent and Registrar being removed, one copy to the successor paying agent and one copy to the Trustee. Any removal of the Paying Agent and Registrar and any appointment of a successor paying agent shall become effective upon acceptance of appointment by the successor paying agent as provided below. Upon its resignation or removal, the Paying Agent and Registrar shall be entitled to the payment by the Company of its compensation for the services rendered hereunder and to the reimbursement of all properly incurred out-of-pocket expenses incurred in connection with the services rendered by it hereunder.

The Company shall remove the Paying Agent and Registrar and appoint a successor paying agent if the Paying Agent and Registrar (i) shall become incapable of acting, (ii) shall be adjudged bankrupt or insolvent, (iii) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a Trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, (iv) shall consent to, or shall have had entered against it a court order for, any such relief or to the appointment of or taking possession by any such official in any involuntary case or other proceedings commenced against it, (v) shall make a general assignment for the benefit of creditors or (vi) shall fail generally to pay its debts as they become due.

Any successor paying agent appointed as provided herein shall execute and deliver to its predecessor and to the Company and the Trustee an instrument accepting such appointment (which shall conform to the requirements of the Indenture and may be in the form of an acceptance signature to the letter of the Company appointing such agent) and thereupon such successor paying agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Paying Agent and Registrar and such predecessor shall pay over to such successor agent all monies or other property at the time held by it hereunder.

Notwithstanding the above, the Company agrees with the Paying Agent and Registrar that if, no successor to such Paying Agent and Registrar has been appointed by the Company after 30 days from the notice or resignation or removal, such retiring Agent may on behalf of and at the expense of the Company appoint as its successor any reputable and experienced financial institution of good standing and give notice of such appointment to the Company, or the retiring Agent, the Trustee or the Company may petition a court of competent jurisdiction for the appointment of a successor Agent.

(j) The Paying Agent and Registrar shall at all times be a financial institution which is authorized by law to exercise its respective powers and duties hereunder and under the Indenture and the Notes.

(k) The Paying Agent and Registrar shall treat all information relating to the Company, the Subsidiary Guarantors and JV Subsidiary Guarantors as confidential, but (unless consent is prohibited by law) the Company consents to the transfer and disclosure by such Paying Agent and Registrar of any information relating to the Company, the Subsidiary Guarantors and JV Subsidiary Guarantors to and between branches, subsidiaries, representative offices, affiliates and agents of such Paying Agent and Registrar and third parties selected by any of them, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes). Each of the Paying Agent and Registrar and any of its branch, subsidiary, representative office, agent, third party or affiliate may transfer and disclose any such information as required by any law, court regulator or legal process; provided that such Paying Agent and Registrar shall (unless contrary to law) give the Company written notice of (as soon as practicable after) such request so that the Company may seek a protective order or other remedy protecting such confidential information from disclosure.

(l) The Company hereby irrevocably waives, in favor of the Paying Agent and Registrar, any conflict of interest which may arise by virtue of the Paying Agent and Registrar acting in various capacities under this Indenture and this letter or for other customers of the Paying Agent and Registrar. The Company acknowledges that the Paying Agent and Registrar and its affiliates (together, the “Paying Agent and Registrar Parties”) may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Company may regard as conflicting with its interests and may possess information (whether or not material to the Company) other than as a result of the Paying Agent and Registrar acting as Paying Agent and Registrar hereunder, that the Paying Agent and Registrar may not be entitled to share with the Company. The Paying Agent and Registrar will not disclose confidential information obtained from the Company (without its consent) to any of the Paying Agent and Registrar’s other customers nor will it use on the Company’s behalf any confidential information obtained from any other customer. Without prejudice to the foregoing, the Company agrees that the Paying Agent and Registrar Parties may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of the Indenture and this letter.

(m) The Paying Agent and Registrar may act through its attorneys and agents and will not be responsible for the misconduct or negligence or for the acts or omissions of any attorney or agent appointed with due care by it hereunder.

(n) In no event shall the Paying Agent and Registrar be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Paying Agent and Registrar shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(o) The Paying Agent and Registrar shall, on demand by the Trustee by notice in writing given to them and the Company at any time after an Event of Default has occurred, until notified by the Trustee to contrary, to the extent permitted by applicable law, deliver all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently; provided that this paragraph shall not apply to any documents or records which the Agent is obliged not to release by any law or regulation to which it is subject.

(p) The Paying Agent and Registrar shall, on demand by the Trustee by notice in writing given to them and the Company at any time after the Event of Default or Default has occurred, until notified in writing by the Trustee to the contrary, as far as permitted by applicable law:

(i) act thereafter as agents of the Trustee under the Indenture and the Notes mutatis mutandis on the terms provided in this letter (save for the indemnification, remuneration and all other expenses of the Paying Agent and Registrar shall be paid in accordance with Section 6.11 of the Indenture; the Trustee shall have no personal liability for the Registrar and Paying Agent’s fees, expenses, costs, disbursements or indemnities in any case) and thereafter hold all Certificates and moneys, documents and records held by them in respect of the Notes to the order of the Trustee; and/or

(ii) deliver up all Certificates and all monies, documents and records held by them in respect of the Notes to the Trustee or as the Trustee shall direct in such notice or subsequently, provided that this paragraph (ii) shall not apply to any documents or records which the Paying Agent and Registrar or the relevant agent is obliged not to release by any law or regulation to which it is subject.

(q) The obligations hereunder of the Paying Agent and Registrar with respect to its duties as paying agent, transfer agent and registrar shall be several, not joint.

(r) Any notice or communication to the Paying Agent and Registrar will be deemed given when sent by facsimile transmission, with transmission confirmed. Any notice to the Paying Agent and Registrar will be effective only upon receipt. The notice or communication should be addressed to the Paying Agent and Registrar at:

Paying Agent

Citibank, N.A., London Branch

c/o Citibank, N.A., Dublin Branch

1 North Wall Quay

Dublin 1

Ireland

Attn: Agency & Trust – PPA Payments

Fax: +353 1662 2210

with a copy to:

Citicorp International Limited

39/F, Citibank Tower

Citibank Plaza

3 Garden Road

Central

Hong Kong

Fax: +852 2323 0279

Attn: Agency and Trust

Registrar

Citigroup Global Markets Deutschland AG

Reuterweg 16

60323 Frankfurt

Germany

Attn: Germany Agency and Trust

Fax: +46 69 1366 1429

with a copy to:

Citicorp International Limited

39/F, Citibank Tower

Citibank Plaza

3 Garden Road

Central

Hong Kong

Fax: +852 2323 0279

Attn: Agency and Trust

Any notice to the Company or the Trustee shall be given as set forth in the Indenture.

(s) Any corporation into which the Paying Agent and Registrar may be merged or converted or any corporation with which the Paying Agent and Registrar may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Paying Agent and Registrar shall be a party or any corporation succeeding to the business of the Paying Agent and Registrar shall be the successor to such Paying Agent and Registrar hereunder (provided that such corporation shall be qualified as aforesaid) without the execution or filing of any document or any further act on the part of any of the parties hereto. The Paying Agent and Registrar shall provide prompt written notice thereof to the Trustee and to the Company.

(t) Any amendment, supplement or waiver under Sections 9.01 and 9.02 of the Indenture that adversely affects the Paying Agent and Registrar shall not affect the rights, powers, obligations, duties or immunities of the Paying Agent and Registrar, unless the Paying Agent and Registrar has consented thereto.

(u) The Company and the Subsidiary Guarantors agree that the provisions of Section 12.07 of the Indenture shall apply hereto, mutatis mutandis.

(v) This letter may be executed in counterparts, each of which shall be an original which together shall constitute one and same instrument.

(w) The Paying Agent and Registrar shall be under no obligation to take any action hereunder, and it shall incur no liability to the Company, the Subsidiary Guarantors or the holders of the Notes or any other person for or in respect of any action or omission to act, if conflicting, unclear or equivocal instructions are received by it, as determined in the sole and absolute discretion of the Paying Agent and Registrar or in order to comply with the Applicable Law. In this paragraph (w):

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any Party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

(x)	The parties herein shall also agree to the following:

(i)	Mutual Undertaking Regarding Information Reporting and Collection Obligations. Each party shall, within thirty business days of a written request by another party, supply to that other party such forms, documentation and other information relating to it, its operations, or the Notes as that other party reasonably requests for the purposes of that other party’s compliance with Applicable Law and shall notify the relevant other party reasonably promptly in the event that it becomes aware that any of the forms, documentation or other information provided by such party is (or becomes) inaccurate in any material respect; provided, however, that no party shall be required to provide any forms, documentation or other information pursuant to this paragraph (x)(i) to the extent that: (A) any such form, documentation or other information (or the information required to be provided on such form or documentation) is not reasonably available to such party and cannot be obtained by such party using reasonable efforts; or (B) doing so would or might in the reasonable opinion of such party constitute a breach of any: (a) Applicable Law; (b) fiduciary duty; or (c) duty of confidentiality.

(ii)	Notice of Possible Withholding Under FATCA. The Company shall notify in writing each of the Paying Agent and the Registrar in the event that it determines that any payment to be made by the Paying Agent or the Registrar under the Notes is a payment which could be subject to FATCA Withholding if such payment were made to a recipient that is generally unable to receive payments free from FATCA Withholding, and the extent to which the relevant payment is so treated, provided, however, that the Company’s obligation under this paragraph (x)(ii) shall apply only to the extent that such payments are so treated by virtue of characteristics of the Company, the Notes, or both.

(iii)

Agent Right to Withhold. Notwithstanding any other provision of this letter, each of the Paying Agent and the Registrar shall be entitled to make a deduction or withholding from any payment which it makes under the Notes for or on account of any Tax, if and only to the extent so required by Applicable Law, in which event the Paying Agent or the Registrar, as the case may be, shall make such payment after such deduction or withholding has been made and shall account to the relevant Authority within the time allowed for the amount so deducted or withheld or, at its option, shall reasonably promptly after making such payment return to the Company’s account, the details of which are set forth in Schedule A to this letter, the amount so deducted or withheld, in which case, the Company shall so account to the relevant Authority for such amount. If the Paying Agent or the Registrar accounts to the relevant Authority, the Paying Agent or the Registrar, as the case may be, shall provide the Company and the Holders satisfactory documentation evidencing the payment of any withheld amounts to such Authority.

(iv)	Company’s Right to Redirect. In the event that the Company reasonably determines in its sole discretion made in good faith that withholding for or on account of any Tax will be required by Applicable Law in connection with any payment due to any of the Agents on any Notes, then the Company will be entitled to redirect or reorganize any such payment in any way that it sees fit in order that the payment may be made without such deductions or withholding provided that, any such redirected or reorganized payment is made through a recognized institution of international standing and otherwise made in accordance with this letter. The Company will promptly notify the Paying Agent and the Registrar in writing of any such redirection or reorganization.

In this paragraph (x):

“Applicable Law” means any law or regulation including, but not limited to: (i) any statute or regulation; (ii) any rule or practice of any Authority by which any Party is bound or with which it is accustomed to comply; (iii) any agreement between any Authorities; and (iv) any customary agreement between any Authority and any Party.

“Authority” means any competent regulatory, prosecuting, Tax or governmental authority in any jurisdiction.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“FATCA Withholding” means any withholding or deduction required pursuant to an agreement described in section 1471(b) of the Code, or otherwise imposed pursuant to sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto.

“Tax” means any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of any Authority having power to tax.

(y) While the Notes are in global form, any notice or demand will be deemed to have been sufficiently given or served when so sent or deposited and, if to the Holders, when delivered in accordance with the applicable rules and procedures of Euroclear and Clearstream. Any such notice shall be deemed to have been delivered on the day such notice is delivered to Euroclear or Clearstream or if by mail, when so sent or deposited. The Company or the Trustee, as the case may be, will provide to the Paying Agent the form of notice to be sent to the Holders no later two Business Days prior to the publication date of such notice, or such lesser time as the Paying Agent may agree.

(z) Notwithstanding anything else herein contained, the Paying Agent and Registrar may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the laws of Germany, the United States of America or any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

(aa) Any money deposited with the Paying Agent for the payment on the Notes and remaining unclaimed for five Business Days after the date on which such payment on such Notes was due to be made shall be paid to the Company to the account designated by the Company, details of which are set forth in a notice in the form substantially set out in Schedule A hereto; and the Holder of such Notes shall thereafter look only to the Company for payment thereof, and all liability of the Paying Agent with respect to such money shall thereupon cease.

(bb) The Company and the Subsidiary Guarantors acknowledge and accept that, notwithstanding any other provision of this letter or any other agreement, arrangement or understanding between the parties:

a.	any Liability may be subject to the exercise of Write-down and Conversion Powers by the Resolution Authority;

b.	The Registrar will be bound by the effect of any application of any Write-down and Conversion Powers in relation to any Liability and in particular (but without limitation) by:

i.	any reduction in the principal amount, in full or in part, or outstanding amount due (including any accrued but unpaid interest) due in respect of any Liability; and

ii.	any conversion of all or part of any Liability into ordinary shares or other instruments of ownership of the Registrar or any other person;

that may result from any exercise of any Write-down and Conversion Powers in relation to any Liability;

c.	the terms of this letter and the rights of the Company and/or the Subsidiary Guarantors hereunder may be varied, to the extent necessary, to give effect to any exercise of any Write-down and Conversion Powers in relation to any Liability and the Company and/or the Subsidiary Guarantors will be bound by any such variation; and

d.	ordinary shares or other instruments of ownership of the Registrar or any other person may be issued to or conferred on the Company and/or the Subsidiary Guarantors as a result of any exercise of any Write-down and Conversion Powers in relation to any Liability.

In this paragraph (aa):

“Liability” means any liability of the Registrar to the Company and/or Subsidiary Guarantors arising under or in connection with this letter;

“Resolution Authority” means the German Federal Agency for Financial Markets Stabilisation (Bundesanstalt für Finanzmarktstabilisierung), or any other body which has authority to exercise any Write-down and Conversion Powers;

“Write-down and Conversion Powers” means any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in Germany, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time, including but not limited to the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz) as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which:

a.	any obligation of the Registrar (or other affiliate of such entity) can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period); and

b.	any right in a contract governing an obligation of the Registrar may be deemed to have been exercised.

(cc) The agreement set forth in this letter and the Indenture contains the whole agreement between the parties relating to the subject matter of this letter and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this letter.

(dd) The agreement set forth in this letter shall be construed in accordance with and governed by the laws of the State of New York.

Schedule A

Company’s Account Details

Corresponding Bank Name:	[•]

Corresponding Bank SWIFT:	[•]

Beneficiary Bank Name:	[•]

Beneficiary Bank SWIFT:	[•]

Account Name:	[•]

Account Number:	[•]

Reference:	[•]

Kaisa Group Holdings Ltd., for itself and on behalf of the Subsidiary Guarantors

By:
Name:
Title:

Agreed and accepted: Citibank, N.A., London Branch as Paying Agent

By:
Name:
Title:

Citigroup Global Markets Deutschland AG as Registrar

By:
Name:
Title:

Acknowledged by:
Wilmington Trust, National Association as Trustee

By:
Name:
Title:

SCHEDULE I

Subsidiary Guarantors

1. Chang Ye Investment Company Limited (昌業投資有限公司)

2. Da Hua Investment Company Limited (大華投資有限公司)

3. Dong Chang Investment Company Limited (東昌投資有限公司)

4. Dong Sheng Investment Company Limited (東升投資有限公司)

5. Guang Feng Investment Company Limited (廣豐投資有限公司)

6. Heng Chang Investment Company Limited (恒昌投資有限公司)

7. Jie Feng Investment Company Limited (捷豐投資有限公司)

8. Jin Chang Investment Company Limited (進昌投資有限公司)

9. Rong Hui Investment Company Limited (榮輝投資有限公司)

10. Rui Jing Investment Company Limited (瑞景投資有限公司)

11. Tai He Xiang Investment Company Limited (泰和詳投資有限公司)

12. Xie Mao Investment Company Limited (協茂投資有限公司)

13. Ye Chang Investment Company Limited (葉昌投資有限公司)

14. Zheng Zhong Tian Investment Company Limited (正中天投資有限公司)

15. Tai He Sheng Investment Company Limited (泰和盛投資有限公司)

16. Tai An Da Investment Company Limited (泰安達投資有 February 14, 2016 限公司)

17. Tai Chang Jian Investment Company Limited (泰昌建投資有限公司)

18. Tai Chong Fa Investment Company Limited (泰昌發投資有限公司)

19. Tai Chong Li Investment Company Limited (泰昌利投資有限公司)

20. Bakai Investments Limited (八凱投資有限公司)

21. Yifa Trading Limited (益發貿易有限公司)

22. Advance Guard Investments Limited (先驅投資有限公司)

23. Victor Select Limited (凱擇有限公司)

24. Central Broad Limited (中博有限公司)

25. Guo Cheng Investments Limited (國承投資有限公司)

26. Ri Xiang Investments Limited (日翔投資有限公司)

27. Yin Jia Investments Limited (銀佳投資有限公司)

28. Kaisa Investment Consulting Limited

29. Cornwell Holdings (Hong Kong) Limited

Sch. I-1

30. Goldenform Company Limited

31. Hong Kong Jililong Industry Co., Limited

32. Kaisa Holdings Limited

33. Leisure Land Hotel Management (China) Limited

34. Regal Silver Manufacturing Limited

35. Success Take International Limited

36. Woodland Height Holdings Limited

37. Yi Qing Investment Company Limited

38. Yong Rui Xiang Investment Company Limited

39. Zhan Zheng Consulting Company Limited

40. Kaisa Investment (China) Limited

41. Wan Rui Fa Investment Company Limited

42. Wan Rui Chang Investment Company Limited

43. Wan Tai Chang Investment Company Limited

44. Wan Jin Chang Investment Company Limited

45. Multi-Shiner Limited

46. Hong Kong Kaisa Industry Co., Limited

47. Bakai Investments (Hong Kong) Limited

48. Topway Asia Group Limited

49. Kaisa Finance Holdings Limited

50. Hong Kong Kaisa Trading Limited

51. Hong Kong Wanyuchang Trading Limited

52. Hong Kong Zhaoruijing Trading Limited

53. Profit Victor Investments (Hong Kong) Limited

54. Central Broad (Hong Kong) Investment Limited

55. Guo Cheng (Hong Kong) Investment Limited

56. Ri Xiang (Hong Kong) Investment Limited

57. Yin Jia (Hong Kong) Investment Limited

58. Jet Smart Global Development Limited (捷利環球發展有限公司)

59. Apex Walk Limited (崴行有限公司)

60. Vast Wave Limited (廣濤有限公司)

61. Xian Zhang Limited (顯章有限公司)

62. Rich Tech Hong Kong Investment Limited

63. Apex Walk (Hong Kong) Limited

64. Vast Wave (Hong Kong) Limited

Sch. I-2

65. Xian Zhang (Hong Kong) Limited

66. Fulbright Financial Group (Enterprise) Limited (富昌金融集團(企業)有限公司)

67. Fulbright Financial Group (Development) Limited (富昌金融集團(發展)有限公司)

68. Fulbright Financial Group (Hong Kong) Limited

Sch. I-3

SCHEDULE II

Subsidiary Guarantor Pledgors

1. Chang Ye Investment Company Limited (昌業投資有限公司)

2. Da Hua Investment Company Limited (大華投資有限公司)

3. Dong Chang Investment Company Limited (東昌投資有限公司)

4. Dong Sheng Investment Company Limited (東升投資有限公司)

5. Guang Feng Investment Company Limited (廣豐投資有限公司)

6. Heng Chang Investment Company Limited (恒昌投資有限公司)

7. Jie Feng Investment Company Limited (捷豐投資有限公司)

8. Jin Chang Investment Company Limited (進昌投資有限公司)

9. Rong Hui Investment Company Limited (榮輝投資有限公司)

10. Rui Jing Investment Company Limited (瑞景投資有限公司)

11. Tai An Da Investment Company Limited (泰安達投資有限公司)

12. Tai Chang Jian Investment Company Limited (泰昌建投資有限公司)

13. Tai Chong Fa Investment Company Limited (泰昌發投資有限公司)

14. Tai Chong Li Investment Company Limited (泰昌利投資有限公司)

15. Tai He Sheng Investment Company Limited (泰和盛投資有限公司)

16. Tai He Xiang Investment Company Limited (泰和詳投資有限公司)

17. Xie Mao Investment Company Limited (協茂投資有限公司)

18. Ye Chang Investment Company Limited (葉昌投資有限公司)

19. Zheng Zhong Tian Investment Company Limited (正中天投資有限公司)

20. Bakai Investments Limited (八凱投資有限公司)

21. Yifa Trading Limited (益發貿易有限公司)

22. Kaisa Holdings Limited

23. Central Broad Limited (中博有限公司)

24. Guo Cheng Investments Limited (國承投資有限公司)

25. Ri Xiang Investments Limited (日翔投資有限公司)

26. Yin Jia Investments Limited (銀佳投資有限公司)

27. Jet Smart Global Development Limited (捷利環球發展有限公司)

28. Apex Walk Limited (崴行有限公司)

29. Vast Wave Limited (廣濤有限公司)

Sch. II-1

30. Xian Zhang Limited (顯章有限公司)

31. Fulbright Financial Group (Enterprise) Limited (富昌金融集團(企業)有限公司)

32. Fulbright Financial Group (Development) Limited (富昌金融集團(發展)有限公司)

Sch. II-2

SCHEDULE III

Transactions with Shareholders and Affiliates Pursuant to Agreements in Effect on the Exchange Date

Related party transactions

Historically, the Group has engaged in various transactions with its major shareholders (“Related Party Transactions”). The Group has summarized such Related Party Transactions in its prior annual reports and interim reports published by the Group on the SEHK’s website. The following Related Party Transactions took place during 2013 and the six months ended 30 June 2014, details of which are set out as follows (which are reproduced from the Group’s 2014 Interim Report published on the SEHK’s website):

Name of the related parties	Relationship with the Group
Mr. Kwok Chun Wai	Controlling shareholder (up to 8 September 2015)

Mr. Kwok Ying Shing	Controlling shareholder (up to 8 September 2015) and thereafter a substantial Shareholder

In addition, Kaisa Group (Shenzhen) Co., Ltd. (佳兆業集團（深圳）有限公司) (“Kaisa Shenzhen”) and Shenzhen Fund Resources Investment Holding Company Limited (深圳市富德資源投資有限公司) (“Shenzhen Fund Resources Investment”) entered into a loan agreement in respect of a RMB1,500 million 12% secured loan on 19 December 2014 and a loan agreement in respect of a RMB1,377 million 12% secured loan on 8 April 2015, in connection with the joint acquisition of a parcel of land situated in Dapeng New District, Shenzhen, the PRC and the formation of a joint venture company by Kaisa Shenzhen and Sino Life Insurance Co., Ltd (生命人壽保險股份有限公司) (“Sino Life”).

Sino Life is a connected person of the Company by virtue of it being a substantial shareholder of the Company and Shenzhen Fund Resources Investment is a connected person of the Company by virtue of it being a wholly-owned subsidiary of Sino Life.

Sch. III-1

Key management compensation

	For the year ended 31 December	Six months ended 30 June	9 months ended 30 September
	2014	2014	2015
	(RMB in thousands)
	(unaudited)	(unaudited)	(unaudited)
Salaries and other short-term employee benefits	35,061	14,531	43,141
Retirement scheme contributions	496	218	268
Share option benefits	12,225	759	—

	47,782	15,508	43,408

Purchasing of services

	For the year ended 31 December	Six months ended 30 June	9 months ended 30 September
	2014	2014	2015
	(RMB in thousands)
	(unaudited)	(unaudited)	(unaudited)
Rental Expense[10]	1,859	917	1,433

Note:(1)	This represents payment of rental expense for various office premises to Mr. Kwok Chun Wai (as a Controlling Shareholder up to 8 September 2015) and Mr. Kwok Ying Shing (as a Controlling Shareholder up to 8 September 2015 and as a Substantial Shareholder thereafter). The rental expense paid during the year was determined at prevailing market rate of respective office premises.

[Each of the Group’s Related Party Transactions was entered into in the ordinary course of business, on fair and reasonable commercial terms, in the Group’s interests and the interests of the Group’s shareholders.]

[10]	To be confirmed.

Sch. III-2